Exhibit 99.1

The information contained herein is not complete and may be changed. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended. Additional information with respect to these securities has been filed with the U.S. Securities and Exchange Commission.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2023

INFORMATION STATEMENT

This information statement is being furnished in connection with the planned distribution (the “spin-off” or “distribution”) by Inpixon, a Nevada corporation (“Inpixon”), of 100% of the outstanding common shares held by Inpixon of its wholly owned, recently formed subsidiary, Grafiti Holding Inc., a British Columbia corporation (“Grafiti Holding”) to holders of Inpixon’s common stock, preferred stock and certain outstanding warrants (collectively, the “participating Inpixon securityholders”) on a pro rata basis. In connection with the spin-off, Inpixon Limited, a United Kingdom (“UK”) limited company, will change its name to “Grafiti Limited” (“Grafiti UK”) and Inpixon will transfer all of the outstanding shares of Grafiti Limited to Grafiti Holding, which will operate as a wholly owned subsidiary of Grafiti Holding (the “Reorganization”). Grafiti Holding, together with Grafiti UK may collectively be referred to in this information statement as “Grafiti,” “we,” “us,” “our”, “Company” and similar terms. Through Grafiti UK we operate a business in the UK providing a comprehensive set of data analytics and statistical visualization solutions for engineers and scientists, referred to as “SAVES” (the “Grafiti UK Business”). We are sending this information statement to describe the spin-off to Inpixon stockholders who will also be our shareholders after the spin-off. We expect the spin-off to occur on or about December [___], 2023 (the “spin-off date” or the “distribution date”). Immediately after the spin-off is completed, we will be an independent reporting company.

For every [     ] shares of Inpixon common stock held of record by you as of the close of business on [_____], 2023 (the “record date”), the record date for the distribution, you will receive one Grafiti common share. In addition, the holders of Inpixon’s preferred stock and certain outstanding warrants (the “participating warrants”) are entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the applicable record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations). At the election of the Company, fractional shares of Grafiti common shares that you would have received after application of the above ratio will be either rounded up to the nearest whole share or, if a trading market exists for Grafiti’s common shares, the fractional shares will be aggregated into whole shares, the whole shares will be sold in the open market at prevailing market prices and the aggregate net cash proceeds of the sales will be distributed pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. As discussed under the section titled “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Inpixon common stock after the record date and before the distribution, you also will be selling your right to receive Grafiti common shares in connection with the distribution. Inpixon and Grafiti expect an aggregate of [_____] Grafiti common shares to be distributed by Inpixon to the participating Inpixon securityholders on the distribution date.

No vote of Inpixon stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and WE ARE NOT ASKING YOU FOR A PROXY

We expect that the distribution will be a taxable transaction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences to U.S. Holders” on page 80.

Following the spin-off, Grafiti will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as Grafiti remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See “Our Business – Emerging Growth Company Status.”

Grafiti has entered into a Business Combination Agreement, dated October 23, 2023 (as may be amended from time to time, the “Business Combination Agreement”), by and among Inpixon, Damon Motors Inc., a British Columbia corporation (“Damon” or “Damon Motors”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Business Combination”). The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, as amended (the “Securities Act”), and approval of the listing of the Grafiti common shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Business Combination. Grafiti, after the closing of the Business Combination, is referred to herein as the “combined company.” Upon the consummation of the Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management.

Grafiti common shares are not publicly traded and there is currently no public market for our common shares. We expect that there will be no public trading market for the Grafiti common shares unless the Business Combination is consummated. Listing of the Grafiti common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti plans to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 13.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. Any representation to the contrary is a criminal offense.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The date of this information statement is [●], 2023.

You should rely only on the information contained in this information statement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This information statement is being furnished solely to provide information to Inpixon stockholders who will receive Grafiti common shares in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Inpixon. This information statement describes our business, our relationship with Inpixon, the distribution and the Business Combination, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common shares that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business, ownership of our common shares and the Business Combination, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

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SUPPLEMENTAL INFORMATION

Unless the context otherwise requires, references in this information statement are as follows:

Unless otherwise stated or the context otherwise requires, “Grafiti”, the “Company”, “we”, “our” and “us” means Grafiti Holding Inc., and our consolidated subsidiaries including Grafiti UK. References to Grafiti’s historical business and operations refer to the business and operations of Grafiti UK, which operates the Grafiti UK Business. Prior to the spin-off, all of the outstanding shares of Grafiti UK will be transferred by Inpixon to Gratifi.

Unless otherwise stated or the context otherwise requires, “Inpixon” means Inpixon, a Nevada corporation, and its consolidated subsidiaries.

MARKET AND INDUSTRY DATA

This information statement contains statistical data, estimates and information concerning Grafiti’s and Damon’s industries, including market positions and the size and growth rates of the markets in which Grafiti or Damon participates, that are based on independent industry publications and reports or other publicly available information, as well as other information based on Grafiti or Damon’s internal sources. Although the management of Grafiti or Damon, as applicable, believes the market and industry data included in this information statement are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Management has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which Grafiti or Damon operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements and Information.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Grafiti and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. Damon and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business, including “Damon,” “HyperDrive,” “HyperSport,” “HyperCross,” “HyperFighter,” “HyperLite,” “Shift,” and “Co-Pilot.” Other trademarks, trade names and service marks appearing in this information statement are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this information statement are listed without the applicable ®, ™ and SM symbols.

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INFORMATION STATEMENT SUMMARY

The following summary highlights information contained elsewhere in this information statement relating to the spin-off and the Business Combination. You should read this entire information statement including the risk factors, our management’s discussion and analysis of financial condition and results of operations, our historical financial statements, and the respective notes to those historical financial statements.

Our historical financial data has been prepared on a “carve-out” basis to reflect the operations, financial condition and cash flows specifically allocable to the Grafiti UK Business of Grafiti UK during all periods shown.

Except as otherwise indicated or the context otherwise requires, the information included in this information statement assumes the completion of the Reorganization and spin-off.

Grafiti

Grafiti is a holding company with operations through Grafiti UK, which operates the Grafiti UK Business. Grafiti is Inpixon’s primary distributor in the UK and certain other European countries of data analytics and visualization software products known as “SAVES” primarily for scientists and engineers. Our products can be downloaded to a user’s desktop. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the study of the efficacy of established drugs and therapies, and in epidemic propagation research, among other applications. Engineers use our products for a multitude of applications which include, but are not limited to, conducting surface modelling analysis and curve fitting in order to design new engineering processes, studying signal attenuation and propagation in radio engineering. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti was incorporated on October 17, 2023 in British Columbia, Canada for purposes of the spin-off transaction. Grafiti UK was formed by Inpixon on May 13, 2020 as a distribution arm for its SAVES products in the UK market and part of the European market.

Grafiti UK’s strategy is to build a broader, long term customer base by increasing its sales of Grafiti UK’s product offerings which will include cloud and Macintosh compatible data analytics and statistical visualization software products. We believe this will enable the Grafiti UK Business to focus on generating more recurring revenues in the future.

Corporate Information

The address of our principal executive office is 169 Bath Road, Slough, 4DX UK.

Our Internet website is www.grafiti.com and is currently under development. The information contained on, or that may be obtained from, our website is not a part of this information statement or the information statement of which it forms a part. We have included our website address in this information statement solely as an inactive textual reference.

Spin-off

In December of 2021, Inpixon announced that its Board of Directors had authorized a review of strategic alternatives, including a possible asset sale, merger with another company or spin-off of one or more of its business units in an effort to maximize shareholder value. Since then, Inpixon evaluated multiple opportunities and entered into definitive agreements with respect to three strategic transactions, consisting of the spin-off and sale of Inpixon’s enterprise apps business in March of 2023, a proposed business combination between Inpixon and XTI Aircraft Company (“XTI”) pursuant to an Agreement and Plan of Merger, dated as of July 24, 2023 (the “XTI Merger Agreement”), and the proposed business combination between Grafiti and Damon Motors pursuant to the Business Combination Agreement, to be consummated following the spin-off.

During the third quarter of 2023, Inpixon announced its intention to divest its SAVES lines of business as conducted in the United Kingdom from its real time location services and analytics business (the “Remaining Business”) as part of the divestiture of Inpixon’s solutions business lines required by the XTI Merger Agreement. Prior to the spin-off, Inpixon will transfer all of the shares of Grafiti UK to Grafiti. In order to effect the spin-off, Inpixon will distribute all of the common shares of Grafiti held by Inpixon to holders of Inpixon common stock and certain preferred stock and warrant holders pro rata on an as-converted to or as-exercised-for common stock basis. Subject to Inpixon and Grafiti receiving all necessary approvals and consents to complete the spin-off as further discussed below, we expect the spin-off to occur on or around December [___], 2023. Grafiti and Inpixon have entered into the Separation Agreement (as defined below) providing for the transfer of the Grafiti UK Business, including the Grafiti UK shares of common stock, to Grafiti and will enter into a transition services agreement which will govern various ongoing arrangements between the companies to facilitate the separation and transition of the Grafiti UK Business following the spin-off.

As a holder of Inpixon common stock, you will receive one Grafiti common share for every [ ] shares of Inpixon common stock you hold at the close of business on December [___], 2023, the record date for the spin-off. In addition, in accordance with the terms of Inpixon’s preferred stock charters and the participating warrants, each holder of Inpixon’s preferred stock and the participating warrants is entitled to participate in the spin-off distribution to the same extent that the holder would have participated if the holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the record date; provided, however, that certain holders of participating warrants may only receive Grafiti common shares upon exercise of the participating warrants held by such warrant holder. After the spin-off is complete, Inpixon will not own any Grafiti common shares, except such common shares or other securities that are anticipated to be issued to Inpixon in connection with the Business Combination. (See “The Business Combination Agreement - Bridge Note Investment”).

The spin-off is governed by a separation and distribution agreement, dated October 23, 2023 (as amended from time to time, the “Separation Agreement”), and an assignment and assumption agreement and a transition services agreement, to be entered into prior to the completion of the spin-off, each between Inpixon and Grafiti (collectively, the “Spin-off Documents”), which provide the terms and conditions of the separation of the two businesses and for the spin-off. Following the spin-off, Grafiti’s management team will include Nadir Ali, as Chief Executive Officer, President and the sole director. Nadir Ali, Chief Executive Officer and a director of Inpixon, currently serves as the sole officer and director of Grafiti and will continue to do so following the spin-off until the Business Combination is consummated.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to security holders of Inpixon who will receive Grafiti common shares in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Grafiti’s or Inpixon’s securities. The information contained in this information statement is believed by Grafiti to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Inpixon nor Grafiti will update the information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

Emerging Growth Company Status of Grafiti

Following the spin-off, Grafiti will be an “emerging growth company” as defined in the JOBS Act. As such, Grafiti will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Grafiti has not made a decision whether to take advantage of any or all of these exemptions. If Grafiti does take advantage of some or all of these exemptions, some investors may find Grafiti’s common shares less attractive. The result may be a less active trading market for Grafiti’s common shares and its share price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that Grafiti, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Grafiti has elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Proposed Business Combination with Damon

Grafiti has entered into the Business Combination Agreement, pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the Damon Surviving Corporation continuing as a wholly-owned subsidiary of Grafiti. The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti common shares on the Nasdaq after giving effect to the Business Combination. Upon the consummation of the Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management. See the section entitled “The Business Combination Agreement” for a more detailed description.

Damon

Damon Motors is a motorcycle manufacturing company that aims to transform the motorcycle industry by building a smart and technologically advanced motorcycle. Damon is developing the technology and investing in the capabilities to lead the industry transformation in the high-performance electric motorcycle market. With over 200 years of combined management and engineering experience across the team’s careers, and a commitment to low carbon personal mobility solutions, Damon is introducing existing enthusiasts to high-performance electric products while bringing new riders to the motorcycle community with first of its kind advances in zero emissions motorcycle performance, safety, connectivity and AI.

Founded in 2017, Damon Motors started reimagining the future of motorcycling by means of advanced safety design, electric vehicle powertrain technology and user experience. In 2019, Damon took its first alpha prototype motorcycles and safety systems into the field to test the concept. In 2021, Damon Motors expanded its operations and expertise with an R&D facility in San Rafael, California to accelerate the development and commercialization of its vehicles. Through core technology advancements, Damon’s electric motorcycles that began as prototypes are now in the advanced stages of product validation, on route to production.

Damon Motors was incorporated under the Business Corporations Act (British Columbia) on July 22, 2016 as Liive Video Solutions Inc. (“Liive Video Solutions”). On March 9, 2017, Liive Video Solutions changed its corporate name to “Damon Motors Inc.” Damon Motors’ head office is located at 704 Alexander Street, Vancouver, Canada and its registered and records office is located at 550 Burrard Street, Vancouver BC V6C 0A3, Vancouver, BC.

See the section entitled “Business of Damon” for a more detailed description.

Risk Factors

We face numerous risks related to, among other things, our business operations, our strategies, general economic conditions, competitive dynamics of the industry, our level of indebtedness, the legal and regulatory environment in which we operate, our status as an independent reporting company following the spin-off, and the Business Combination. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on our business, financial condition, results of operations or cash flows. We encourage you to review these risk factors carefully. Furthermore, this information statement contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements and Information.”

TERMS OF THE SEPARATION AND DISTRIBUTION

The spin-off will separate Inpixon Limited (referred to herein as “Grafiti UK”), which operates Inpixon’s SAVES line of business as conducted in the United Kingdom from its real time location services business, resulting in two independent reporting companies: Grafiti and Inpixon. The following is a brief summary of the terms of the spin-off. See the section entitled “The Separation and Distribution” for a more detailed description.

Distributing Company	Inpixon. After the spin-off, Inpixon will not own any Grafiti common shares, however, Inpixon is anticipated to receive Grafiti common shares and warrants in connection with the Business Combination pursuant as described under “The Business Combination Agreement - Bridge Note Investment.”

Spin-off Company	Grafiti. After the spin-off, Grafiti will be an independent reporting company.

Background and Primary Purposes of the Spin-off	Inpixon entered into an Agreement and Plan of Merger, dated July 25, 2023, with XTI (the “XTI Merger Agreement”), which is anticipated to close by the end of 2023. As a condition to closing the transactions contemplated under this agreement (the “Proposed XTI Transaction”), Inpixon is required to complete the divestiture of any business lines and other assets and liabilities that are not associated with its real time location services and analytics business (“RTLS Business”), including its Shoom, SAVES and Game Your Game lines of business and investment securities, as applicable by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing (the “Solutions Divestiture”). Grafiti UK is the primary distributor of the SAVES software products in the UK and certain other European countries (collectively, the “Grafiti UK Business”). To this end, Inpixon is pursuing the spin-off and the Business Combination in connection with the Solutions Divestiture with the goal of fulfilling its obligations in the Proposed XTI transaction and to further maximize value for Inpixon’s stockholders.

Record Date	Close of business on December [____], 2023.

Distribution Date	On or about [___], 2023.

Distribution Ratio	On the distribution date, holders of Inpixon common stock, preferred stock and participating warrants will receive [___] Grafiti common share for every [___] shares of Inpixon common stock held (or into which such preferred stock may be converted or participating warrant may be exercised) as of the close of business on the record date.

Treatment of Preferred Stock and Participating warrants	Holders of Inpixon’s outstanding preferred stock and certain of the participating warrants may be entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the applicable record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations); provided, however, that certain holders of participating warrants may only receive shares of Grafiti common shares upon exercise of the participating warrants held by such warrant holder prior to the record date.

Trading of Grafiti Common Shares	Grafiti common shares are not publicly traded and there is currently no public market for our common shares. Grafiti expects that there will be no public trading market for the Grafiti common shares unless the Business Combination is consummated. Listing of the Grafiti common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti plans to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

Trading of Inpixon Common Stock	Inpixon common stock will continue to trade “regular way,” reflecting the combined value of Inpixon and Grafiti until the spin-off date. Inpixon common stock may trade carrying due-bills representing Grafiti common shares beginning on or before the record date and continuing through the spin-off date. Due-bills may be redeemed for Grafiti common shares after the completion of the spin-off.

Securities to Be Distributed	In aggregate, approximately [____] Grafiti common shares will be distributed in the spin-off to holders of Inpixon common stock, preferred stock and participating warrants.

Distribution Agent	[ ](the “distribution agent”).

Distribution Mechanics	Before the spin-off date, Inpixon will deliver all of the outstanding Grafiti common shares to the distribution agent for distribution to holders of Inpixon common stock, preferred stock and participating warrants. Upon and following the consummation of the spin-off, Inpixon, with the assistance of the distribution agent, will electronically issue Inpixon common shares to the holders of Inpixon common stock, preferred stock and participating warrants by way of direct registration in book-entry form. The distribution agent will mail each recipient of Grafiti common shares a book-entry account statement that reflects such recipient’s Grafiti common shares.

Separation Agreement and Other spin-off Document	Grafiti has entered into the Separation Agreement with Inpixon, which sets forth the terms and conditions of the spin-off. Grafiti will also enter into the assignment and assumption agreement and the transition services agreement with Inpixon prior to completion of the spin-off to facilitate the separation of the Grafiti UK Business and the operation of Grafiti and Inpixon as independent reporting companies.

Conditions to the Spin-off	The spin-off will occur only if, among other things:

●	the transfer of Grafiti UK common shares held by Inpixon to Grafiti in accordance with the Separation Agreement has been completed;

●	our common shares shall have been registered under the Exchange Act and the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been mailed to the Inpixon stockholders and participating warrant holders;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	the Spin-off Documents will have been duly executed and delivered by the parties; and

●	No other events or developments exist or have occurred that, in the judgment of the board of directors of Inpixon, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Risks Relating to Ownership of Our Common Shares and the Distribution	Our business is subject to both general and specific risks and uncertainties relating to our business, the spin-off and the proposed Business Combination. You should read carefully “Risk Factors” beginning on page 13 of this information statement.

Grafiti Dividend Policy	After the spin-off, we intend to retain all earnings for the foreseeable future for use in the operation of our business. Consequently, we do not anticipate paying any cash dividends on our common share for the foreseeable future.

Tax consequences to Participating Inpixon securityholders	For U.S. federal income tax purposes, the spin-off is expected to be a taxable transaction. Each Inpixon stockholder and holder of participating warrants is urged to consult his, her or its own tax advisor as to the specific tax consequences of the distribution to him, her or it, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws, in light of his, her or its own circumstances. Please see the discussion under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders” on page 80 for a further discussion of the anticipated U.S. income tax consequences for U.S. Holders.

QUESTIONS AND ANSWERS ABOUT The spin-off

Set forth below are commonly asked questions and answers about the spin-off, and the transactions contemplated thereby or related thereto. You should read the sections entitled “The Separation and Distribution,” “The Separation Agreement” and “The Business Combination Agreement” of this information statement for a more detailed description of the matters described below.

Q:	What are the transactions contemplated by the spin-off?

A:	The spin-off is the separation of the Grafiti UK Business from Inpixon, which will be accomplished through a series of transactions that will result in Inpixon’s stockholders owning 100% of the outstanding Grafiti common shares held by Inpixon, following a transfer of 100% of the outstanding common shares of Grafiti UK from Inpixon to Grafiti and Grafiti operating the Grafiti UK Business. The distribution is the final step in the spin-off and will be a pro rata distribution completed prior to the consummation of the Business Combination.

Q:	What is Grafiti?

A:	Grafiti is currently a wholly-owned holding company subsidiary of Inpixon, incorporated under the laws of British Columbia. Following the spin-off, Grafiti will be an independent reporting company operating the Grafiti UK Business through Grafiti UK.

Q:	What is the reason for the spin-off?

A:	On July 25, 2023, Inpixon entered into an Agreement and Plan of Merger with XTI, which is anticipated to close by the end of this year. As a condition to closing the transactions contemplated under this agreement (the “Proposed XTI Transaction”), Inpixon is required to complete the divestiture of any business lines and other assets and liabilities that are not associated with the its real time location services and analytics business (“RTLS Business”), including its Shoom, SAVES and Game Your Game lines of business and investment securities, as applicable, by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing (the “Solutions Divestiture”). Grafiti UK is Inpixon’s primary distributor of the SAVES software products in the UK and certain other European countries (collectively, the “Grafiti UK Business”). To this end, Inpixon is pursuing the spin-off and the Business Combination in connection with the Solutions Divestiture with the goal of fulfilling its obligations in the Proposed XTI transaction and to further maximize value for Inpixon’s stockholders.

Q:	What will I receive in the spin-off?

For every [ ] shares of Inpixon common stock outstanding as of the record date and into which any preferred stock is convertible or participating warrant is exercisable, the holder(s) will be entitled to receive [ ] number of Grafiti common shares,. We expect an aggregate total of approximately [___] Grafiti common shares will be distributed. For additional information on the distribution, see the section titled “The Separation and Distribution.”

Q:	How will the separation of Grafiti from Inpixon be accomplished?

A:	To accomplish the separation, Inpixon will distribute all of the outstanding Grafiti common shares held by Inpixon to holders of Inpixon common stock, preferred stock and participating warrants on a pro rata basis in a distribution that is expected to be a taxable transaction for U.S. federal income tax purposes. The holders of Inpixon’s preferred stock and participating warrants, are entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the applicable record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations) provided, however, that certain holders of participating warrants will only receive Grafiti common shares upon exercise of the participating warrants held by such warrant holder prior to the distribution date.

Q:	What is the record date for the distribution?

A:	The record date for the distribution is [___], 2023.

Q:	When will the distribution occur?

A:	The completion and timing of the distribution depends on a number of conditions. Inpixon expects that all of the Grafiti common shares will be distributed by Inpixon on [___], 2023 to holders of record of shares of Inpixon common stock, preferred stock and participating warrants at the close of business on December [___], 2023, the record date for the distribution However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Q:	What do stockholders need to do to participate in the distribution?

A:	Stockholders of Inpixon as of the record date for the distribution will not be required to take any action to receive Grafiti common shares in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required or will be sought. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Inpixon common stock, or take any other action to receive your Grafiti common shares. Please do not send in your Inpixon stock certificates. The distribution will not affect the number of outstanding shares of Inpixon common stock or any rights of Inpixon stockholders, although it may affect the market value of each outstanding share of Inpixon common stock.

Q.	How will Grafiti common shares be issued in the spin-off?

A.	You will receive Grafiti common shares through the same channels that you currently use to hold or trade shares of Inpixon common stock, whether through a brokerage account or other channel. Receipt of Grafiti common shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own shares of Inpixon common stock as of the close of business on the record date, including shares owned in certificated or book-entry form or hold preferred stock or participating warrants, Inpixon, with the assistance of the distribution agent, will distribute Grafiti common shares to you or to your brokerage firm on your behalf in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your Grafiti common shares, or your bank or brokerage firm will credit your account for the shares.

Q.	Will Inpixon distribute fractional shares of Grafiti common share in the distribution?

A.	No. Inpixon will not distribute fractional shares of Grafiti common shares in the distribution. Inpixon will, in its sole discretion, either round up fractional shares that recipients of Grafiti common shares would otherwise have been entitled to receive or will, through its distribution agent, have the fractional shares be aggregated and sold in the public market and pay cash without any interest. If the fractional shares are aggregated and sold, the net cash proceeds of these sales will be distributed pro rata to those holders of common stock, preferred stock and participating warrants who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amount of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient Inpixon stockholders for U.S. federal income tax purposes.

Q.	What are the conditions to the distribution?

A.	The distribution is subject to final approval by the Inpixon board of directors as well as to a number of conditions, including those conditions set forth on page 62 of this information statement together with the following conditions, among others:

●	the transfer of assets and liabilities to Grafiti and Inpixon, respectively, in accordance with the Separation Agreement will have been completed;

●	the registration statement of which this information statement forms a part will be declared effective, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been mailed to the Inpixon stockholders and participating warrant holders;

●	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or “blue sky” laws of the United States will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	the Spin-off Documents will have been duly executed and delivered by the parties;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions; and

●	no other events or developments exist or have occurred that, in the judgment of the board of directors of Inpixon, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Inpixon and Grafiti cannot assure you that any or all of these conditions will be met. In addition, Inpixon can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the spin-off, see “The Separation Agreement—Conditions to the Distribution”.

Q.	Can Inpixon decide to cancel the distribution of Grafiti common shares even if all the conditions have been met?

A.	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section titled “The Separation and Distribution – Conditions to the Distribution.” Until the distribution has occurred, Inpixon has the right to terminate the distribution, even if all of the conditions are satisfied.

Q.	What if I want to sell my shares of Inpixon common stock or my Grafiti common shares?

A.	You should consult with your advisors, such as your stockbroker, bank, tax or other financial advisor, if you want to sell your shares of Inpixon common stock or your Grafiti common shares.

In accordance with the Business Combination Agreement, Grafiti shall apply lock-up terms to Grafiti common shares issued in the distribution that are substantially similar to those contained in the lock-up agreements applicable to Damon securityholders by incorporating such terms in its organization documents or through another mechanism. This means that your Grafiti common shares received in the distribution will be subject to lock-up restrictions for the period from the distribution to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% at the closing, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold.

Q.	What is “regular-way” and “ex-distribution” trading of Inpixon common stock?

A.	Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, two markets may develop in Inpixon common stock: a “regular-way” market and an “ex-distribution” market. Shares of Inpixon common stock that trade in the “regular-way” market would trade with an entitlement to Grafiti common shares distributed pursuant to the distribution. Shares of Inpixon common stock that trade in the “ex-distribution” market would trade without an entitlement to Grafiti common shares distributed pursuant to the distribution. If you hold shares of Inpixon common stock on the record date and then decide to sell any shares of Inpixon common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Inpixon common stock with or without your entitlement to Grafiti common shares pursuant to the distribution.

Q.	Will I be able to trade Grafiti common shares?

A.	Grafiti common shares are not publicly traded and there is currently no public market for our common shares. Grafiti expects that there will be no public trading market for the Grafiti common shares unless the Business Combination is consummated. Listing of the Grafiti common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti plans to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

Q.	What will happen to the listing of Inpixon common stock?

A.	Inpixon common stock will continue to trade on the Nasdaq Capital Market after the distribution under the symbol “INPX.”

Q.	Will the number of shares of Inpixon common stock that I own change as a result of the distribution?

A.	No. The number of shares of Inpixon common stock that you own will not change as a result of the distribution.

Q.	Will the distribution affect the market price of my shares of Inpixon common stock?

A.	Yes. As a result of the distribution, the trading price of Inpixon common stock immediately following the distribution may be lower than the “regular-way” trading price of such stock immediately prior to the distribution because the trading price will no longer reflect the value of the value added Grafiti UK Business. There can be no assurance that the aggregate market value of the Inpixon common stock and the Grafiti common shares following the distribution will be either higher or lower than the market value of Inpixon common stock prior to the distribution. This means, for example, that the combined trading prices of [____] shares of Inpixon common stock and one Grafiti common share after the distribution (representing [ ] number of Grafiti common shares to be received for every [. ] shares of Inpixon common stock outstanding or underlying participating securities as of the record date in the distribution) may be equal to, greater than or less than the trading price of one share of Inpixon common stock before the distribution.

Q.	What are the material U.S. federal income tax consequences of the distribution?

A.	The Company expects that the distribution will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution for U.S. holders, see the section titled “Material U.S. Federal Income Tax Consequences to U.S. Holders.”

Q.	What will Grafiti’s relationship be with Inpixon following the separation?

A.	After the distribution, Inpixon and Grafiti will be separate companies with separate management teams and separate boards of directors, except that Nadir Ali, Chief Executive Officer and director of Inpixon will also serve as the sole officer and director of Grafiti following the spin-off until the closing of the Business Combination. Grafiti has entered into the Separation Agreement with Inpixon to effect the separation and distribution and provide a framework for Grafiti’s relationship with Inpixon after the separation and will enter into certain other agreements prior to the completion of the spin-off, including a transition services agreement and an assignment and assumption agreement. These agreements provide for the separation between Grafiti and Inpixon of the assets, employees, liabilities and obligations of Inpixon and its subsidiaries attributable to periods prior to, at and after Grafiti’s separation from Inpixon and govern certain relationships between Grafiti and Inpixon after the separation. For additional information regarding the Separation Agreement and other transaction and commercial agreements, see the sections titled “Risk Factors — Risks Related to the Separation” and “The Separation Agreement.”

Q.	Are there risks associated with owning Grafiti common shares?

A.	Yes. Ownership of Grafiti common shares is subject to both general and specific risks, including those relating to Grafiti’s business, the industry in which it operates and its status as a separate, publicly traded company. Ownership of Grafiti common shares is also subject to risks relating to the separation. These risks are described in the section titled “Risk Factors” beginning on page 13. You are encouraged to read that section carefully.

Q.	Does Grafiti plan to pay dividends?

A.	Grafiti does not currently expect to pay dividends on its common shares. The declaration and payment of any dividends in the future by Grafiti will be subject to the sole discretion of its board of directors and will depend upon many factors. See the section titled “Dividend Policy.”

Q.	Who will be the distribution agent, transfer agent, registrar and information agent for the Grafiti common shares?

A.	The distribution agent, transfer agent and registrar for Grafiti common shares will be [ ]. If you are a registered stockholder, for questions relating to the transfer or mechanics of the stock distribution, you should contact the designated agent at [ ]. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact your bank or brokerage firm with any questions relating to the distribution.

Q:	What are the transactions contemplated by the proposed Business Combination ?

A:	Grafiti has entered into the Business Combination Agreement, pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the Damon Surviving Corporation continuing as a wholly-owned subsidiary of Grafiti. The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti common shares on the Nasdaq after giving effect to the Business Combination. Upon the consummation of the Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management.

Q:	Why did Inpixon decide not to separate Grafiti into a stand-alone reporting company and instead engage in the spin-off and the Business Combination with Damon?

A:	Inpixon determined that the spin-off and the Business Combination would be in the best interests of Inpixon and its stockholders because the spin-off and the Business Combination create significant opportunities and benefits to maximize value for Inpixon shareholders. In assessing and approving the spin-off and the Business Combination, Inpixon considered the unavailability of alternative transactions that would produce similar or better results for Inpixon and its stockholders. Inpixon decided to pursue the spin-off and the Business Combination with Damon rather than a stand-alone spin-off transaction because it determined that the expected value to Inpixon and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off transaction. The principal factor considered by Inpixon in reaching this decision, in addition to the factors noted above, was Damon’s business and prospects, after giving effect to the proposed Business Combination with Grafiti.

The principal countervailing factors considered by Inpixon in its deliberations concerning the spin-off and the Business Combination were:

●	the fact that the Damon transaction necessarily involved another party and therefore presented execution risks that would not be present in a single party transaction like a stand-alone spin-off;

●	the possibility that the Damon business will not perform in the anticipated manner;

●	risks relating to integrating the Grafiti UK Business with Damon’s current operations and the potential effects on the value of Grafiti common shares to be received in the spin-off and the Business Combination; and

●	the additional cost and expense that would be incurred to consummate the spin-off and Business Combination, in addition to significantly higher operating costs and expenses that would be incurred in connection with the acquisition of the Damon business following the consummation of the Business Combination.

After consideration of the above factors and based on information furnished by Damon to Inpixon, particularly in respect of the anticipated value of the combined business that Inpixon stockholders are anticipated to retain in relation to Inpixon’s current market cap value, Inpixon concluded that the expected value to Inpixon and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off of the Grafiti UK Business. See “The Separation and Distribution.”

Q:	What will I receive in the Business Combination?

A.	Following the distribution and upon the closing of the Business Combination, Grafiti will issue common shares in exchange of the outstanding equity securities of Damon, which is expected to result in the holders of the then outstanding Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination owning approximately 18.75%, and the Damon securityholders owning approximately 81.25%, of the common shares of the combined company on a fully-diluted basis immediately following the Business Combination. Inpixon stockholders will not receive any new Grafiti common shares in the Business Combination and will continue to hold the Grafiti common shares they received in the distribution.

Q.	Who will serve on the board of directors and who will manage the combined company after the Business Combination?

A.	Following the Business Combination, pursuant to the terms of the Business Combination Agreement, the directors of the combined company will be appointed by Damon except one director will be appointed by Grafiti. In addition, following the Business Combination, the majority of the combined company’s directors will be independent, as determined in accordance with the criteria for independence required by the Nasdaq rules. The Chief Executive Officer and Chief Financial Officer of Damon immediately prior to the closing will serve in the same respective offices of the combined company following the closing. See “The Business Combination Agreement—Directors and Officers of Inpixon Following the Business Combination.”

Q.	What are the conditions to the consummation of the Business Combination?

A.	The consummation of the Business Combination is subject to the satisfaction or waiver of a number of conditions, including:

●	the approval by Damon’s securityholders of the required securityholder approval matters;

●	no governmental authority has enacted, issued or enforced any law or order that is then in effect and has the effect of making the Business Combination illegal or other prohibits the consummation of the Business Combination, and no law is in effect that makes the consummation of the Business Combination illegal or otherwise prohibits or enjoins Damon or Inpixon or its affiliates from consummating the Business Combination;

●	the registration statement of which this information statement forms a part shall have become effective and the SEC has indicated that it has completed its review, and no stop or similar order shall be in effect with respect to the Registration Statement;

●	the Grafiti common shares have been approved for listing on the Nasdaq and Grafiti has received all necessary approval for the initial listing and the combined company will be able to satisfy the Nasdaq initial listing requirements upon closing;

●	the interim and final orders issued by the applicable court in British Columbia approving the Business Combination shall have been obtained on terms consistent with the Business Combination Agreement;

●	all applicable antitrust approvals have been obtained, all necessary notifications and filings have been made;

●	Dissent rights shall not have been exercised with respect to Damon shares representing more than 5% of votes attached to the issued and outstanding Damon Shares;

●	subject to certain exceptions, the accuracy of representations and warranties and the performance of covenants by each party in the Business Combination Agreement;

●	no material adverse effects have occurred and uncured; and

●	receipt of customary closing documents.

For a complete discussion of all of the conditions to the Business Combination, see “The Business Combination Agreement—Conditions to the Completion of the Business Combination”.

Q.	When will the Business Combination be completed?

A.	The parties currently expect that the Business Combination will be completed in the first quarter of 2024. However, neither Grafiti or Damon can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of the companies could result in the Business Combination being completed at a different time or not at all. Before the Business Combination can be completed, the spin-off must be completed and Damon must the approval of its securityholders and the final order issued by the applicable court in British Columbia approving the Business Combination, among other closing conditions the parties need to satisfy or waive. The outside date for consummation of the Business Combination is March 31, 2024, which may be extended by either party for 30 days, and thereafter by both parties for an additional 30 days. See “The Business Combination Agreement — Conditions to the Completion of the Business Combination” for more information.

Q.	What are the material U.S. federal income tax consequences of the Business Combination?

A.	Subject to the terms of the Business Combination Agreement, the Business Combination will be completed under the laws of British Columbia, Canada, by Canadian business entities. Inpixon stockholders and the Grafiti shareholders immediately prior to the Business Combination will not receive any common shares issued at the closing of the Business Combination. As a result, the Business Combination should not have any U.S. federal income tax consequences for impact on Inpixon, Grafiti, or any Inpixon stockholder or Grafiti shareholder immediately prior to the Business Combination.

Q. Where can I find more information about Inpixon and Grafiti?

A.	If you have any questions relating to Inpixon, Grafiti and the performance of their businesses, you should contact:

Inpixon
2479 E. Bayshore Road, Suite 195
Palo Alto, California 94303
Attn.: Nadir Ali, Chief Executive Officer
Inpixon’s website is http://inpixon.com/.

RISK FACTORS

You should carefully consider the following risk factors, together with information contained or incorporated by reference in this information statement in evaluating us and our common shares. The risks described below are the material risks, although not the only risks relating to the spin-off and the Business Combination. If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on Grafiti’s business, financial condition, results of operations or cash flows after the spin-off and the Business Combination. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Grafiti’s Business

We have a strategic acquisition strategy which may make it difficult for potential investors to evaluate our future business. Furthermore, due to the risks and uncertainties related to the acquisition of new businesses, any such acquisition does not guarantee that we will be able to attain profitability.

We have a strategic acquisition strategy and have entered into the Separation Agreement and the Business Combination Agreement concurrently. This may make it difficult for potential investors to evaluate our future business. Although we may receive indemnification protections in connection with these acquisitions from undisclosed liabilities of the businesses we may acquire, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of any of the businesses we may acquire may not renew their relationships, for which there likely will be no indemnification. Accordingly, our business faces risks from inherent uncertainties of acquiring businesses in a competitive environment. There is no assurance that our acquired businesses will be successful or that we will attain profitability.

We may not be able to successfully integrate the business and operations of entities that we may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of these acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.

Integrating the technology and operations acquired in connection with potential future acquisitions involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential increase in operating costs;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to maintain effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs to successfully integrate operations, technologies, personnel of acquired businesses and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial or strategic benefits of future acquisitions which could have a material adverse effect on our business, financial condition and results of operations.

Even if we are able to successfully operate the acquired businesses, we may not be able to realize the revenue and other synergies and growth that we anticipate from these acquisitions in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of certain risks:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies’ current and future products as expected;

●	the possibility that we may have entered a market with no prior experience and may not succeed in the manner expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or return on invested capital when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of such acquisitions.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition and operating results.

If we are successful in consummating acquisitions, including the currently Business Combination, those transaction could subject us to a number of risks, including:

●	the purchase price we pay or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Our ability to successfully execute our business plan may require additional debt or equity financing, which may otherwise not be available on reasonable terms or at all.

Based on our current business plan, which includes the consummation of the Business Combination, we will need additional capital to support our operations, which may be satisfied with additional debt or equity financings. Future financings through equity offerings by us will be dilutive to existing stockholders. In addition, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting or consent rights, and the issuance of warrants, convertible notes or other derivative securities. We may also issue incentive awards under our equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could affect the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations by, for example, selling certain assets or business segments.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Future acquisitions may require substantial expansion of our systems, workforce and facilities and our corporate strategy includes plans for continued acquisitions of complementary technologies and businesses in furtherance of our growth plans. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of future acquisitions could place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

We have a history of operating losses and there is no assurance that we will be able to achieve profitability or raise additional financing or continue as a going concern.

We have a history of operating losses. We have incurred net losses attributable to our stockholders of approximately $73,800 and $63,800 for the fiscal years ended June 30, 2023 and 2023, respectively. This increase in loss of approximately $10,000 was primarily attributable to lower revenues of approximately $65,000 offset by lower operating expenses of approximately $55,000. The ability of our company to continue as a going concern is dependent upon our attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. While our costs have decreased by 13% as compared to the same period for 2022, these cost reductions are not sufficient to cover our operating losses. Our management is evaluating options and strategic transactions and continuing to market and promote our product offerings to increase revenues, however, there is no guarantee that these efforts will be successful or that we will be able to achieve or sustain profitability. We have funded our operations primarily with proceeds from our parent corporation. Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurance that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price if our common shares become publicly traded.

Our ability to achieve profitability is more challenging when sales slow due to adverse economic conditions, notwithstanding our cost reduction efforts, because our cost reduction efforts may not be sufficient to offset declining gross profit.

Adverse economic conditions may result in lower demand for the products we sell. When we experience a rapid decline in demand for products we experience more difficulty in achieving the gross profit and operating profit we desire due to the lower sales and increased pricing pressure. The economic environment may also result in changes in vendor terms and conditions, such as rebates, cash discounts and cooperative marketing efforts, which may also result in downward pressure on our gross profit. As a result, there is pressure to reduce the cost of operations in order to maximize operating profits. To the extent we cannot reduce costs to offset such decline in gross profits, our operating profits typically deteriorate. The benefits from cost reductions may also take longer to fully realize and may not fully mitigate the impact of the reduced demand or changes in vendor terms and conditions. Should we experience a decline in operating profits or not achieve the planned level of growth in operations of previously acquired businesses, the valuations we develop for purposes of our goodwill impairment test may be adversely affected, potentially resulting in impairment charges. In addition, deterioration in the financial and credit markets heightens the risk of customer bankruptcies and delays in payment.

Our competitors can take more market share by reducing prices on our most profitable vendor products, causing us to reduce prices on such products.

The technology distribution industry is characterized by intense competition, based primarily on product availability, credit terms and availability, price, effectiveness of information systems and e-commerce tools, speed of delivery, ability to tailor specific solutions to customer needs, quality and depth of product lines and training, service and support. Our customers are not required to purchase any specific volume of products from us and may move business if pricing is reduced by competitors, resulting in lower sales. As a result, we must be extremely flexible in determining when to reduce prices to maintain market share and sales volumes and when to allow our sales volumes to decline to maintain our desired level of profitability for our products. We compete with a variety of regional, national and international distributors and resellers, some of which may have greater financial resources than us. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, vendors may choose to market their products directly to end-users, rather than through distributors such as us, and this could adversely affect our business, financial condition and results of operations.

Failure to obtain adequate product supplies or licenses from our primary vendor, or a significant change in vendor prices, terms or conditions of sale by our largest vendor may negatively affect our financial condition and results of operations.

All of our revenues are derived from the sale of product licenses we purchase from Inpixon or its successors. Inpixon has and its successors will have significant negotiating power over us and rapid, significant, or adverse changes in sales terms and conditions, such as competitive pricing as well as reducing the level of purchase discounts and rebates this or any new vendor makes available to us, may reduce the profit we can earn on these vendors’ products and result in loss of revenue and profitability. Our gross profit could be negatively impacted if we are unable to pass through the impact of these changes to our distributors, resellers and customers. Additionally, significant changes in vendor payment terms or payment arrangements could negatively impact our liquidity and financial condition. Inpixon is also our parent company and while we intend to enter into a formal written distribution and license agreement prior to the completion of the spinoff, we do not currently have a written agreement in place and the termination of our relationship as a primary distributor of Inpixon’s SAVES products could have a material adverse effect on our financial condition and operating results. The loss of a relationship with our key vendor, a change in their strategy (such as increasing direct sales vs. relying on distributors and resellers for the sale of their products), selling more and at better terms to existing or new competing distributors, a merger or reorganization of Inpixon or its successors or significant changes in terms on Inpixon’s or its successors’ products may adversely affect our business.

A delay in the completion of our customers’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our customers to purchase products and services from us to maintain and increase our earnings, however, customer purchases are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. If sales expected from a specific customer are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our customers may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our customers for any reason, our business and financial condition could be adversely affected.

If our products fail to satisfy customer demands or to achieve increased market acceptance, our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products are critical to our continued success. Demand for our products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the statistical analytics and visualization market. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our products, our business operations, financial results and growth prospects will be materially and adversely affected.

Defects, errors, or vulnerabilities in the products or services that we sell or the failure of such products or services to prevent a security breach, could harm our reputation and adversely affect our results of operations.

Because the products we sell are complex, they have contained and may contain software design errors or software bugs that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ products and thereby leave customers vulnerable to advanced persistent threats (APTs) or security attacks.

Any defects, errors or vulnerabilities in the products we sell could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	delayed or lost revenue;

●	loss of existing or potential customers or partners;

●	increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any such claims or litigation. In addition, litigation and other legal claims are subject to inherent uncertainties. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of threatened litigation.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions on our hosted Cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, invasions, disruptions, cyber security threats, hacker attacks, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us financial or reputational damage, interrupt or suspend our operations, subject us to legal action and increased regulatory oversight, or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

We may enter into joint venture, teaming and other arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have material adverse results on our business and results of operations.

We may enter into joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

One customer accounted for approximately 16% of our gross revenue during the fiscal year ended June 30, 2023. No customer accounted for more than 10% of our gross revenue during the fiscal years ending June 30, 2022 or 2021; however, each of these customers may or may not continue to be a significant contributor to revenue in 2024. The loss of a significant amount of business from one of our major customers could materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

The growth of our business is dependent on increasing sales to our existing customers and obtaining new customers, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, meeting customers’ needs and expectations, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure by us to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing customer needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement solutions that anticipate and respond to rapid changes in technology, the industry, and customer needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We offer one vendor’s product offerings and are dependent on our customers demand for this vendor’s products. There can be no assurances that consumer or commercial demand for our future products will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results. Unless we are able to release location based products that meet a significant market demand, we will not be able to improve our financial condition or the results of our future operations.

Digital threats such as cyber-attacks, data protection breaches, computer viruses or malware may disrupt our operations, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our customers’ networks, or in cloud-based services provided by or enabled by us, could result in liability for us, damage our reputation or otherwise harm our business.

Despite our implementation of network security measures, the products and services we sell to customers, and our servers, data centers and the cloud-based solutions on which our data, and data of our customers, suppliers and business partners are stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, malicious acts, and similar disruptions from unauthorized tampering or human error. Use of our products and services in our customers’ environments may have the possibility of being breached as a result of acts other than our customers exposing confidential and sensitive information. Despite our security controls and measures, any such event could compromise our networks or those of our customers, and the information stored on our networks or those of our customers could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and meet with resistance, and may not be successful. Breaches of network security in our customers’ networks, or in cloud-based services provided by or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

Our international business exposes us to geo-political and economic factors, legal and regulatory requirements, public health and other risks associated with doing business in foreign countries.

We provide our products and services to customers in many countries beyond the United Kingdom. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as Canadian and UK foreign policy.

Our international sales are also subject to local government laws, regulations and procurement policies and practices, which may differ from the UK Government regulations, including regulations relating to import-export control, investments, foreign exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively affect our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

In addition, our international operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as 2019-Novel Coronavirus (2019-nCoV), avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. For example, as a result of the Coronavirus outbreak, our ability to source internal connection cables for certain of our sensors has been delayed, which will require us to source these components from other vendors at a higher price that may result in an increase in our costs to produce our products In the event our customers are materially impacted by these events, it may impact anticipated orders and planned shipments for our products. With respect to political factors, the United Kingdom’s 2016 referendum, commonly referred to as “Brexit,” has created economic and political uncertainty in the European Union. Also, the European Union’s General Data Protection Regulation imposes significant new requirements on how we collect, process and transfer personal data, as well as significant fines for non-compliance. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on our business.

Our international operations are subject to special government laws and regulations, such as the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act of 2010, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our registration with the SEC and international operations subject us to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations in various jurisdictions, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act 2010 (“Bribery Act”), and other applicable laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. These laws and regulations apply worldwide. Our international activities create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA and the Bribery Act, even though these parties are not always subject to our control. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. Similarly, it is a defense under section 7 of the Bribery Act if a company has implemented “adequate procedures” designed to ensure compliance with the provisions of the Bribery Act. A violation of these laws or regulations could adversely affect our business, reputation, financial condition and results of operations.

We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions laws or import-export control regulations could subject us to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, reputation, financial condition and results of operations.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in Canada, the UK, the European Union and elsewhere around the world. Weak economic conditions generally, sustained uncertainty about global economic conditions, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit globally, have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and uncertain global outlook. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

Domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, broadly defined and rapidly evolving. Such regulation could directly restrict portions of our business or indirectly affect our business by constraining our customers’ use of our technology and services or limiting the growth of our markets.

We are subject to diverse laws and regulations relating to data privacy and security, including the United Kingdom data protection regime consisting primarily of the UK General Data Protection Regulation (UK GDPR) and the UK Data Protection Act 2018 and, in the EEA, Regulation 2016/679, known as the EEA General Data Protection Regulation (GDPR). The GDPR and UK GDPR implement stringent operational requirements for controllers of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data (including, in certain circumstances for marketing and other follower engagement), more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, additional obligations when we contract third-party processors in connection with the processing of personal data, and certain restrictions when transferring personal data outside of the UK.

Failure to comply with European Union laws, including failure under the GDPR and UK GDPR, Data Protection Act 2018, ePrivacy Directive and other laws relating to the security of personal data may result in fines up to €20 million (or £17.5 million under the UK GDPR) or up to 4% of the total worldwide annual turnover of the preceding financial year, if greater, and other administrative penalties including criminal liability, which may be onerous and adversely affect our business, financial condition, results of operations and prospects. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. Failure to comply with the GDPR and related laws may lead to increased risk of private actions from data subjects and consumer not-for-profit organizations, including a new form of class action that is available under the GDPR.

In recent years, US and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the United Kingdom, marketing is defined broadly to include any promotional material and the rules specifically on electronic marketing are currently set out in the ePrivacy Directive (which is implemented in the United Kingdom by the Privacy and Electronic Communications Regulations; this remains in force following the United Kingdom’s departure from the European Union), which requires informed consent for the placement of a cookie or similar technologies on a user’s device and for certain direct electronic marketing. The regime also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology, and non-compliance with marketing and cookies laws could lead to litigation, regulatory investigations, enforcement notices or monetary penalties. Further regulation or more stringent enforcement of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions on our online activities, including efforts to understand followers’ internet usage and promote ourselves to them.

In addition, our services may be subject to regulation under current or future laws or regulations implemented by governments and agencies of foreign jurisdictions where we currently or may in the future operate as these jurisdictions have adopted and could in the future adopt, modify, apply or enforce laws, policies, and regulations covering user privacy, data security, technologies that are used to collect, store and/or process data, and/or the collection, use, processing, transfer, storage and/or disclosure of data associated with individuals. The categories of data regulated under these laws vary widely, are often broadly defined, and subject to new applications or interpretation by regulators. The uncertainty and inconsistency among these laws, coupled with a lack of guidance as to how these laws will be applied to current and emerging indoor positioning analytics technologies, creates a risk that regulators, lawmakers or other third parties, such as potential plaintiffs, may assert claims, pursue investigations or audits, or engage in civil or criminal enforcement. These actions could limit the market for our services and technologies or impose burdensome requirements on our services and/or customers’ use of our services, thereby rendering our business unprofitable.

If our treatment of data, privacy practices or data security measures fail to comply with these current or future laws and regulations in any of the jurisdictions in which we collect and/or process information, we may be subject to litigation, regulatory investigations, civil or criminal enforcement, financial penalties, audits or other liabilities in such jurisdictions, or our customers may terminate their relationships with us. In addition, data protection laws, such as the GDPR, foreign court judgments or regulatory actions could affect our ability to transfer, process and/or receive transnational data that is critical to our operations, including data relating to users, customers, or partners outside the United States. For instance, the GDPR restricts transfers of personal data outside of the European Economic Area, including to the United States, subject to certain requirements. Such data protection laws, judgments or actions could affect the manner in which we provide our services or adversely affect our financial results if foreign customers and partners are not able to lawfully transfer data to us.

The ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield frameworks and the European Commission’s Model Contractual Clauses, each of which are currently under particular scrutiny. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Any actual or perceived failure by us to comply with our privacy policy or legal or regulatory requirements in one or multiple jurisdictions could result in proceedings, actions and penalties against us.

Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal data or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the UK, Canada, EU, the United States and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data.

If we are perceived to cause, or are otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism, financial penalties and potential legal liability. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of personal data may create negative public reactions to technologies, products and services that we sell. Public concerns regarding personal data processing, privacy and security may cause some of our customers’ end users to be less likely to visit their venues or otherwise interact with them. If enough end users choose not to visit our customers’ venues or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our service, and slow or eliminate the growth of our business, or cause our business to contract.

Around the world, there are numerous lawsuits in process against various technology companies that process personal information and personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Furthermore, the costs of compliance with, and other burdens imposed by laws, regulations and policies concerning privacy and data security that are applicable to the businesses of our customers may limit the use and adoption of our technologies and reduce overall demand for it. Privacy concerns, whether or not valid, may inhibit market adoption of our technologies. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or require us to make modifications to our existing services and technology, which could significantly limit the adoption and deployment of our technologies or result in significant expense.

The lasting effects of the COVID-19 pandemic, and the potential impact of new pandemics or public health issues, could adversely affect our business, operations, financial condition and results of operations, and the extent to which the effects of the pandemic will impact our business, operations, financial condition and results of operations remains uncertain.

While the unprecedented challenges posed by the COVID-19 pandemic over the last few years are subsiding, there continue to be lasting effects that may continue to result in significant volatility and business and economic disruptions and uncertainty. We have taken steps to protect our employees and we continue to operate all of our services. However, the impact of the remaining effects of the pandemic, and the possibility of new pandemics or health issues, on our business, operations, financial condition, and results of operations is uncertain and difficult to predict. It will depend on numerous evolving factors that we may not be able to control or predict, including:

●	the duration and scope of the pandemic;

●	the extent to which the national, local and regional government authorities may take action to control and prevent the spread of new or more vaccine resistant variants that may emerge;

●	the extent and effectiveness of responsive actions by authorities and the impact of these and other factors on our employees, customers and vendors;

●	the impact of the pandemic on our employees;

●	the extent to which we are able to maintain and replace critical internet infrastructure components, when necessary;

●	our continued ability to execute on business continuity plans for the maintenance of our critical internet infrastructure, while most of our employees continue to work remotely; and

●	any negative impact on the demand for our services and products resulting from the economic disruption caused by the pandemic and responses thereto.

If we are unable to successfully respond to and manage the impact of the pandemic, and the resulting responses to it, our business, operations, financial condition and results of operations could be adversely impacted.

Risks Related to the Separation and Distribution

The proposed spin-off may not be completed on the currently contemplated timeline, or at all, may cause us to incur more expenses than anticipated and may not achieve the intended benefits.

The separation of Grafiti from Inpixon is subject to the effectiveness of the registration statement of which this information statement is a part. There can be no assurance as to when the spin-off will occur. We expect the process of completing the proposed spin-off will be time-consuming and involve significant costs and expenses, which may be significantly higher than what we currently anticipate, may increase in the event that the timing of the spin-off is delayed and may not yield intended benefits. Completing the proposed spin-off, as well as performing our obligations under the transition services agreement to be entered into with Inpixon for a period of time after the separation and distribution will require significant time and attention from our senior management and employees, which could adversely affect our business, financial results and results of operations.

Separating the Grafiti UK Business from the remainder of Inpixon’s SAVES may also adversely affect the Grafiti UK Business following the separation and distribution, which could negatively impact our financial condition and results of operations. Moreover, we may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the separation and distribution, which could materially and adversely affect our business, financial condition and results of operations and lead to increased volatility in the price of our common share.

After the spin-off, certain members of management and directors will hold stock in both Inpixon and Grafiti, and as a result may face actual or potential conflicts of interest.

After the spin-off, certain of the management and directors of each of Inpixon and Grafiti may own both Inpixon common stock and Grafiti common shares and may also receive equity awards issued by Grafiti. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and Inpixon’s management and directors face decisions that could have different implications for Grafiti and Inpixon. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Grafiti and Inpixon regarding the terms of the agreements governing the spin-off and our relationship with Inpixon thereafter. Potential conflicts of interest may also arise out of any commercial arrangements that Grafiti or Inpixon may enter into in the future.

We expect the distribution to be a taxable event and you may need to use cash from other sources to cover your tax liability.

We anticipate that the distribution will be a taxable event for U.S. federal income tax purposes. If you, as a U.S. holder, receive Grafiti common shares in the distribution, you will generally be treated as receiving a taxable distribution equivalent to the fair market value of the Grafiti common shares. If the distribution causes you to recognize taxable income, you will need to use cash from other sources to pay your tax liability because we will not be distributing cash in addition to the Grafiti common shares. Please see a more detailed discussion under “Material U.S. Federal Income Tax Consequences.”

Risks Related to Grafiti’s Common Shares

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this information statement. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to provide selected financial data in the information statements and periodic reports that we file with the SEC, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, and if our common shares become publicly traded, such trading market may be less active than it otherwise could be if we were not to take advantage of such exemptions, and our share price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to take advantage of this extended transition period, and therefore, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

We do not intend to pay cash dividends to our shareholders.

We do not intend to pay cash dividends to our shareholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future.

Indemnification of our officers and directors may cause us to use corporate resources to the detriment of our shareholders.

Our articles eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by British Columbia law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Until October 17, 2028, our articles require us to indemnify our directors and officers to the fullest extent permitted by British Columbia law, including in circumstances in which indemnification is otherwise discretionary under British Columbia law.

Under British Columbia law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, excise taxes and amounts paid in settlement, actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

The obligations associated with being a reporting company require significant resources and management attention, which may divert resources and attention from our business operations.

Once the registration statement of which this information statement is a part becomes effective, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires us to file annual, quarterly and current reports, proxy statements, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer are required to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire or retain the services of financial reporting, internal controls experts and other financial personnel or consultants in order to establish and maintain appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a reporting company may divert management’s attention from improving our business, results of operations and financial condition.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. This may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.

Reporting company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a reporting company, these rules and regulations will increase our compliance costs and make certain activities more time consuming and costly. As a reporting company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our share price may be volatile, if our shares become publicly traded.

If our common shares become publicly traded, the market price of our common shares is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	sales of our common shares;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies or successfully integrate acquired businesses;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common shares, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common shares;

●	the development and sustainability of an active trading market for our common shares; and

●	any future sales of our common shares by our officers, directors and significant shareholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of publicly traded companies. These market fluctuations may also materially and adversely affect the market price of our common shares, if our common shares become publicly traded.

We expect that there will be no public trading market for our common shares unless the Business Combination is consummated. If our common shares become publicly traded, the shares may be thinly traded, and the price may not reflect our value. There can be no assurance that there will be an active market for shares of our common shares if trading begins.

We expect that there will be no public trading market for our common shares unless the Business Combination is consummated. Listing of our common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, we plan to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

If trading of our common shares begins, the shares may be thinly traded and the price per share may not reflect our actual or perceived value. If our common shares become publicly traded, there can be no assurance that there will be an active market for such shares. The market liquidity will be dependent on the perception of our operating business, among other things. If our common shares become publicly traded, we plan to take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash or equity securities. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, even if our common shares become publicly traded, investors may not be able to liquidate their shares at all or liquidate their shares at a price that reflects the value of our business. If an active market should develop, the price may be highly volatile. If there is a relatively low per-share price for our common shares, many brokerage firms or clearing firms may not be willing to effect transactions in our common stock or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced common share as collateral for any loans.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares, if our common shares become publicly traded.

Other than any restrictions during the Interim Period (as defined below) in accordance with the Business Combination Agreement, we are generally not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. If our common shares become publicly traded, the market price of our common shares could decline as a result of sales of common shares or securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or the perception that such sales could occur.

We may not be able to satisfy the initial listing criteria of the Nasdaq Stock Market or any alternative market in connection with the Business Combination. If our common shares do become publicly traded, we cannot assure you that the market for our common shares will become sufficiently active for you to liquidate your shares.

We cannot assure you that we will be able to meet the initial listing standards of the Nasdaq Stock Market or any alternative market, or that we will be able to maintain any such listing, although we plan to apply to list our common shares on the Nasdaq Stock Market in connection with the Business Combination. The listing of our common shares on the Nasdaq Stock Market is a condition to consummating the Business Combination. We expect that a significant portion of the combined company’s common shares will be subject to the lock-up restrictions described elsewhere in this information statement at the closing of the Business Combination, which may adversely affect the liquidity in the trading market for our common shares initially after the Business Combination closes, even if we are able to obtain a listing on Nasdaq.

If the proposed Business Combination Agreement is terminated, or the condition to list our common shares on Nasdaq is waived by Damon, our common shares could become eligible to be quoted on an over-the-counter market maintained by OTC Markets Group Inc. In the over-the-counter markets, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common shares. In addition, if our common shares fail to meet certain criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common shares, which may further adversely affect their liquidity. This would also make it more difficult for us to raise additional capital.

If our shares are delisted from Nasdaq or becomes subject to “penny stock” rules due to pricing, it would become more difficult to trade our shares.

If we are approved for the initial listing of our common shares on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s continued listing requirements in order to maintain the listing of our securities on Nasdaq. Nasdaq Listing Rule 5450(a)(1) requires listed companies to maintain a minimum bid price of at least $1 per share. From time to time, our stock may have a trading price below $1 per share. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to regain compliance with the applicable listing requirements, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement again in the future or prevent future non-compliance with Nasdaq’s other listing requirements.

In addition, SEC rules and regulations require additional disclosure in connection with certain transactions involving a penny stock. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Risks Related to the Business Combination

If the Business Combination is consummated, Grafiti shareholders will experience substantial dilution.

It is anticipated that, upon the consummation of the Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination, will retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management. In addition, see above “Risks Related to Grafiti’s Common Shares — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.”

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

Even if the Business Combination is approved by the Damon securityholders and the applicable British Columbia court, other specified conditions such as Nasdaq Stock Market approval of the initial listing of our shares must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. See “The Business Combination Agreement – Conditions to the Completion of the Business Combination”. Grafiti and Damon may not satisfy all of the conditions to the closing in the Business Combination Agreement, and, accordingly, the Business Combination may not be completed. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Grafiti and Damon to each lose some or all of the intended benefits of the Business Combination. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time prior to the Closing, or Grafiti or Damon may elect to terminate the Business Combination Agreement in certain other circumstances.

The Business Combination may be completed even though certain events occur prior to the closing that materially and adversely affect Grafiti or Damon.

The Business Combination Agreement provides that either Grafiti or Damon can refuse to complete the Business Combination if there is a material adverse change affecting the other party between October 23, 2023, the date of the Business Combination Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on either party, including:

●	general changes in the financial or securities markets or general economic or political conditions in the country or region in which either party does business, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes, conditions or effects that generally affect the industries in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States or the Public Health Agency of Canada), and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses; and

●	any failure to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

If adverse changes occur and Grafiti and Damon still complete the Business Combination, the market price of the combined company’s common shares may suffer. This in turn may reduce the value of the Business Combination to the shareholders of Grafiti, Damon or both.

Termination of the Business Combination Agreement could negatively impact Grafiti

If the Business Combination is not completed for any reason, including the Damon securityholders or the applicable British Columbia court failing to approve the Business Combination or the Nasdaq Stock Market failing to approve the initial listing of our common shares, the ongoing businesses of Grafiti may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Grafiti would be subject to a number of risks, including the following:

●	Grafiti may experience negative reactions from its customers, vendors and employees;

●	Grafiti will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

●	since the Business Combination Agreement restricts the conduct of Grafiti’s business prior to completion of the Business Combination, Grafiti may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and the board of directors of Grafiti seeks another merger or business combination, we cannot assure you that we will be able to find another acquisition target or that such other merger or business combination will be completed and there can be no assurance that Grafiti will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Business Combination Agreement.

Failure to complete the Business Combination may result in Damon paying a termination fee to Inpixon, although such termination fee payable to Inpixon may not enable us to pay our expenses incurred in connection with the proposed Business Combination.

If the Business Combination is not completed and the Business Combination Agreement is terminated under certain circumstances, Damon may be required to pay Inpixon a termination fee of $2,000,000, although such termination fee may not enable us to pay our expenses incurred in connection with the proposed Business Combination unless Inpixon pays such expenses on our behalf or otherwise loans such funds to us or invests further in our company to enable us to pay our expenses. If we are unable to pay our expenses incurred in connection with the Business Combination, our financial condition and results of operations will be adversely affected. Moreover, failure to complete the Business Combination may result in the failure of our common shares to ever become publicly traded.

Following the Business Combination, if consummated, the combined company will need to raise additional capital by issuing securities or debt or other strategic arrangements, which may cause dilution to the combined company’s stockholders or restrict the combined company’s operations.

Following the Business Combination, if consummated, the combined company may be required to raise additional funds sooner than currently planned. If either or both of Grafiti or Damon hold less cash at the time of the closing than the parties currently expect, the combined company will need to raise additional capital sooner than expected. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such issuances may cause significant dilution to the combined company’s shareholders’ ownership and the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.

These restrictive covenants could deter or prevent the combined company from raising additional capital as and when needed. The combined company’s failure to raise capital as and when needed would have a negative effect on its financial condition and its ability to develop and commercialize its aircraft and otherwise pursue the combined company’s business strategy and the combined company may be unable to continue as a going concern.

The lack of a public market for the Damon Shares makes it difficult to evaluate the value of the Damon Shares.

The outstanding Damon Shares are privately held and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Damon. Because the percentage of outstanding Grafiti common shares to be held by our stockholders on a fully diluted basis upon completion of the Business Combination was determined based on negotiations among the parties to the Business Combination Agreement, it is possible that the fair market value of Grafiti common shares to be retained by our stockholders will be less than the value we ascribed to such shares in connection with the Business Combination.

Grafiti and Damon do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common shares of the combined company will be your sole source of gain, if any, for the foreseeable future. we ascribed to such shares in connection with the Business Combination.

Following the Business Combination, future sales of shares by existing shareholders could cause the combined company’s share price to decline.

If existing shareholders of Grafiti and Damon sell, or indicate an intention to sell, substantial amounts of the combined company’s common shares in the public market after the Business Combination, the trading price of the common shares of the combined company could decline.

Grafiti and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Business Combination, that may result in adverse outcomes, including preventing the Business Combination from becoming effective or from becoming effective within the expected time frame.

Transactions like the proposed Business Combination are frequently subject to litigation or other legal proceedings, including actions alleging that the Grafiti board of directors (“Grafiti Board”) breached its fiduciary duties to the Grafiti shareholders by entering into the Business Combination Agreement or otherwise. Grafiti and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Business Combination. Such claims, suits and legal proceedings are inherently uncertain, and their results cannot be predicted with certainty. An adverse outcome in such legal proceedings, as well as the costs and efforts of a defense even if successful, can have an adverse impact on Grafiti or Damon because of legal costs, diversion or distraction of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such legal proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders, which could in the future materially and adversely affect Grafiti’s or Damon’s business, operating results and financial condition. Furthermore, one of the conditions to the completion of the Business Combination is there must not be in force any governmental order enjoining or prohibiting the consummation of the Business Combination (provided that the governmental authority issuing such governmental order has jurisdiction over the parties to the Business Combination Agreement and the transactions contemplated thereby). As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the Business Combination, that injunction may prevent the Business Combination from becoming effective or from becoming effective within the expected time frame.

The announcement of the proposed Business Combination could disrupt Grafiti’s and Damon’s relationships with their respective customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks related to the impact of the announcement of the Business Combination on Damon’s business include the following:

●	employees may experience uncertainty about their future roles, which might adversely affect each party’s ability to retain and hire key personnel and other employees; and

●	the parties have expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the combined company’s results of operations and cash available to fund its business.

The exercise of the Grafiti’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Grafiti shareholders’ best interest.

In the period leading up to the closing, events may occur that, pursuant to the Business Combination Agreement, may require Grafiti to agree to amend the Business Combination Agreement, consent to certain actions taken by Damon or waive rights that Grafiti is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Grafiti’s business or a request by Damon to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Damon’s business and would entitle Grafiti to terminate the Business Combination Agreement. In any of such circumstances, it would be at Grafiti’s discretion, acting through the Grafiti Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the risk factor “Risks Related to the Separation and Distribution — After the spin-off, certain members of management and directors will hold stock in both Inpixon and Grafiti, and as a result may face actual or potential conflicts of interest” and described elsewhere in this information statement may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for Grafiti and the Grafiti shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

Grafiti and Damon will incur significant transaction and transition costs in connection with the Business Combination.

Each of Grafiti and Damon has incurred and expects that it will continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a independent reporting company following the consummation of the Business Combination. Grafiti and Damon may also incur additional costs to retain key employees. Grafiti and Damon will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination, and will be for the account of the party incurring such fees, expenses and costs or paid by Grafiti following the closing of the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Additionally, if the Business Combination Agreement is terminated by Damon or Grafiti due to the other’s breach of certain representations, warranties and covenants, the breaching party will pay the other all reasonable and documented transaction expenses of the other up to $1 million.

Because Grafiti is not conducting an underwritten offering of its securities, no underwriter has conducted a due diligence review of Grafiti’s or Damon’s business, operations or financial condition or reviewed the disclosures in this information statement.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such party, after reasonable investigation, believed that the statements in the registration statement were free from material misstatements and omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosures in the registration statement. Such due diligence may include calls with the registrant’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Damon intends to become publicly traded through the Business Combination rather than through an underwritten offering of Grafiti or Damon common shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Grafiti or Damon in order to establish a due diligence defense with respect to the disclosures presented in this information statement. While management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by an underwriter in an underwritten public offering. If such review and analysis had occurred, it is possible that certain information in this information statement may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Subsequent to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Grafiti may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on Grafiti’s financial condition, results of operations and the price of Grafiti common shares, which could cause you to lose some or all of your investment.

Grafiti cannot assure you that the due diligence conducted in relation to Damon has identified all material issues or risks associated with Damon, its business or the industry in which it competes. Furthermore, Grafiti cannot assure you that factors outside of Grafiti’s and Damon’s control will not later arise. As a result of these factors, Grafiti and Damon may be exposed to liabilities and incur additional costs and expenses and Grafiti may be forced to later write-down or write-off assets, restructure its or Damon’s operations, or incur impairment or other charges that could result in Grafiti reporting greater losses. Even if Grafiti’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Grafiti’s financial condition and results of operations and could contribute to negative market perceptions about Grafiti’s securities or Damon. Additionally, we have no indemnification rights against the Damon securityholders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the closing of the Business Combination.

Past performance by our management team, directors, advisors and their respective affiliates may not be indicative of future performance of an investment in the combined company or in the future performance of Damon or Grafiti following the Business Combination.

Information regarding performance by, or businesses associated with, our management team, directors, advisors and their respective affiliates is presented for informational purposes only. Past performance by our management team, directors, advisors and such affiliates is not a guarantee of success with respect to the Business Combination. You should not rely on the historical performance of our management team, directors and advisors or that of their respective affiliates as indicative of the future performance of an investment in Grafiti or Damon or the returns the combined company will, or is likely to, generate going forward.

If the Business Combination is terminated, Inpixon will not be able to immediately recover its investment in the Bridge Note, which will remain outstanding in accordance with its terms.

In connection with the Business Combination and immediately following the execution of the Business Combination Agreement, Inpixon purchased a convertible note from Damon in an aggregate principal amount of $3 million together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3 million. See “The Business Combination – Bridge Note Investment” for a description of the terms of the Bridge Note and the Bridge Note Warrant. If the Business Combination is terminated in accordance with the Business Combination Agreement, Inpixon may only receive a termination fee of $2 million in limited circumstances and will not be able to immediately recover the $3 million cash paid in respect of the Bridge Note. In case of such termination, Inpixon shall continue to hold the Bridge Note until its maturity in accordance with the terms thereof.

Risks Related to Damon’s Business, Industry and Operations

General Risks

Damon is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. There is no guarantee that Damon will achieve or sustain profitability.

Damon has incurred losses since its inception and expects to continue to incur operating and net losses each quarter until such time as it achieves sufficient sales and production capacity at a mass-production facility, which is not expected until 2026. Even if Damon is able to successfully develop, produce and sell its vehicles, there can be no assurance that they will be commercially successful. Damon’s potential profitability is dependent upon the successful development, production, commercialization and acceptance of its vehicles, which has not yet occurred, and may never occur.

Damon expects to continue to incur significant expenditures in connection with the execution of its business strategy, including, without limitation, as a result of: continuing to design and develop and beginning to manufacture its existing and planned vehicles; equipping and expanding its pilot, support research and development and mass-production manufacturing facilities to produce its vehicles in California, and potentially in international locations, and subsequently ramping-up production capacity at such facilities; building up inventories of parts and components for its vehicles; developing or securing motorcycle charging partnerships; expanding its design, research, development, maintenance and repair capabilities; increasing its sales and marketing activities and developing its distribution infrastructure; designing and implementing a show room network; expanding its general and administrative functions to support its growing operations; advancing the proposed business combination and, assuming completion of the business combination, Damon´s status as a reporting company.

Because it will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, Damon’s losses in future periods may be significant. In addition, Damon may find that these efforts are more expensive than currently anticipated, including by reason of delays in product development and commercialization, or that these efforts may not result in revenues, which would further increase its losses. Damon’s ability to produce revenues will depend, in part, on its ability to finalize and begin commercial production of its HyperSport vehicle, which is not expected to occur until 2024.

Damon has a limited operating history which makes it difficult to evaluate its future business prospects and may increase investment risk.

Damon’s limited operating history makes evaluating its business and future prospects difficult. Damon began operations in 2017 and has not yet begun mass production or the commercial delivery of its first motorcycle. If Damon does not successfully address these risks, its business, financial condition, operating results and prospects will be materially and adversely harmed. Damon has a very limited operating history, and as it attempts to transition from research and development activities to production and sales, it is difficult, if not impossible, to forecast its future results, and management has limited insight into trends that may emerge and affect its business. Damon intends to derive a substantial portion of its revenue from the sale of its electric motorcycles, none of which have reached commercialization stage to date. If actual results differ materially from management’s estimates in future periods, Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon is currently also developing its second vehicle, the HyperFighter, which is scheduled for delivery in 2025. Damon’s motorcycles require significant investment prior to commercial introduction and may never be successfully developed, produced, commercialized or accepted. There are no assurances that Damon will be able to successfully develop its models in a timely manner, or secure future business from recreational customers.

Damon has encountered, and expects to continue to encounter, risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks related to its ability to, among other things:

●	design and produce safe, reliable and quality vehicles on an ongoing basis;

●	build a well-recognized and respected brand;

●	establish and expand its customer base;

●	continue to make significant investments in research, development, manufacturing, marketing and sales;

●	successfully market its vehicles and its other services;

●	properly price its services and successfully anticipate the take-rate and usage of such services by users;

●	improve and maintain its operational efficiency;

●	maintain a reliable, secure, high-performance and scalable technology infrastructure;

●	hire, integrate, retain and motivate professional and technical talent, including key members of management;

●	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

●	navigate an evolving and complex regulatory environment.

If Damon fails to address any or all of these risks and challenges, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon will initially depend on revenue generated from a single model of vehicle and in the foreseeable future will be significantly dependent on a limited number of models.

Damon’s business will initially depend substantially on the sales and success of its HyperSport motorcycles, which will be its only volume manufactured vehicle in the market for an extended period of time, and in the foreseeable future will be significantly dependent on a limited number of vehicles. Damon will rely on sales from the HyperSport motorcycles, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that (i) production of Damon’s motorcycles is delayed, interrupted or reduced, (ii) Damon’s product variety and motorcycles do not meet customer expectations or do not align with projected timelines, cost and volume targets, or (iii) any of Damon’s vehicles are not well-received by the market for any reason, Damon’s revenue and cash flow would be adversely affected. In any such case, Damon may need to seek additional financing earlier than it expects, which financing may not be available to it in a timely manner and on commercially reasonable terms, or at all, and Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon’s success will depend on its ability to economically produce its vehicles at scale, and its ability to produce vehicles of sufficient quality and appeal to customers on schedule and at a scale that is unproven.

Damon’s business success will depend in large part on its ability to economically produce, market and sell its motorcycles at sufficient capacity to meet the demands of its customers. Damon will need to scale its production capacity in order to successfully implement its business strategy, and plans to do so in the future by, among other things, completing the development and ramp-up of capacity at a mass-production manufacturing facility in San Rafael, California. Damon has no experience in mass-production of its motorcycles. Damon does not know whether it will be able to develop efficient, automated, low-cost production capabilities and processes, or whether it will be able to secure reliable sources of supply from suppliers and manufacturers, in each case that will enable it to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its motorcycles and meet its business objectives and customer needs.

Even if Damon is successful in developing mass-production capability and processes and can reliably source supplies in sufficient volume, it does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control, such as problems with suppliers and manufacturers, or in time to meet the commercialization schedules of future vehicles or to satisfy the requirements of its customers. Damon’s ability to effectively reduce its cost structure over time is limited by the fixed nature of many of its planned expenses in the near-term, and its ability to reduce long-term expenses is constrained by its need to continue investment in its business strategy.

If Damon fails to develop and scale such mass-production capability and processes within its projected costs and timelines, Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon may be unable to reduce and adequately control the costs associated with operating its business.

Damon will require significant capital to develop and grow its business and it expects to incur significant costs which will impact its profitability, including research and development expenses as new models are rolled out and existing models improved, raw material procurement costs, selling and distribution expenses as it builds its brand and markets its vehicles and general and administrative expenses as it scales its operations. In addition, Damon may incur significant costs in connection with its services and honoring its commitments under its service and warranty packages. Damon’s ability to become profitable in the future will not only depend on its ability to successfully market its vehicles and other products and services, but also its ability to control its costs. If Damon is unable to design, manufacture, market, sell and distribute and service its vehicles and services in a cost-efficient manner, its business, financial condition, operating results and prospects may be materially adversely affected.

To carry out its proposed business plan to develop, manufacture, sell and service electric motorcycles, Damon will require a significant amount of capital.

Damon’s capital expenditures will continue to be significant in the foreseeable future as it expands its business and its level of capital expenditures will be significantly affected by customer demand for its products and services. The fact that Damon has a limited operating history means it has limited historical data on the demand for its products and services. As a result, its future capital requirements are uncertain and actual capital requirements may be materially different from those it currently anticipates. Damon expects that it will ultimately need to seek additional equity or debt financing to finance its capital expenditures, though the timing or amount of any such capital expenditures cannot be predicted with certainty at this time. The sale of additional equity or equity-linked securities would dilute Damon’s shareholders, while the incurrence of indebtedness would result in increased debt service obligations and covenants that potentially restrict its operations.

There is no assurance that such additional financings will be available to Damon in a timely manner or on terms that are favourable, or at all. Damon’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of its business plan. These factors may cause the timing, amount, terms and conditions of such financing to be unattractive or unavailable to Damon. If Damon is unable to secure sufficient financing if and when needed or desired, it may have to significantly reduce its spending, delay or cancel its planned activities or substantially change its current corporate structure and its business, financial condition, operating results and prospects may be materially adversely affected.

Damon may experience significant delays in the design, manufacture, finance, regulatory approval, launch, transportation and delivery of its motorcycles.

Damon’s business will depend in large part on its ability to execute on its plans to design, manufacture, finance, obtain regulatory approval for, launch, transport and deliver its vehicles, and any delay associated therewith could materially adversely affect Damon’s business, financial condition, operating results and prospects, and could cause liquidity constraints and reputational damage.

Vehicle manufacturers often experience delays in the design, manufacture and commercial launch of new products. Damon has no experience to date in high volume manufacturing of its vehicles. Even if it is successful in developing high-volume manufacturing capability and processes and in reliably sourcing its component supply, Damon cannot guarantee that it will be able to do so in a manner that avoids significant delays and cost overruns or in time to meet its vehicle commercialization schedules or in satisfaction of customer expectations or requirements. Further, Damon will also rely on third-party suppliers for the provision and development of the key components and materials used in its vehicles. To the extent Damon’s suppliers experience any delays in providing it with or developing necessary components, it could experience delays in delivering on its timelines. Further, prior to mass production of its vehicles, Damon will need such vehicles to be fully designed, engineered and approved for sale according to differing requirements, including, but not limited to, regulatory requirements, in the different jurisdictions in which it intends to commercialize them.

Damon does not currently have arrangements in place that will allow it to fully execute its business plan.

To sell its motorcycles as envisioned, Damon will need to enter into agreements and arrangements that are not currently in place. These include entering into manufacturing agreements for Damon’s current and future electric motorcycles not yet in development and acquiring additional manufacturing capability, arranging for the transportation of HyperSport motorcycles, and obtaining battery and other essential supplies in the quantities that Damon requires. If Damon is unable to enter into such agreements or is only able to do so on terms that are unfavorable, Damon may not be able to fully carry out its business plans as currently contemplated or at all.

If Damon is unable to design, develop, manufacture and sell new electric motorcycles and services that address additional market opportunities, its business, financial condition, operating results and prospects may suffer.

Damon may not be able to successfully design, develop, manufacture and sell new electric motorcycles and services, address new market segments or develop a significantly broader customer base. To date, Damon has focused its business on the development and sale of the HyperSport Premier and HyperSport HS motorcycles, which have targeted mainly affluent super sport motorcycle market. Damon will need to address additional markets and expand its customer demographic to further grow its business. If Damon fails to address additional market opportunities, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon may not be able to accurately estimate the supply and demand for its vehicles, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Damon fails to accurately predict its manufacturing requirements, Damon could incur additional costs or experience delays.

It is difficult for management to predict Damon’s future revenues and appropriately budget for its expenses, and management has limited insight into trends that may emerge and affect Damon’s business. Damon will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of vehicles to its prospective customers. Currently, there is no historical basis for making judgments about the demand for Damon’s vehicles or its ability to design, develop, manufacture and sell vehicles, or its profitability in the future. If Damon overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase its costs. If Damon underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its vehicles and result in delays in deliveries and revenues or negatively impact its ongoing relationships with its suppliers. In addition, lead times for materials and components that its suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Damon fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, and its business, financial condition, operating results and prospects may be materially adversely affected.

Damon has received only a limited number of reservations for its vehicles, all of which may be cancelled and are fully-refundable, and there is no assurance that such reservations will be converted into sales.

As of September 30, 2023, Damon had unfulfilled reservations for more than 3,400 HyperSport and HyperFighter motorcycles, which were placed with fully refundable deposits. Damon’s customers may cancel their reservations without penalty and for any reason until they place an order for their motorcycle, at which point the deposit becomes non-refundable and the customer is required to pay an additional non-refundable deposit. Damon has experienced cancellations in the past, and further customers may cancel their reservations for many reasons outside of its control, including changes in government subsidies and economic incentives. The potentially long wait from the time a reservation is made until the time the vehicle is delivered could also impact user decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments and other factors. In addition, any further delays in the expected start of production of the HyperSport line of motorcycles or other upcoming models could result in significant reservation cancellations. No assurance can be given that reservations will not be cancelled and will ultimately result in the final purchase, delivery and sale or lease of motorcycles. Accordingly, the number of reservations has significant limitations as a measure of demand for Damon’s products, including demand for particular body styles, models or trim levels, or for future motorcycle sales.

If Damon fails to manage future growth effectively, it may not be able to produce, market, service and sell (or lease) its motorcycles successfully.

Damon plans to expand its operations in the near future in connection with the planned production of its motorcycles, which will require it to hire and train new personnel, accurately forecast production and revenue, control expenses and investments in anticipation of expanded operations, establish new or expand current design, production and sales and service facilities, implement and enhance administrative infrastructure, systems and processes, address new markets and establish international operations. If Damon fails to efficiently manage its growth, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon expects to experience significant and rapid growth in the scope and complexity of its business, which may place a significant strain on Damon’s senior management team and its financial and other resources. Such growth, if experienced, may expose Damon to greater costs and other risks associated with growth and expansion. Damon may be required to hire a broad range of additional employees, including other support personnel, among others, in order to successfully advance its operations. Damon may be unsuccessful in these efforts or may be unable to project accurately the rate or timing of these increases.

Damon’s ability to manage its growth effectively will require Damon to continue to improve its operations, to improve financial and management information systems, and to train, motivate, and manage future employees. This growth may place a strain on Damon’s management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage Damon’s business, or the failure to manage growth effectively, could have a materially adverse effect on Damon’s business, financial condition, and results of operations. In addition, difficulties in effectively managing the budgeting, forecasting, and other process control issues presented by such a rapid expansion could harm Damon’s business, financial condition, and results of operations.

Damon has very limited experience servicing its motorcycles. If it is unable to address the service requirements of its future customers, Damon’s business may be materially and adversely affected.

Damon has limited experience in servicing its motorcycles, and it expects to be required to increase its servicing capabilities as it scales its operations and continues to grow, including by building Damon experience centers in the U.S. and Canada. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although Damon believes the experience it has gained developing and operating prototypes of its motorcycles positions it well to service its motorcycles and future products, Damon has no after-sale experience of maintaining and servicing motorcycles for its customers at scale, and there is no guarantee Damon will be able to do so. There can be no assurance that Damon’s service arrangements will adequately address the service requirements of Damon’s customers to their satisfaction, or that Damon and its partners will have sufficient resources to timely meet ongoing service requirements at scale. In addition, Damon anticipates the level and quality of the services it plans to provide its customers will have a direct impact on the success of its brand, reputation and ongoing sales. Failure to address the servicing requirements of its customers could harm Damon’s reputation or materially adversely affect its business, financial condition, operating results and prospects.

Damon’s customers will also depend on Damon’s customer support team to resolve technical and operational issues relating to the software integrated in its vehicles. Damon’s ability to provide effective customer support is largely dependent on its ability to attract, train and retain qualified personnel with experience in supporting customers on platforms such as Damon’s platform. As it continues to grow, additional pressure may be placed on Damon’s customer support team, and Damon may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Damon may also be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Damon’s results of operation. If Damon is unable to successfully address the servicing requirements of its customers or establish a market perception that it maintains high-quality support, it may be subject to claims from its customers, including for breach of warranties, loss of revenue or damages, and its business, financial condition, operating results and prospects may be materially adversely affected.

Damon’s motorcycles may not perform in line with customer expectations.

Damon’s vehicles, including the HyperSport line of motorcycles, may not perform in line with customers’ expectations. For example, Damon’s vehicles may not have the durability or longevity of other vehicles in the market, and may not be as easy and convenient to repair as other vehicles in the market. Any product defects or any other failure of Damon’s vehicles to perform as expected could harm its reputation and result in adverse publicity, harm to the Damon brand and reputation, lost revenue, delivery delays, product recalls, product liability claims, significant warranty and other expenses, and could have a material adverse impact on Damon’s business, financial condition, operating results and prospects. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for Damon’s vehicles.

Further, Damon’s vehicles may contain defects in components, software, design and manufacture that may cause them not to perform as expected or that may require repairs, recalls or design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Damon initially plans to deliver its vehicles without CoPilot ADAS, and thereafter to deliver its vehicles with CoPilot ADAS with limited functionality, with the goal to activate additional features over time. There is no guarantee that the CoPilot ADAS will ultimately perform in line with expectations. Damon’s vehicles use a substantial amount of software code to operate and software products are inherently complex and often contain defects and errors when first introduced. Efforts to remedy any issues Damon observes in its products could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of its customers. Further, while extensive internal testing has been performed on Damon’s vehicles’ software and hardware systems, Damon’s limited operating history and limited field data reduce its ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of its vehicles. There can be no assurance that Damon will be able to detect and resolve any defects in its vehicles prior to their sale to customers. If any of Damon’s vehicles fail to perform as expected, deliveries may have to be delayed, product recalls initiated and servicing or updates under warranty provided at Damon’s expense, which could adversely affect Damon’s brand in its target markets and its business, financial condition, operating results and prospects may be materially adversely affected.

Sales will depend in part on Damon’s ability to establish and maintain confidence in its business prospects among customers, analysts and others within its industry.

Consumers may be less likely to purchase Damon’s products if they do not believe that its business will succeed or that its operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Damon if they are not convinced that its business will succeed. Accordingly, to build, maintain and grow its business, Damon must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to its liquidity and business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including Damon’s limited operating history, others’ unfamiliarity with its products, uncertainty regarding the future of electric vehicles, any prior or future delays in scaling production, delivery and service operations to meet demand, competition and Damon’s production and sales performance compared with market expectations. Some of these factors are outside of Damon’s control, and any negative perceptions about Damon’s business prospects, even if exaggerated or unfounded, would likely harm its business and make it more difficult to raise additional capital in the future. In addition, a significant number of new electric vehicle companies have recently entered the automotive industry, which is an industry that has historically been associated with significant barriers to entry and a high rate of failure. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including Damon, and further challenging customer, supplier and analyst confidence in Damon’s business prospects.

Damon’s business and prospects depend significantly on its ability to build its brand. Damon may not succeed in continuing to establish, maintain and strengthen the Damon brand, and its brand and reputation could be harmed by negative publicity regarding its company or products.

Damon’s business and prospects are heavily dependent on its ability to develop, maintain and strengthen the “Damon” brand. If Damon fails to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. Promoting and positioning the “Damon” brand will likely depend significantly on Damon’s ability to provide high quality vehicles and services and engage with its customers as intended and Damon has limited experience in these areas. In addition, Damon expects that its ability to develop, maintain and strengthen the “Damon” brand will also depend heavily on the success of its user development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with Damon through its mobile application and Damon stores as well as other branding initiatives and events. Such efforts may be non-traditional and may not achieve the desired results. To promote the “Damon” brand, Damon may be required to change its user development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print.. If Damon does not develop and maintain a strong brand, its business, financial condition, operating results and prospects may be materially and adversely impacted.

In addition, if incidents with Damon’s business, vehicles or services occur or are perceived to have occurred, whether or not such incidents are Damon’s fault, Damon could be subject to adverse publicity. In particular, given the popularity of social media, posts and opinions regarding Damon, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in the “Damon” brand. Further, there is the risk of potential adverse publicity related to Damon’s manufacturing or other partners, whether or not such publicity is related to their collaboration with Damon. Damon’s ability to successfully position its brand could also be adversely affected by perceptions about the quality of its partners’ vehicles. In addition, from time-to-time, Damon’s vehicles are evaluated and reviewed by third parties. Any negative reviews or reviews which compare Damon unfavorably to competitors could adversely affect consumer perception about Damon’s vehicles.

The motorcycle market is highly competitive, and Damon may not be successful in competing in this industry.

The motorcycle market is highly competitive and Damon expects it will become even more so in the future. Currently, Damon’s principal competition for its vehicles comes principally from manufacturers of motorcycles with internal combustion engines powered by gasoline, including in the premium and other segments of its business. Damon cannot assure that customers will choose its vehicles over those of its competitors’ internal combustion-engine motorcycles. Although Damon intends to strategically enter into the market in the premium electric vehicle segment, it similarly expects this segment will become more competitive in the future as additional competitors enter into it, both from established brands and new entrants from various regions of the globe.

Many of Damon’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Damon and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Based on publicly available information, a number of Damon’s competitors already have displayed prototype electric motorcycles and have announced target availability and production timelines, while others have launched pilot programs or full commercial offerings in certain markets.

Notably, Damon expects competition in its industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide motorcycle industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, fuel and energy economy, customer service (including breadth of service network) and financing terms. Damon’s ability to successfully compete in the motorcycle industry will be fundamental to its future success in existing and new markets and its market share. There can be no assurance that Damon will be able to compete successfully in the markets in which it operates. If Damon’s competitors introduce new models or services that successfully compete with or surpass the quality, price, performance or availability of Damon’s vehicles or services, Damon may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow it to generate attractive rates of return on its investment. Increased competition could result in lower vehicle unit sales, price reductions and revenue shortfalls, loss of customers and loss of market share, which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

There may be unanticipated obstacles to the execution of Damon’s business model.

Damon’s business plans may change significantly. Damon’s business model is capital intensive. Damon believes that its chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of Damon’s principals and advisors. Damon’s management reserves the right to make significant modifications to its stated strategies depending on future events.

Damon’s proposed plan of operation and prospects will depend largely upon its ability to successfully establish Damon’s presence in a timely fashion, retain and continue to hire skilled management, technical, marketing, and other personnel, and attract and retain significant numbers of quality business partners and corporate clients. There can be no assurance that Damon will be able to successfully implement its business plan or develop or maintain future business relationships, or that unanticipated expenses, problems or technical difficulties which would result in material delays in implementation will not occur.

Demand in the motorcycle industry is highly volatile.

Volatility of demand in the motorcycle industry may materially and adversely affect Damon’s business, financial condition, operating results and prospects. The markets in which Damon will be competing have been subject to considerable volatility in demand in recent periods. Demand for motorcycle sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new motorcycles and technologies. As a new start-up manufacturer, Damon will have fewer financial resources than more established motorcycle manufacturers to withstand changes in the market and disruptions in demand.

Damon’s ability to generate meaningful product revenue will depend upon consumer’s willingness to adopt electric motorcycles.

Damon’s growth will greatly depend upon the adoption by consumers of, and Damon is subject to an elevated risk of any reduced demand for, alternative fuel motorcycles in general and electric motorcycles in particular. If the market for electric motorcycles does not develop as expected or develops more slowly than expected, Damon’s business, financial condition, operating results and prospects may be materially adversely affected. The market for alternative fuel motorcycles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new motorcycle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel motorcycles, and specifically electric motorcycles, include:

●	perceptions about electric motorcycle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric motorcycles;

●	perceptions about motorcycle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including motorcycle electronics and braking systems;

●	the limited range over which electric motorcycles may be driven on a single battery charge;

●	the decline of an electric motorcycle’s range resulting from deterioration over time in the battery’s ability to hold a charge or short-term declines resulting from adverse weather conditions;

●	concerns about electric grid capacity and reliability, which could derail Damon’s efforts to promote electric motorcycles as a practical solution to motorcycles which require gasoline;

●	the availability of alternative fuel motorcycles, including plug-in hybrid electric motorcycles;

●	improvements in the fuel economy of the internal combustion engine;

●	the availability of service for electric motorcycles;

●	the environmental consciousness of consumers;

●	volatility in the cost of oil and gasoline;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

●	access to charging stations, standardization of electric motorcycle charging systems and consumers’ perceptions about convenience and cost to charge an electric motorcycle;

●	the availability of tax and other governmental incentives to purchase and operate electric motorcycles or future regulation requiring increased use of nonpolluting motorcycles;

●	perceptions about and the actual cost of alternative fuel; and

●	macroeconomic factors.

The influence of any of the factors described above may cause current or potential customers not to purchase Damon’s electric motorcycles, which would materially adversely affect Damon’s business, operating results, financial condition and prospects.

The transportation industry has significant barriers to entry that Damon must overcome in order to manufacture and sell its electric motorcycles at scale.

The transportation industry is characterized by significant barriers to entry, including large capital requirements, investment costs of developing, designing, manufacturing and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales and service locations. Since Damon is focused on electric motorcycles, it faces a variety of added challenges to entry that a traditional motorcycle manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to a traditional internal combustion engine in terms of range and power, inexperience with servicing electric vehicles, regulations associated with the transport of batteries, the need to establish or provide access to sufficient charging locations and unproven high-volume customer demand for fully electric motorcycles. If Damon is not able to overcome these barriers, its business, financial condition, operating results and prospects may be materially adversely affected, and its ability to grow its business may be harmed.

Damon’s planned distribution model is different from the predominant current distribution model for motorcycle manufacturers, which makes evaluating its business, financial condition, operating results and prospects difficult.

Damon’s planned distribution model is not common in the automotive industry today, particularly in North America. Damon plans to conduct vehicle sales directly to customers rather than through dealerships, primarily through Damon’s website, subject to obtaining applicable dealer licenses and equivalent permits in such jurisdictions. Further, generally all Damon vehicles will be made to order. This model of vehicle distribution is relatively new and unproven, and subjects Damon to substantial risk as it requires, in the aggregate, significant expenditures and provides for slower expansion of distribution and sales systems than may be possible by utilizing the traditional dealer franchise system. For example, Damon may not be able to utilize long established sales channels developed through a franchise system to increase its sales volume. Moreover, Damon will be competing with companies with well established distribution channels. Damon’s success will depend in large part on Damon’s ability to effectively develop its own sales channels and marketing strategies.

Implementing such distribution model is subject to numerous significant challenges, including obtaining licenses or equivalent permits and approvals from government authorities, and there is no assurance that Damon will be able to obtain such licenses, permits and approvals. Further, there are substantial automotive franchise laws in place in many jurisdictions around the world and Damon may be exposed to significant franchise dealer litigation risks.

If Damon’s direct sales and leasing model does not develop as expected or develops more slowly than expected, it may be required to modify or abandon its sales and leasing model, which could materially and adversely affect its business, financial condition, operating results and prospects.

Damon’s marketing programs may not be successful.

Damon believes its brand is critical to its business. Damon will incur costs and expend other resources in its marketing efforts to raise brand awareness and attract and retain customers. These initiatives may not be successful, resulting in expenses incurred without the benefit of revenues or growth. Additionally, most, if not all, of Damon’s competitors have greater financial resources, which enable them to spend significantly more than Damon is able to on marketing and advertising. Should Damon’s competitors increase spending on marketing and advertising or Damon’s marketing funds decrease for any reason, or should its advertising and promotions be less effective than its competitors, there could be a material adverse effect on Damon’s results of operations and financial condition.

Damon is dependent on its suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of Damon’s vehicles at prices and volumes acceptable to Damon would have a material adverse effect on its business, financial condition, operating results and prospects.

Damon is dependent on third-party suppliers and manufacturers to supply and manufacture parts and components, sub-assemblies and assemblies included in its vehicles, and it expects to continue to rely on third parties to supply and manufacture such parts and components, sub-assemblies and assemblies in the future. While Damon obtains parts and components, sub-assemblies and assemblies from multiple sources whenever possible, some of the parts and components, sub-assemblies and assemblies used in its vehicles are purchased from a single source.

Damon intends to mitigate supply chain risk by entering into long-term supply agreements with key manufacturers and suppliers where appropriate, including where there is a single source supplier, but has not secured such long-term supply agreements to date, and there can be no assurance that it will be able to do so on terms that are acceptable to Damon, or at all. Further, the supplier agreements Damon may enter into with key suppliers in the future may contain provisions where such agreements can be terminated in various circumstances, including potentially without cause. While Damon believes that it may be able to establish alternate supply relationships and can obtain or potentially engineer replacement components for some of its single source components, it may be unable to do so in the short-term or at all, or at prices, volumes or quality levels that are acceptable to it. Changes in business conditions, pandemics, governmental changes, political conflict and other factors beyond Damon’s control, or that it does not presently anticipate, could affect its ability to receive components from its suppliers.

Any disruption in the supply of parts and components, sub-assemblies and assemblies, whether or not from a single source supplier, could temporarily disrupt manufacturing of Damon’s vehicles until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond Damon’s control or which it does not presently anticipate, could also affect Damon’s suppliers’ ability to deliver components to Damon on a timely basis and ultimately, Damon’s ability to economically produce and distribute its vehicles.

In particular, Damon’s vehicles contain electronics, microprocessors control modules, and other computer chips. As a result of the supply chain disruptions commencing with the ongoing COVID-19 pandemic, there has been a surge in demand for semiconductor microchips, which led to a worldwide supply shortage at the end of 2020 and into 2022 in the transportation industry. Damon is dependent on its suppliers to deliver many components that contain these microchips, and a shortage of microchips could disrupt Damon’s operations and its ability to timely deliver vehicles to customers. Damon is closely monitoring the availability of these components, assessing the supply chain and production impacts and seeking potential alternatives.

Also, if any of Damon’s suppliers become economically distressed or go bankrupt, Damon may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase its costs, affect its liquidity or cause production disruptions.

The inability of any of Damon’s suppliers to deliver necessary parts and components, sub-assemblies and assemblies according to Damon’s schedule and at prices, volumes or quality levels acceptable to Damon, Damon’s inability to efficiently manage these parts and components, sub-assemblies and assemblies, or the termination or interruption of any material supply arrangement could materially adversely affect Damon’s business, financial condition, operating results or prospects. Further, as the scale of Damon’s vehicle production increases, Damon will need to accurately forecast, purchase, warehouse and transport components to its manufacturing facilities and servicing locations internationally and at much higher volumes. If it is unable to accurately match the timing and quantities of component purchases to its actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in its supply chain, Damon may incur unexpected production disruption, storage, transportation and write-off costs.

Any of the foregoing may materially adversely affect Damon’s business, financial condition, operating results or prospects.

If Damon’s suppliers fail to use ethical business practices and comply with applicable laws and regulations, Damon’s brand image could be harmed due to negative publicity.

Damon’s core values, which include developing high quality electric motorcycles while operating with integrity, are an important component of the Damon brand image, which makes Damon’s reputation sensitive to allegations of unethical business practices. Damon does not control its suppliers or their business practices. Accordingly, there is no assurance of compliance on the part of Damon’s suppliers with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead Damon to seek alternative suppliers, which could increase its costs and results in delayed delivery of its products, product shortages or other disruptions of its operations.

Violation of labor or other laws by Damon’s suppliers or the divergence of a supplier’s labor or other practices from those generally accepted as ethical in the markets in which Damon operates could also attract negative publicity for Damon and its brand. If Damon, or other manufacturers in the industry in which Damon operates, encounters similar problems in the future, the Damon brand and Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon could experience cost increases or disruptions in supply of raw materials or other components used in its vehicles.

Damon incurs significant costs related to procuring raw materials required to manufacture and assembling its vehicles. Damon uses various raw materials in its vehicles including aluminum, steel, carbon fiber, non-ferrous metals such as copper, lithium, nickel, and cobalt. The prices for these raw materials fluctuate depending on factors beyond Damon’s control including market conditions and global demand for these materials and could adversely affect Damon’s business, financial condition, operating results and prospects. Damon’s business will also depend on the continued supply of battery cells for its vehicles. Battery cell manufacturers may refuse to supply electric vehicle manufacturers to the extent they determine that their vehicles are not sufficiently safe. Damon is exposed to multiple risks related to availability and pricing of quality lithium-ion battery cells. These risks include:

●	the inability or unwillingness of current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost or decrease in the availability of raw materials used in battery cells, such as lithium, nickel, cobalt, used in lithium-ion cells.

Further, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for Damon’s raw materials or components would increase its operating costs and could reduce its margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to Damon, and its business, financial condition, operating results and prospects may be materially adversely affected.

Increased freight and shipping costs or disruptions in transportation and shipping infrastructure could materially adversely affect Damon’s business, financial condition, operating results and prospects.

Damon intends to utilize air, sea and ground freight via third-party freight services for the transportation of supplies to its facilities and assembled vehicles to its customers. Adverse fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important shipping and delivery points for Damon’s products, as well as for parts and components, sub-assemblies and assemblies used in Damon’s vehicles could materially adversely affect Damon’s business, financial condition, operating results and prospects. For example, delivery delays or increases in transportation costs (including through increased energy costs, increased carrier rates or driver wages as a result of driver shortages, a decrease in transportation capacity, or work stoppages or slowdowns) could significantly decrease Damon’s ability to make vehicle sales and earn revenues. Labor shortages or work stoppages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries or which would necessitate Damon securing alternative shipping suppliers could also increase Damon’s costs or otherwise materially adversely affect its business, financial condition, operating results and prospects.

Damon depends on certain key personnel, and its success will depend on its continued ability to retain and attract qualified management, technical and vehicle engineering and sales personnel.

Damon’s success will depend on the efforts, abilities, continued service and performance of Damon’s senior management team and key management, technical, vehicle engineering and sales personnel, and in particular from Jay Giraud, Damon’s Chief Executive Officer and Founder, Derrek Dorresteyn, Damon’s Chief Technology Officer, Amber Spencer, Damon’s VP Marketing and longest tenured business employee, and Mike Galbraith, Damon’s Chief Financial Officer. A number of these key employees have significant experience in the motorcycle and electric vehicle manufacturing industry. If any key personnel were to terminate their employment with, or cease providing services to, Damon, the risks described in this section may be heightened and Damon may have difficulty or may not be able to locate and hire a suitable replacement. Damon has not obtained any “key person” insurance on certain key personnel due to the high costs of such insurance coverage.

Damon’s directors and executive officers may have other business interests and obligations to other entities.

None of Damon’s directors or officers will be required to manage Damon as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to Damon, provided that such activities do not compete with the business of Damon or otherwise breach their agreements with Damon. Damon is dependent on its directors and officers to successfully operate Damon. Their other business interests and activities could divert time and attention from operating Damon’s business.

Potential conflicts of interest may arise in the course of Damon’s operations involving any member of management’s interest, or an affiliate company’s interest, as well as their respective interests in other potential unrelated activities. While Damon does have processes and procedures in place to identify, analyze or monitor conflicts of interest, there is no assurance that such processes and procedures will identify or disclose every conflict of interest that may arise.

Damon’s business may be adversely affected by labor and union activities.

Although none of Damon’s employees are currently represented by a labor union, it is common throughout the motorcycle industry generally for many employees at motorcycle companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Damon also directly and indirectly depends upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies. If a work stoppage occurs within Damon’s business or that of Damon’s key suppliers, it could delay the manufacture and sale of Damon’s electric motorcycles and may have a material adverse effect on Damon’s business, financial condition, operating results and prospects. Additionally, if Damon expands its business to include full in-house manufacturing of motorcycles, Damon’s employees might join or form a labor union and Damon may be required to become a union signatory.

Damon has undergone recent reductions in force and may undergo additional reductions in force in the future. However, any headcount reduction may not result in anticipated cost savings and could have negative or unanticipated impacts on Damon’s business.

To reduce operating expenses, Damon reduced its headcount, approximately 50% in early 2023 to early 2023 and Damon may seek to undergo additional workforce restructurings in the future. Damon may not realize the anticipated benefits, savings and improvements in its cost structure from such restructurings because of unforeseen difficulties, delays or unexpected costs. In particular, headcount reductions could lead to disruptions to operations, material delays in research and development, attrition beyond planned layoffs and increased challenges to hire and retain qualified personnel. If Damon is unable to realize the expected operational efficiencies and cost savings from past or future restructurings, Damon’s operating results and financial condition would be adversely affected.

Damon is or may be subject to risks associated with strategic alliances and acquisitions.

Damon has entered into and may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further Damon’s business purpose from time-to-time. These alliances could subject Damon to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect its business. Damon may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, Damon may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party.

In addition, although Damon does not have any current acquisition plans, if appropriate opportunities arise, Damon may acquire additional assets, products, technologies or businesses that are complementary to its existing business. In addition to a potential requirement for shareholder approval, Damon may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may derail its business strategy if Damon fails to do so. Further, past and future acquisitions and the subsequent integration of new assets and businesses into Damon may require significant attention from Damon’s management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on Damon’s business operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Manufacturing in collaboration with partners is subject to risks.

Damon has agreed to a partnership with Auteco Mobility (“Auteco”), for the manufacturer of a lower-cost global electric motorcycle (HyperLite) in the future. Damon intends to be paid by Auteco for each vehicle it assembles and sells on a per-vehicle basis monthly for the first five years of production. In addition, Damon has established a strategic partnership with Indika Energy for manufacturing, licensing and distribution in Indonesia, with the ability to expand that partnership to all of Southeast Asia. Damon may enter into similar with third party manufacturers in the future for its vehicles. Collaboration with third parties for the manufacturing of vehicles is subject to risks with respect to operations that are outside Damon’s control. Damon could experience delays to the extent its partners do not meet agreed upon timelines or experience capacity constraints. There is a risk of potential disputes with manufacturing partners, and Damon could be affected by adverse publicity related to its partners whether or not such publicity is related to their collaboration with Damon. Damon’s ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of its manufacturing partners’ vehicles. In addition, although Damon is involved in each step of the supply chain and manufacturing process, given Damon’s reliance on its partners to meet Damon’s quality standards, there can be no assurance that Damon will be able to successfully maintain such quality standards if outsourced manufacturing is adopted.

Damon may be unable to enter into new agreements or extend existing agreements with third-party manufacturing partners on terms and conditions acceptable to Damon and therefore may need to contract with other third parties or significantly add to its own production capacity. There can be no assurance that in such an event Damon would be able to partner with other third parties or establish or expand its own production capacity to meet its needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new third party partners comply with Damon’s quality standards and regulatory requirements, may be greater than anticipated. The occurrence of any of the foregoing may materially adversely affect Damon’s business, financial condition, operating results and prospects.

Manufacturing at Damon’s leased facility presents inherent risk.

Damon is currently developing its battery and motorcycle assembly lines at its leased manufacturing facility in San Rafael, California, in the greater San Francisco area. While Damon expects to be ready for initial production by the end of 2024, there can be no assurance that Damon will be able to complete the build-out on schedule and within budget, and more generally that Damon will be able to establish and expand production capacity to satisfy current demand or future anticipated demand. This risk extends to supply chain and manufacturing quality risk, which could lead to lower volumes or lower quality than expected by customers. Further, if Damon is able to scale its manufacturing to meet demand, Damon may need to lease a larger facility, and there is no guarantee that Damon will be able to do so on terms satisfactory to Damon.

The delivery of HyperSport and subsequent motorcycles to Damon’s future customers and the revenue derived therefrom depends on Damon’s ability to source and fulfill the required vehicle manufacturing capacity, and it will depend on the ability of a future lessor to build and outfit future manufacturing facility. A future lessor’s ability to fulfill its obligations is outside of Damon’s control and depends on a variety of factors including the lessor’s operations, financial condition and geopolitical and economic risks. If a future lessor is unable to fulfill its obligations or is only able to partially fulfill its obligations, Damon will not be able to manufacture and sell its HyperSport and other motorcycles in the volumes anticipated within the timeframe that Damon anticipates, if at all.

Damon is and will be dependent on its manufacturing facilities. If one or more of its current or future manufacturing facilities become inoperable, capacity constrained or if operations are disrupted, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon’s future revenue will be dependent on its manufacturing facilities. To the extent that Damon experiences any operational risk including, among other things, natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics or pandemics, and labor work force and work stoppages, resulting in any of its current or future manufacturing facilities becoming inoperable or capacity constrained, Damon will be required to make capital expenditures even though it may not have available resources at such time. Additionally, there is no guarantee that the proceeds available from Damon’s insurance policies would be sufficient to cover such capital expenditures. As a result, Damon’s insurance coverage and available resources may prove to be inadequate for events that may cause any of its current or future manufacturing facilities to become inoperable or capacity constrained, or any significant disruption to its operations. Any disruption in Damon’s manufacturing processes could result in delivery delays, scheduling problems, increased costs, or production interruption, which, in turn, may result in its customers deciding to purchase products from its competitors. Damon is and will be dependent on its current and future manufacturing facilities which will in the future require a high degree of capital expenditures. If Damon’s current or future assembly facilities becomes inoperative, capacity constrained or if operations are disrupted, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon relies on complex machinery for its operations, and production of its vehicles involves a significant degree of risk and uncertainty in terms of operational performance, safety, security and costs.

Damon relies heavily on complex machinery for its operations and its production will involve a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Damon’s contemplated and its partners’ manufacturing facilities make use of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time-to-time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing facility components may significantly affect operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Damon’s control, including, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, seismic activity, and natural disasters. There is no guarantee that adverse events will not occur in the future, or that Damon will be able to contain such events without damage or delay. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, vehicles, supplies, tools and materials, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, and potential legal liabilities, all which could have a material adverse effect on Damon’s business, financial condition, operating results or prospects. Although Damon generally carries insurance to cover such operational risks, there is no assurance that such insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require Damon to pay substantial amounts, which could adversely affect Damon’s business, financial condition, operating results and prospects.

Damon’s business may be negatively impacted by depreciation of equipment.

Damon expects to continue to invest significantly in what it believes is state of the art tooling, machinery and other manufacturing equipment for the product lines where the HyperSport and subsequent HyperDrive based vehicles are manufactured, and Damon will depreciate the cost of such equipment over its expected useful life. Additionally, Damon expects manufacturing partners will be investing in their production lines in support of Damon’s vehicle delivery goals. However, manufacturing technology may evolve rapidly, and Damon or its partners may decide to update its manufacturing process with cutting-edge equipment more quickly than expected. Moreover, as Damon ramps the commercial production of its vehicles, Damon’s experience may cause it to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and to the extent such equipment is owned by us, Damon’s results of operations could be negatively impacted.

Misconduct by employees of Damon or third-party service providers could cause significant losses to Damon.

Misconduct by employees of Damon or third-party service providers could cause significant losses to Damon. Losses could also result from actions by third party service providers, including, without limitation, failing to recognize trades and misappropriating assets. In addition, employees and third-party service providers may improperly use or disclose confidential information, which could result in litigation or serious financial harm, including limiting Damon’s business prospects or future marketing activities. No assurances can be given that the due diligence performed by Damon will identify or prevent any such misconduct.

Risks Related to Economic Conditions

Global economic conditions, including inflation, could materially adversely impact demand for Damon’s products and services.

Damon’s operations and performance depend significantly on economic conditions. Motorcycles are generally considered discretionary items for consumers. Many factors impact discretionary spending, including general economic conditions, inflation, unemployment, credit markets and consumer confidence in future economic conditions. Global economic conditions continue to be uncertain, particularly in light of high inflation and recent instability in the U.S. banking system. Consumer purchases of discretionary items tend to be suppressed during recessionary periods when disposable income is lower, or during periods of economic instability or uncertainty when consumer confidence is low, which may make potential customers more likely to forgo or to postpone purchasing Damon’s vehicles, or to purchase less expensive product offerings, which may be less profitable to Damon.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect Damon’s business, financial condition, results of operations and prospects.

The global financial markets experienced significant disruptions in 2008 and the Canadian, United States, European and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global financial markets are facing new challenges, including and supply chain shortages or disruptions, and future potential economic slowdowns. It is unclear whether these challenges will be contained and what effects they each may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. Economic conditions in China are sensitive to global economic conditions. Recently there have been signs that the rate of China’s economic growth is declining. Any prolonged slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors.

Sales of high-end and luxury consumer products, such as Damon’s performance electric motorcycles, depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of Damon’s electric vehicles and Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon faces risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt its operations.

Damon’s business could be adversely affected by the effects of local or global outbreaks, and epidemics or pandemics. Damon’s business operations could be disrupted if any of its employees are suspected of having contracted any contagious and virulent viruses or other diseases, since it could require its employees to be quarantined or its offices to be disinfected. In addition, to the extent that any such outbreak, epidemic or pandemic would have detrimental effects on general economic conditions Damon’s business, financial condition, operating results or prospects may be materially adversely affected.

Damon’s headquarters and Damon-operated locations, as well as certain of Damon’s vendors and customers, are located in areas which have been and could be subject to natural disasters such as floods, hurricanes, tornadoes, fires or earthquakes. Adverse weather conditions or other extreme changes in the weather, including resulting electrical and technological failures, may disrupt Damon’s business and may adversely affect Damon’s ability to continue its operations. These events also could have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage. Any of these factors, or any combination thereof, could adversely affect Damon’s operations.

Although Damon has data hosted in offsite locations, Damon’s backup system does not capture data on a real-time basis and Damon may be unable to recover certain data if a server fails. Damon cannot assure that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Damon’s ability to provide services on its platform.

Damon’s risk management efforts may not be effective which could result in unforeseen losses.

Damon could incur substantial losses and its business operations could be disrupted if Damon is unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational risks related to its business, assets and liabilities. Damon’s risk management policies, procedures, and techniques, including its scoring methodology, may not be sufficient to identify all of the risks Damon is exposed to, mitigate the risks Damon has identified or identify additional risks to which Damon may become subject in the future.

Damon is subject to risks related to customer credit.

Damon has partnered to offer leasing and financing of its vehicles to potential customers within the U.S. and is working to establish partnerships outside the U.S. through other third-party financing partners, Damon currently has no agreements in place with any potential financing partners. Damon cannot provide any assurance that such third-party financing partners would be able or willing to provide such services on terms acceptable to Damon or its customers, or to provide such services at all. Further, because Damon has not yet sold any vehicles and no secondary market for its vehicles exists, the future resale value of its vehicles is difficult to predict, and the possibility that resale values could be lower than expected increases the difficulty of providing leasing terms that appeal to potential customers through such third-party financing partners. Damon believes that the ability to offer attractive leasing and financing options is particularly relevant to customers in the luxury motorsport vehicle segments in which Damon will compete, and if Damon is unable to offer its customers an attractive option to finance the purchase of or lease HyperSport motorcycles or planned future models, such failure could substantially reduce the pool of potential customers and decrease demand for Damon’s vehicles.

Further, offering leasing and financing alternatives to customers could expose Damon to risks commonly associated with the extension of consumer credit. Competitive pressure and challenging markets could increase credit risk through leases and loans to financially weak customers, extended payment terms, and leases and loans into new and immature markets, and any such credit risk could be further heightened in light of the economic uncertainty and any economic recession or other downturn, including by reason of a disease outbreak, such as the COVID-19 pandemic. If Damon is unable to provide leasing and financing arrangements that appeal to potential customers, or if the provision of such arrangements exposes it to excessive consumer credit risk, Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Motorcycle retail sales depend heavily on affordable interest rates and availability of credit for financing and a substantial increase in interest rates could materially and adversely affect Damon’s business, financial condition, operating results and prospects.

In certain regions, including North America and Europe, financing for new vehicle sales was available at relatively low interest rates in recent years due to, among other things, expansive government monetary policies. Interest rates began to rise sharply in early 2022, and market rates for new vehicle financing have increased as well. Higher interest rates make Damon’s vehicles less affordable to customers and could steer customers to less expensive vehicles that would be less profitable for Damon compared to premium vehicles. Additionally, if consumer interest rates remain high or increase further, or if financial service providers further tighten lending standards or restrict their lending to certain classes of credit, customers may not desire or be able to obtain financing to purchase or lease Damon’s vehicles.

Fluctuations in exchange rates could have a material and adverse effect on Damon’s results of operations.

Damon reports its financial results in U.S. dollars and anticipates that a material portion of its sales and operating costs will be realized in currencies other than the U.S. dollar. If the value of any of said currencies depreciates relative to the U.S. dollar, Damon’s foreign currency revenue will decrease when translated to U.S. dollar for reporting purposes. Alternatively, if the value of any of these currencies appreciates relative to the U.S. dollar, Damon’s operating costs will increase when translated to U.S. dollar for reporting purposes. Although these risks may sometimes be naturally hedged by a match in Damon’s sales and operating costs denominated in the same currency, fluctuations in foreign currency exchange rates could create discrepancies between Damon’s sales and its operating costs in a given currency which may have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Fluctuations in foreign currency exchange rates could also have a material adverse effect on the relative competitive position of Damon’s products in markets where they face competition from manufacturers who are less affected by such fluctuations in exchange rates. The value of the U.S. dollar against the Canadian dollar and other currencies is affected by changes in various political and economic conditions. It is difficult to predict how market forces or government policy may impact the exchange rate between U.S. dollars and other currencies in the future. Changes in currency exchange rates can have impacts on the costs of imported goods for motorcycle assembly, and it can change the relative value or demand for motorcycles abroad.

Damon’s sales and operating results may fluctuate from quarter-to-quarter and from year-to-year as they are affected, among other things, by the seasonal nature of Damon’s products, fluctuation in Damon’s operating costs and prevailing market conditions.

Damon’s future sales and operating results may experience substantial fluctuations from quarter-to-quarter and year-to-year. It is anticipated that sales for motorcycles in the principal markets in which Damon operates will be highest in spring and summer. In addition, Damon’s revenues and operating costs will fluctuate from period-to-period with the pace at which it increases its production capacity and designs, develops and produces new vehicles. As a result of these fluctuations in revenues and expenses, along with other factors that are beyond Damon’s control, including general economic conditions, changes in consumer preferences, weather conditions, vehicle sales mix, changes in the cost or availability of raw materials or labour, discretionary spending habits and currency exchange rate fluctuations, Damon may not be able to accurately predict its quarterly and annual sales and operating results, which are likely to fluctuate significantly from period-to-period. Sales and operating results in any period should not be considered indicative of the results to be expected for any future period.

Risks Related to Technology

Damon’s motorcycles rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if Damon is unsuccessful in addressing or mitigating technical limitations in its systems, its business, financial condition, operating results and prospects could be materially adversely affected.

Damon’s vehicles rely on software and hardware, including software and hardware developed or maintained by third parties, that is highly technical and complex and will require modification and updates over the life of the vehicles. In addition, the performance of the software solutions included in Damon’s vehicles depends on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Damon’s software and hardware may contain errors, bugs or vulnerabilities, and its systems are subject to certain technical limitations that may compromise Damon’s ability to meet its objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within Damon’s software and hardware. Although Damon attempts to remedy any issues it observes in its vehicles and software as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of Damon’s customers. Additionally, if Damon is able to deploy updates to the software addressing any issues, but such updates cannot or are not installed by its customers, such customers’ software will be subject to these vulnerabilities until they install such updates. If Damon is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, Damon may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

There are complex software and technology systems that need to be developed by Damon and in coordination with vendors and suppliers to reach production for its vehicles, and there can be no assurance such systems will be successfully developed or integrated.

Damon’s vehicles and operations will use a substantial amount of complex third-party and in-house software and hardware. The development and integration of such advanced technologies are inherently complex, and Damon will need to coordinate with its vendors and suppliers to reach production for its vehicles. Defects and errors may be revealed over time and Damon’s control over the performance of third-party services and systems may be limited. Thus, Damon’s potential inability to develop and integrate the necessary software and technology systems may harm its competitive position.

Damon relies on third-party suppliers to develop a number of emerging technologies for use in its products, including battery technology and the use of different battery cell chemistries. Certain of these technologies and chemistries are not today, and may not ever be, commercially viable. There can be no assurances that Damon’s suppliers will be able to meet the technological requirements, production timing, and volume requirements to support Damon’s business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics that are anticipated. As a result, Damon’s business plan could be significantly impacted and Damon may incur significant liabilities under warranty claims which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

Damon’s industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in the internal combustion engine may materially and adversely affect the demand for its electric vehicles.

Damon will operate in the electric vehicle industry, which is rapidly evolving and may not develop as anticipated. The regulatory framework governing the industry is currently uncertain and may remain uncertain for the foreseeable future. As the industry in which Damon operates and Damon’s business develop, Damon may need to modify its business model or change its vehicles and services. These changes may be costly and may not achieve expected results, which could have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Further, Damon may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Damon’s research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, Damon plans to upgrade or adapt its vehicles and introduce new models in order to continue to provide vehicles with the latest technology, in particular safety technology and battery technology, which could involve substantial costs and lower its return on investment for existing vehicles. There can be no assurance that Damon will be able to compete effectively with alternative vehicles or source and integrate the latest technology into its vehicles, against the backdrop of Damon’s rapidly evolving industry. Even if Damon is able to keep pace with changes in technology and develop new models, Damon is subject to the risk that its prior models will become obsolete more quickly than expected, potentially reducing its return on investment.

Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect Damon’s business, financial condition, operating results and prospects in ways not currently anticipated. For example, relatively inexpensive fuel, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion.

Damon may face challenges providing charging solutions.

Demand for Damon’s vehicles will depend in part on the availability of charging infrastructure. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase an electric vehicle because of the lack of a more widespread service network or charging infrastructure at the time of sale. Although Damon intends to offer the ability to use alternative current and direct current charging infrastructure, allowing customers to use existing charging infrastructure and standards to charge their motorcycles, Damon has very limited experience in the actual provision of charging solutions to customers and providing these services is subject to challenges, which include dependence on existing charging networks and installation providers in appropriate areas. Damon’s ability to generate customer loyalty and grow its business could be impaired by a lack of satisfactory access to charging infrastructure. To the extent Damon is unable to meet customer expectations or experiences difficulties in providing charging solutions, demand for its vehicles may suffer, and Damon’s business, financial condition, operating results and prospects may be materially and adversely affected.

If Damon were to pursue development of a proprietary charging solution, Damon would face significant challenges and barriers, including successfully navigating the complex logistics of rolling out a network and teams in appropriate areas, resolving issues related to inadequate capacity or overcapacity in certain areas, addressing security risks and risks of damage to vehicles, securing agreements with third-party providers to roll out and support a network of charging solutions in appropriate areas, obtaining any required permits and land use rights and filings, and providing sufficient financial resources to successfully roll out the proprietary charging solution, which could require diverting such resources from Damon’s other important business initiatives. In addition, Damon’s limited experience in providing charging solutions could contribute to additional unanticipated challenges that would hinder its ability to provide such solutions or make the provision of such solutions costlier than anticipated.

The range of Damon’s electric motorcycles on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase its motorcycles.

The battery life and range of Damon’s motorcycles may vary or decline over time, like other vehicles that use current battery technology, including due to factors outside of Damon’s control. Factors such as rider behavior, usage, speed, terrain, time and stress patterns may also impact the battery’s ability to hold a charge, which may decrease Damon’s motorcycles’ range before needing to recharge, or could require Damon to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease Damon’s vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to customer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected customers’ purchasing decisions. In addition, Damon cannot guarantee that battery life and range deterioration will not be greater than what is currently anticipated, nor that Damon will be able to improve the performance of its battery packs, or increase its vehicles’ range, in the future. Any deterioration above the expected level could affect Damon’s reputation or could materially adversely affect its business, financial condition, operating results and prospects.

Damon’s vehicles make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs that Damon produces make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack has been designed to passively contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of Damon’s vehicles or other battery packs that it produces could occur, which could result in bodily injury or death and could subject Damon to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve Damon’s vehicles, could materially adversely affect Damon’s business, financial condition, operating results and prospects.

In addition, once Damon begins mass manufacturing of its vehicles, it will be required to store a significant number of lithium-ion cells at its facilities. While safety procedures related to the handling of the cells have been implemented, any mishandling of battery cells, or safety issue or fire related to cells, may cause damage, injury and disruption to the operation of its facilities. Such damage or injury could lead to adverse publicity and potentially a safety recall.

Damon may be subject to risks associated with assisted driving technology.

Damon’s vehicles are being designed to offer some assisted driving functionality through Damon’s CoPilot ADAS, including forward crash warning functionalities. Through research and development, Damon plans to continue to update and improve its assisted driving technology. Assisted driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on driver interactions, and drivers may not be accustomed to using or adapting to such technologies. To the extent accidents associated with Damon’s assisted driving systems occur, Damon could be subject to liability, negative publicity, government scrutiny, and further regulation. Moreover, any incidents related to assisted driving systems of Damon’s competitors could adversely affect the perceived safety and adoption of Damon’s vehicles and assisted driving technology more broadly. Any of the foregoing could materially and adversely affect Damon’s business, financial condition, operating results and prospects.

Risks Related to Intellectual Property

Damon’s patent applications may not result in issued patents, which may have a material adverse effect on its ability to prevent others from interfering with the commercialization of Damon’s products.

The registration and enforcement of patents involves complex legal and factual questions, and the breadth and effectiveness of patented claims is uncertain. Damon cannot be certain that it is the first to file patent applications on the inventions it wishes to protect, nor can it be certain that its pending patent applications will result in issued patents or that any of its issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that Damon is infringing such competitor’s patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that may differ from those of applicable in Canada or the U.S., and thus there is no certainty that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in Canada or the U.S.

Damon may need to defend itself against patent or trademark infringement claims, which may be time-consuming and would cause Damon to incur substantial costs.

Companies, organizations or individuals, including Damon’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with Damon’s ability to make, use, develop, sell or market its motorcycles or components, which could make it more difficult for Damon to operate its business. From time-to-time, Damon may receive communications from third parties that allege its products are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights.

In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Furthermore, from time-to-time Damon may introduce or acquire new products and services, including in areas where Damon historically has not competed, which could increase Damon’s exposure to patent and other intellectual property claims from competitors and non-practicing entities.

Damon may receive notice letters from patent holders alleging that certain of its products and services infringe their patent rights. Defending patent and other intellectual property litigation is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, plaintiffs may seek, and Damon may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring Damon to cease some or all of its operations. Damon may decide to settle such lawsuits and disputes on terms that are unfavorable to it. Similarly, if any litigation to which Damon is a party is resolved adversely, Damon may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require Damon to cease some or all of its operations or pay substantial amounts to the other party. In addition, Damon may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all, and may significantly increase Damon’s operating costs and expenses. As a result, Damon may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible. Damon’s business, financial condition, and results of operations could be adversely affected as a result of an unfavorable resolution of the disputes and litigation referred to above.

If Damon is determined to have infringed upon a third party’s intellectual property rights, Damon may be required to do things that include one or more of the following:

●	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

●	redesign its motorcycles or other goods or services to avoid infringing the third-party intellectual property; or

●	establish and maintain alternative branding for its products and services.

In the event of a successful claim of infringement against Damon and its failure or inability to obtain a license to the infringed technology or other intellectual property right, its business, financial condition, operating results and prospects may be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Risks Related to Regulation and Taxation

The lack of availability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and Canadian produced vehicles could have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric motorcycles, fiscal tightening or other reasons may result in the diminished competitiveness of the alternative fuel motorcycle industry generally or Damon’s electric motorcycles in particular. This could materially adversely affect the growth of the alternative fuel motorcycle markets and Damon’s business, financial condition, operating results and prospects.

Damon’s vehicles also benefit from government policies including tariffs on imported motorcycles to both Europe and the U.S. However, trade dynamics can change quickly between regions, and this advantage could become a disadvantage with new regulations or duties. Additionally, the amount of subsidies provided for purchasers of certain new energy motorcycles in various regions (both at national and local levels) could be reduced in the future, increasing the net cost experienced by customers. These policies are subject to change and are beyond Damon’s control. There is no assurance that any changes would be favorable to Damon’s business. Any of the foregoing could materially adversely affect Damon’s business, financial condition, operating results and prospects.

Damon’s business could be adversely affected by trade tariffs or other trade barriers.

Damon plans to initially build Damon motorcycles in California, and will be shipping those motorcycles globally. It is not clear what impact changes to tariffs may have or what actions other governments may take in the future. In the future, tariffs could potentially impact Damon’s raw material prices. In addition, changes in tariffs could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

The construction and operation of Damon’s manufacturing facility in San Rafael, or other manufacturing facilities that Damon may seek to establish in the future, are or will be subject to regulatory approvals, and may be subject to delays, cost overruns or may not produce expected benefits.

Damon’s leased manufacturing facility in San Rafael, California is subject to broad and strict government supervision and approval procedures, including, but not limited to, the project approvals and filings, construction land and project planning approval, environment protection approval, pollution discharge permits, work safety approvals, fire protection approvals, and the completion of inspection and acceptance by relevant authorities. As a result, Damon may be subject to administrative uncertainty regarding the construction within a specified time frame, fines or the suspension of work. Damon may face similar challenges with respect to any additional facilities it seeks to establish in the future to scale manufacturing capacity or otherwise. Any of the foregoing may have a material adverse impact on Damon’s business, financial condition, operating results or prospects.

Damon’s vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

All vehicles sold must comply with various standards of the market where the vehicles were sold. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving such standards. Vehicles must pass various tests and undergo a certification process, before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. Damon expects to begin the process of obtaining certifications for the HyperSport in 2024. If Damon’s certification efforts fail, or a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of compliance with certification requirements is discovered, the approval can be withheld, suspended or even revoked. With effect from the date of revocation or during suspension of certification, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold, exported or used in any commercial activity. Failure by Damon to have the HyperSport or any future model electric vehicle satisfy motor vehicle standards would have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Damon is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject Damon to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect Damon’s business, results of operations, financial condition and reputation.

Damon is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which Damon conducts activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), the U.K. Bribery Act 2010 and other similar anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, laws and regulations. The FCPA, the CFPOA and the U.K. Bribery Act 2010 prohibit Damon and its officers, directors, employees and business partners acting on Damon’s behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The UK Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could harm the Damon brand and adversely affect Damon’s business, financial condition, operating results and prospects.

Damon has direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. These interactions subject Damon to an increased level of compliance-related concerns. Damon is in the process of implementing policies and procedures designed to ensure compliance by it and its directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, Damon’s policies and procedures may not be sufficient and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which Damon may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws and regulations could subject Damon to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could harm the Damon brand and materially adversely affect Damon’s business, financial condition, operating results and prospects. In addition, changes in economic sanctions laws in the future could adversely impact Damon’s business and investments in Damon’s securities.

Damon is subject to numerous environmental, health and safety laws and any breach of such laws may have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Damon is subject to numerous environmental, health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws, regulations, directives or requirements would have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Damon may be adversely affected by the complexity, uncertainties and changes in automotive or internet related Canadian regulations or similar regulations of any countries it is selling motorcycles into.

Damon operates in the motorcycle and internet industry, both of which are extensively regulated by various governments. Regulations on vehicle homologation requirements may change over time, and potentially diverge in various regions, driving the need for increased vehicle variants, or discontinuation (temporary or permanent) of existing vehicle models.

In addition, Damon’s mobile applications are also regulated by various regulations, for example there are regulations related to the collection and sharing of data. If Damon’s mobile applications were found to be violating the regulations, Damon may be subject to administrative penalties, including warning, service suspension or removal of Damon’s mobile applications from the relevant mobile application store, which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

Risks Related to Cybersecurity and Privacy

Damon’s inability to leverage vehicle and customer data could impact the servicing of its products, its software algorithms and impact research and development.

Damon will rely on data collected from the use of its vehicles, including vehicle data and data related to battery usage statistics. Damon will use this data in connection with the servicing and normal course software updates of its products, its software algorithms and the research, development and analysis of its motorcycles. Damon’s inability to obtain this data or the necessary rights to use this data or Damon’s inability to properly analyze or use this data could result in Damon’s inability to adequately service its vehicles or delay or otherwise negatively impact its research and development efforts. Any of the foregoing could materially adversely affect Damon’s business, financial condition, operating results and prospects.

Failure of information security and privacy concerns could subject Damon to penalties, damage its reputation and brand, and harm its business, financial condition, operating results and prospects.

Damon faces significant challenges with respect to information security and privacy, including the storage, transmission and sharing of confidential information. Damon collects, transmits and stores confidential and private information of its customers, such as personal information, including names, accounts, user IDs and passwords, and payment or transaction related information. In certain jurisdictions, Damon is also subject to certain laws and regulations, such as “Right to Repair” laws, that require Damon to provide third-party access to its network or vehicle systems.

Damon is required by the laws of its various operating regions to ensure the confidentiality, integrity, availability and authenticity of the information of its customers and suppliers, which is also essential to maintaining their confidence in its vehicles and services. Damon intends to implement strict information security policies and deploy advanced measures to implement the policies, including, among others, advanced encryption technologies. However, advances in technology, an increased level of sophistication and diversity of Damon’s vehicles and services, an increased level of expertise of hackers, new discoveries in the field of cryptography or others can still result in a compromise or breach of the measures that are used by Damon. If Damon is unable to protect its systems, and hence the information stored in its systems, from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches could cause a loss, give rise to Damon’s liabilities to the owners of confidential information or even subject Damon to fines and penalties. In addition, complying with various laws and regulations could cause Damon to incur substantial costs or require Damon to change its business practices, including its data practices, in a manner adverse to its business.

Any unauthorized control or manipulation of Damon’s vehicles’ systems could result in loss of confidence in Damon and its vehicles and harm its business.

Damon’s vehicles contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. Damon has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks and its vehicles and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of or to change Damon’s solutions’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicles. Future vulnerabilities could be identified and Damon’s efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of Damon’s vehicles, or any loss of customer data, could result in legal claims or proceedings and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to its technology systems or data, as well as other factors that may result in the perception that Damon’s vehicles, technology systems or data are capable of being “hacked,” could materially adversely affect Damon’s brand and its business, financial conditions, operating results and prospects.

Damon is subject to information technology and cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its motorcycles and customer data processed by it, and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Damon from effectively operating its business, harm its reputation or materially adversely affect its business, financial condition, operating results and prospects.

Damon is at risk for interruptions, outages and breaches of: (i) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by it or its third-party vendors or suppliers; (ii) facility security systems, owned by it or its third-party vendors or suppliers; (iii) transmission control modules or other in-product technology, owned by it or its third-party vendors or suppliers; (iv) the integrated software in Damon’s vehicles; or (v) customer or driver data that Damon processes or Damon’s third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers or others; jeopardize the security of Damon’s facilities; or affect the performance of transmission control modules or other in-product technology and the integrated software in Damon’s vehicles. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery, social engineering or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time.

Although Damon maintains information technology measures designed to protect it against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and there is no guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. Any implementation, maintenance, segregation and improvement of Damon’s systems may require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Damon’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Damon’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its vehicles, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Damon cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Damon does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, Damon’s ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in Damon’s internal control over financial reporting, which may impact Damon’s ability to certify its financial results. Moreover, Damon’s proprietary information or intellectual property could be compromised or misappropriated, and its reputation may be adversely affected. If these systems do not operate as expected, Damon may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact Damon’s manufacturing capacity or production capability, harm its reputation, cause Damon to breach its contractual arrangements with other parties or subject Damon to regulatory actions or litigation, any of which could materially adversely affect its business, financial condition, operating results or prospects. In addition, Damon’s insurance coverage for cyberattacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.

Damon also collects, uses, discloses, stores, transmits and otherwise processes customer and employee and others’ data as part of its business and operations, which may include personal data or confidential or proprietary information. Damon uses its vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage and rider behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help it customize and optimize the riding experience. Damon’s users may object to the use of this data, which may harm Damon’s business. Damon also works with partners and third-party service providers or vendors that may in the course of their business relationship with Damon collect, store and process such data on Damon’s behalf and in connection with Damon’s vehicles and services. There can be no assurance that any security measures that Damon or its third-party service providers, vendors, or suppliers have implemented will be effective against current or future security threats. While Damon has developed systems and processes designed to protect the availability, integrity, confidentiality and security of Damon’s, Damon’s customers’, and employees’ and others’ data, such security measures or those of its third-party service providers, vendors or suppliers could fail and result in unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, Damon may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Laws in all 50 states of the U.S., in Canada and in Europe require Damon to provide notice to individuals, customers, regulators, credit reporting agencies and others when certain sensitive information has been compromised as a result of a security breach or where a security breach creates a real risk of significant harm to an individual. Such laws are inconsistent and compliance if there is a widespread data breach could be costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Any such event could harm Damon’s reputation and result in litigation against it, or otherwise materially adversely affect its business, financial condition, operating results and prospects.

Risks Related to Litigation, Product Warranty and Recalls

Damon may become subject to product liability claims, which could harm Damon’s financial condition and liquidity if it is not able to successfully defend or insure against such claims.

Damon may become subject to product liability claims, which could harm Damon’s business, financial condition, operating results and prospects. The motorcycle industry experiences significant product liability claims and Damon faces inherent risk of exposure to claims if its motorcycles do not perform as expected or malfunction resulting in personal injury or death. Damon’s risks in this area are particularly pronounced given the limited field experience of its motorcycles. A successful product liability claim against Damon could require it to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about Damon’s motorcycles and business and inhibit or prevent commercialization of other future motorcycle candidates which could harm the Damon brand and have a materially and adverse effect Damon’s business, financial condition, operating results and prospects. Damon plans to seek adequate product liability insurance for all its motorcycles, but any such insurance might not be sufficient to cover all potential product liability claims, and may not be available on terms satisfactory to Damon. Any lawsuit seeking significant monetary damages either in excess of such liability coverage, or outside of such liability coverage, may harm the Damon brand and have a material adverse effect on Damon’s business, financial condition, operating results and prospects. Damon may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it faces liability for its products and is forced to make a claim under its product liability insurance policy(ies).

Damon’s warranty reserves may be insufficient to cover future warranty claims which could adversely affect its business, financial condition, operating results and prospects.

As Damon’s vehicles enter production, Damon will need to maintain warranty reserves to cover warranty-related claims. If Damon’s warranty reserves are inadequate to cover future warranty claims on its vehicles, Damon’s business, financial condition, operating results and prospects could be materially and adversely affected. Damon expects to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, Damon has limited operating experience with its vehicles, and therefore no experience with warranty claims for these vehicles or with estimating warranty reserves, which renders necessary reserves hard to predict. In the future, Damon may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

Damon may be compelled to undertake product recalls or take other actions, which could adversely affect its brand image and financial performance.

If Damon’s vehicles are subject to recalls in the future, Damon may be subject to adverse publicity, damage to its brand and liability for costs. In the future, Damon may at various times, voluntarily or involuntarily, initiate a recall if any of its vehicles, including any systems or parts sourced from its suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by Damon or its suppliers, could involve significant expense and could materially adversely affect the Damon brand image in the target markets of Damon, as well as Damon’s business, financial condition, operating results and prospects.

Damon is currently involved in a dispute with the lessee of Damon’s former manufacturing facility in Surrey, British Columbia.

In April 2023, Damon received a notice of default from a property management company related to Damon’s lease of a facility in Surrey, British Columbia. Damon had planned to commence its initial manufacturing at the facility before relocating operations to its new facility in San Rafael, California. The notice of default asserts a breach of the lease and seeks approximately CAD$4.3 million in damages, in addition to accruing interest and other costs. Damon executed a settlement agreement effective on June 30, 2023, whereby it subsequently settled the amount owing with an issuance of convertible notes and installments of cash payments. Should Damon default under the terms of the settlement agreement., Damon could be forced to pay a substantial monetary sum to the property management company and may also suffer reputational or other harm.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement includes forward-looking statements, including in the sections entitled “Information Statement Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti,” “Business of Grafiti” and “Business of Damon.” These forward-looking statements include, without limitation, statements regarding the expected timing and structure of the spin-off and the Business Combination, the ability of the parties to complete the spin-off and the Business Combination, the expected benefits of the spin-off and the Business Combination, the tax consequences of the spin-off and the Business Combination, the expected business developments, products, technology, addressable markets, growth plans and strategies, future performance, financial condition, and results of operations of our company, Damon, and the combined company. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this information statement.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti.”

DIVIDEND POLICY

Grafiti does not currently expect to pay dividends on its common shares. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Grafiti’s board of directors. The Grafiti Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that Grafiti will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

CAPITALIZATION

The following table sets forth Grafiti’s capitalization as of June 30, 2023, on a historical basis and on a pro forma basis to give effect to the distribution. The historical financial information of Grafiti below represents the capitalization of Grafiti UK obtained from the audited carve-out financial statements, as Grafiti Holding Inc. was not created until October 2023. The information below is not necessarily indicative of what our capitalization would have been had the spin off been completed as of June 30, 2023. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti” and Grafiti’s financial statements and notes thereto included elsewhere in this information statement.

The following table sets forth our cash and capitalization as of June 30, 2023:

●	on an actual basis

●	on a pro forma basis assuming the reclassification of Inpixon’s investment to approximately [___] Grafiti common shares, no par value per share.

(in thousands)	Actual	Pro forma
Cash and cash equivalents	264	264
Stockholders’ Equity
Common stock	-	612
Additional Paid in Capital	612	-
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(407)	(407)
Total capitalization	202	202

The capitalization table above assumes that there will be approximately [____] Grafiti common shares outstanding.

The separation and distribution

Background and Reasons of the Separation and Distribution

In December 2021, Inpixon’s board of directors authorized its management team to review strategic alternatives, including an asset sale, merger with another company or spin-off of one or more of its business units aimed at maximizing shareholder value. Inpixon looked at a wide range of potential strategic transactions, companies, and structures to affect this strategy. Inpixon evaluated over a dozen different companies and negotiated four non-binding letters of intent in its search for strategic partners and transactions that it believes could potentially increase shareholder value.

In March 2023, Inpixon completed a spin-off of its enterprise apps business and business combination with KINS Technology Group, Inc. (“KINS”), a special purpose acquisition company pursuant to which Inpixon stockholders received shares of KINS common stock valued at approximately $70 million. On July 25, 2023, Inpixon also entered into an Agreement and Plan of Merger with XTI, which is anticipated to close by the end of this year. As a condition to closing the Proposed XTI Transaction, Inpixon is required to complete the Solutions Divestiture, by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing. To this end, Inpixon is pursuing the spin-off and the Business Combination with the goal of fulfilling its obligations in the Proposed XTI transaction and further delivering additional value for Inpixon’s stockholders.

On October 18, 2023, Inpixon’s board of directors approved the Business Combination and the spin-off under the terms of the Business Combination Agreement. Inpixon determined that the spin-off and the Business Combination would be in the best interests of Inpixon and its stockholders because the spin-off and the Business Combination create significant opportunities and benefits to maximize value for Inpixon shareholders. In assessing and approving the spin-off and the Business Combination, Inpixon considered the unavailability of alternative transactions that would produce similar or better results for Inpixon and its stockholders. Inpixon decided to pursue the spin-off and the Business Combination with Damon rather than a stand-alone spin-off transaction because it determined that the expected value to Inpixon and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off transaction. The principal factor considered by Inpixon in reaching this decision, in addition to the factors noted above, was Damon’s business and prospects, after giving effect to the proposed Business Combination with Grafiti.

The principal countervailing factors considered by Inpixon in its deliberations concerning the spin-off and the Business Combination were:

●	the fact that the Damon transaction necessarily involved another party and therefore presented execution risks that would not be present in a single party transaction like a stand-alone spin-off;

●	the possibility that the Damon business will not perform in the anticipated manner;

●	risks relating to integrating the Grafiti UK Business with Damon’s current operations and the potential effects on the value of Grafiti common shares to be received in the spin-off and the Business Combination; and

●	the additional cost and expense that would be incurred to consummate the spin-off and Business Combination, in addition to significantly higher operating costs and expenses that would be incurred in connection with the acquisition of the Damon business following the consummation of the Business Combination.

After consideration of the above factors and based on information furnished by Damon to Inpixon, particularly in respect of of the anticipated value of the combined business that Inpixon stockholders are anticipated to retain in relation to Inpixon’s current market cap value, Inpixon concluded that the expected value to Inpixon and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off of the Grafiti UK Business. See “The Separation and Distribution.”

When and How You Will Receive the Distribution

Inpixon expects to distribute Grafiti’s common shares on [___], 2023, the distribution date, to all holders of outstanding shares of Inpixon common stock as of the close of business on December [___], 2023, the record date for the distribution. [  ]. will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Grafiti common shares.

If you own shares of Inpixon common stock as of the close of business on the record date for the distribution, the Grafiti common shares that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the distribution agent will then mail you a direct registration account statement that reflects your Grafiti common shares. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Inpixon common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive Grafiti common shares in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Inpixon common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of Grafiti’s common shares that have been registered in book-entry form in your name.

Most Inpixon stockholders hold their shares of common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Inpixon common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Grafiti common shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Will Receive

Grafiti common shares distributed to holders in connection with the distribution will be registered under the Exchange Act and freely transferable, except for shares received by persons who may be deemed to be Grafiti affiliates or as contemplated by the term of the Business Combination as described below..

Persons who may be deemed to be Grafiti affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Grafiti, which may include certain Grafiti executive officers, directors or principal stockholders. Securities held by Grafiti affiliates will be subject to resale restrictions under the Securities Act. Grafiti affiliates will be permitted to sell shares of Grafiti common shares only pursuant to an effective resale registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

In accordance with the Business Combination Agreement, Grafiti shall apply lock-up terms to Grafiti common shares issued in the distribution that are substantially similar to those contained in the lock-up agreements applicable to Damon securityholders by incorporating such terms in its organization documents or through another mechanism. This means that your Grafiti common shares received in the distribution will be subject to lock-up restrictions for the period from the distribution to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% at the closing, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold.

Number of Grafiti Common Shares You Will Receive

For every [.   ] shares of Inpixon common stock that you own at the close of business on December [___], 2023, the record date for the distribution, you will receive one Grafiti common share on the distribution date.

Inpixon will not distribute any fractional shares of Grafiti common share to its stockholders. Instead, if you are a registered holder, Inpixon may, in its sole discretion, round up any fractional shares of Grafiti common share to which you would be entitled to the next whole share or have the distribution agent aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by Inpixon or Grafiti, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Inpixon or Grafiti. If the fractional shares are sold rather than rounded up, neither Grafiti nor Inpixon will be able to guarantee any minimum sale price in connection with the sale of the shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Market for Grafiti Common Shares

There is currently no public trading market for Grafiti’s common shares. Grafiti expects that there will be no public trading market for the Grafiti common shares unless the Business Combination is consummated. Listing of the Grafiti common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti plans to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, two markets may develop in Inpixon common stock: a “regular-way” market and an “ex-distribution” market. Inpixon common stock that trades on the “regular-way” market would trade with an entitlement to Grafiti common share distributed pursuant to the distribution. Inpixon common stock that trades on the “ex-distribution” market would trade without an entitlement to Grafiti common share distributed pursuant to the spin-off. Therefore, if you sell shares of Inpixon common stock in the “regular-way” market up to and including the distribution date, you would be selling your right to receive Grafiti common shares in the distribution. If you own shares of Inpixon common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you would receive the Grafiti common shares that you are entitled to receive pursuant to your ownership as of the record date of the shares of Inpixon common stock.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, there may be a “when-issued” market in our common shares. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market would be a market for Grafiti common shares that will be distributed to the participating holders of Inpixon common stock on the distribution date. If you own shares of Inpixon common stock at the close of business on the record date for the distribution, you would be entitled to Grafiti common shares distributed pursuant to the distribution. You may trade this entitlement to Grafiti common shares, without the shares of Inpixon common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Grafiti common shares would end, and “regular-way” trading will begin.

“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if Inpixon determines not to proceed with the distribution following the initiation of “ex-distribution” and “when-issued” trading markets, trades in “ex-distribution” and “when-issued” trading markets would be cancelled and, therefore, would not be settled.

Conditions to the Distribution

Inpixon has announced that the distribution will be effective on [__], 2023, which is the distribution date, provided that the following conditions are satisfied (or waived by Inpixon in its sole discretion):

●	the transfer of assets and liabilities to Grafiti and Inpixon, respectively, in accordance with the Separation Agreement will have been completed;

●	our common shares shall have been registered under the Exchange Act and the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been mailed to the Inpixon stockholders and participating warrant holders;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions;

●	the Spin-off Documents will have been duly executed and delivered by the parties; and

●	no event or development will have occurred or exist that, in the judgment of Inpixon’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Inpixon cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. The satisfaction of the foregoing conditions does not create any obligations on Inpixon’s part to effect the separation and distribution, and Inpixon’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation and distribution, including by accelerating or delaying the timing of the consummation of all or part of the separation and distribution, at any time prior to the effective time of the distribution. To the extent that the Inpixon board of directors determines that any modifications by Inpixon materially change the material terms of the distribution, Inpixon will notify it stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Regulatory Approval

Apart from the registration under United States federal securities laws of Grafiti common shares to be distributed in the distribution and related Nasdaq listing requirements, Grafiti does not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Under the Neveda state law, Inpixon stockholders will not have dissent rights in connection with the distribution.

The separation agreement

The following is a summary of the material terms of the Separation Agreement. A copy of the Separation Agreement is filed as Exhibit 2.1 to the registration statement to which this information statement forms a part, and is incorporated by reference into this information statement. The following description does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement. You should refer to the full text of the Separation Agreement for details of the separation and distribution and the terms and conditions of the Separation Agreement.

When used in this section, “distribution date” refers to the date on which Inpixon distributes Grafiti common shares to the participating Inpixon securityholders.

The Separation Agreement provides for the separation of Inpixon’s Grafiti UK Business from the Remaining Business. Among other things, the Separation Agreement provides for the transfer of all of the capital stock of Inpixon Limited to Grafiti. The Separation Agreement also sets forth how the spin-off will be completed and other obligations of the parties prior to, upon and following the completion of the spin-off. Certain matters addressed by the Separation Agreement are described below.

Separation of the Grafiti UK Business

The Separation Agreement provides for the transfer of Grafiti Assets, which consist of all the issued and outstanding capital stock of Inpixon Limited, and Grafiti Liabilities related thereto at the effective time of the spin-off on the distribution date, pursuant to which (i) Inpixon will contribute to Grafiti the Grafiti Assets and Grafiti will assume certain liabilities in connection with the Grafiti Assets, and (ii) Grafiti will contribute to Inpixon certain assets and liabilities related to the Remaining Business.

Except as expressly set forth in the Separation Agreement or any ancillary agreement, neither Inpixon nor Grafiti expects to make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the spin-off, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Inpixon or Grafiti as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement and the ancillary agreements, unless the context otherwise requires.

Consents

The Separation Agreement provides that Inpixon and Grafiti will use their respective reasonable best efforts to obtain promptly any required third-party consents or governmental approvals required in connection with the spin-off, provided that neither party will be required to make any payments or assume any liabilities or offer or grant any financial accommodation or other benefit with respect to any existing agreements with third parties not required to be paid under the terms of an existing agreement. The transfer of any specific asset to Grafiti, on the one hand, or Inpixon, on the other hand, in connection with the spin-off will automatically be deferred until the completion of the transfer of the asset or liability, as applicable, can take place in accordance with any required consents or governmental approvals.

Conditions to the Spin-off

The Separation Agreement provides that the distribution is subject to satisfaction (or waiver by Inpixon) of certain conditions. These conditions are described under “The Separation and Distribution– The Separation and Distribution—Conditions to the Distribution.” Inpixon has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Mutual Releases

The Separation Agreement provides that Grafiti will release and discharge Inpixon and its affiliates from all liabilities assumed by Grafiti as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to Grafiti’s business, Grafiti Assets and Grafiti Liabilities, and from all liabilities existing or arising in connection with the implementation of the separation and distribution, but excluding any liabilities resulting from actions by Inpixon and its subsidiaries that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by Inpixon or its subsidiaries. Similarly, Inpixon and its affiliates will release and discharge Grafiti and its affiliates from all liabilities retained by Inpixon and its subsidiaries as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation and distribution, but excluding any liabilities resulting from actions by Grafiti and its subsidiaries that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by Grafiti or its subsidiaries.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the Separation Agreement, the transition services agreements, and the transfer documents executed in connection with the separation.

Further Assurances

In addition to the actions specifically provided for in the Separation Agreement, each of Inpixon and Grafiti agreed in the Separation Agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution

The Separation Agreement contains provisions that govern, except as otherwise provided in any ancillary agreements, the resolution of disputes, controversies or claims that may arise between Inpixon and Grafiti related to the separation or distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of Inpixon and Grafiti. If such efforts are not successful, either Inpixon or Grafiti may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the Separation Agreement.

Expenses

Except as expressly set forth in the Separation Agreement or in any ancillary agreement, Inpixon will be responsible for payment of all out-of-pocket fees, costs and expenses incurred in connection with the separation and distribution prior to the effective time of the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution.

Other Matters

Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of witnesses and records, among others.

Termination

The Separation Agreement provides that it may be terminated, and the separation and distribution may be abandoned, at any time prior to the effective time of the distribution in the sole discretion of Inpixon without the approval of any person, including Inpixon’s stockholders or Grafiti’s shareholders. In the event of a termination of the Separation Agreement, no party, nor any of its directors or officers, will have any liability of any kind to the other party or any other person. After the effective time of the distribution, the Separation Agreement may not be terminated except by an agreement in writing signed by both Inpixon and Grafiti.

Ancillary Agreements Contemplated by the Separation Agreement

Transition Services Agreement

Prior to the completion of the spin-off, Inpixon and Grafiti expect to enter into a transition services agreement which will set out the respective rights, responsibilities, and obligations of with respect to certain support services to be provided by each other to one another after the spin-off, as may be necessary to ensure the orderly transition of the respective businesses.

Any services provided beyond the services covered will be billed at a negotiated rate, which will not be less favorable than the rate Inpixon or Grafiti would have received for such service from a third party.

BUSINESS of grafiti

Introduction

Grafiti is a holding company with operations through its subsidiary, Inpixon Limited, which operates the Grafiti UK Business. Grafiti is a licensee and distributor of data analytics and visualization software products known as “SAVES” primarily for scientists and engineers distributed in the UK and certain other European countries. These products can be downloaded to a user’s desktop. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the studying of the efficacy of established drugs and therapies, in epidemic propagation research among other applications. Engineers use our products to conduct surface modelling analysis and curve fitting in order to design new engineering processes, study signal attenuation and propagation in radio engineering among other applications. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti was incorporated on October 17, 2023 in British Columbia, Canada for purposes of the spin-off transaction. Grafiti UK was formed by Inpixon on May 13, 2020 as a distribution arm for the UK market and part of the European market for Inpixon’s SAVES business.

Our strategy is to build a broader, long term customer base by increasing the sales of Grafiti UK’s product offerings to include cloud and Macintosh compatible data analytics and statistical visualization software products. We believe this will enable the Grafiti UK Business to focus on generating more recurring revenues in the future.

Products and Services

We offer a comprehensive set of data analytics and statistical visualization software solutions for engineers and scientists. The suite of data analytics and statistical visualization tools includes SigmaPlot, SigmaStat, SYSTAT, PeakFit, TableCurve 2D, TableCurve 3D, SigmaScan and MYSTAT. In addition, over the last three years the next generation of the Sigmaplot Product called Sigmaplot NG was successfully developed. Sigmaplot NG is platform independent/Macintosh compatible and is a technological refresh of the past versions of Sigmaplot allowing it to leverage modern hardware architectures and computational capacity. In addition a cloud version of the Sigmaplot NG product which allows our customers to leverage the full power of the cloud and distribute our software among its users with low touch and/or no touch installation processes is anticipated to be released in limited availability prior to the end of this quarter and on a general availability basis during the first quarter of 2024.

SigmaPlot is the flagship product that goes beyond financially oriented spreadsheets and the “bells and whistles” of business graphing software by making the technical features that scientists and engineers need the highest priority. SigmaPlot provides more than 100 different 2D and 3D graph types. Researchers can choose from a full range of graphing options: technical axis scales, multiple axes, multiple intersecting 3-D graphs and much more. With SigmaPlot they users create clear, compelling graphs you simply can’t get with basic spreadsheet packages.

Systat is a powerful statistical and graphical software package that is very easy to use and highly integrated. It is powerful and comprehensive. The software includes basic and advanced statistics. The basic functions are usually the most commonly used statistics (e.g., user can do descriptive statistics, frequencies, correlations and etc.). Systat can also be used for advanced statistics as well (e.g., regression, ANOVA, MANOVA, factor analysis, cluster analysis, time series).

SigmaStat was sold as a separate product for decades and was recently integrated into SigmaPlot. SigmaStat is a user-friendly statistical software package thousands of scientists turn to when they want to be expertly guided through the analysis of their data. It is an ideal solution for anyone who needs to conduct statistical analysis but does not have the in-depth knowledge of the math behind the statistical procedures performed.

SigmaScan Pro Scientists, engineers or technicians face problems that are difficult to measure but easy to photograph. SigmaScan provides a complete image analysis package for studying the structure and size of your visual information — everything from image collection to data analysis. With powerful image analysis and data manipulation techniques, SigmaScan Pro transforms images into reliable statistics, understandable graphs and valuable scientific conclusions.

TableCurve 2D is a linear and non-linear curve fitting package for scientists. TableCurve 2D is the first and only program that completely eliminates endless trial and error by automating curve fitting.

TableCurve 3D performs linear and non-linear surface fitting. TableCurve 3D is the first and only program that combines a powerful surface fitter with the ability to find the ideal equation to describe three-dimensional empirical data.

PeakFit performs automated nonlinear peak separation and analysis. It was designed for scientists performing spectroscopy, chromatography and electrophoresis. PeakFit’s state-of-the-art nonlinear curve fitting is essential for accurate peak analysis and conclusive findings.

Sales and Marketing

Grafiti sales channels include direct sales as well as indirect sales through channel partners including resellers and distributors. Our five indirect sales partners distribute the Grafiti products in the western Europe region and also provide a wide range of pre- and post-sales services to Grafiti customers including installation and support services.

Direct sales representatives are compensated with a base salary and, in certain circumstances, may participate in incentive plans such as commissions or bonuses.

Our products are marketed through industry-focused as well as account-based marketing strategies which utilize SEO, advertising, social media, trade shows, conferences, webinars, and other media.

Grafiti products are sold as annual or perpetual licenses along with maintenance subscriptions.

Customers

Our customers include academic institutions, engineers and scientists in a variety of industries including environmental sciences, behavioral sciences, medical research, and engineering.

By understanding our customers unique needs and considering the markets we target, we provide expert guidance, demonstrations, and ongoing support to maximize the value our software brings. Over 60% of our customers are academic institutions or scientist associated with them. Our channel partners account for approximately 25% of our revenue.

Competition

We operate in a market characterized by intense competition from competitive products and their distributors and/or resellers, based on such factors as price, quality and depth of product lines and training, as well as service and support provided by the distributor to the customer. We believe we are well equipped to compete effectively with other distributors in all of these areas.

Our business is characterized by innovation and rapid change in the products we distribute. Originlab and Graphpad Prism are the main competitors of the products that we sell. These competitive products are characterized by the complexity of their user interfaces and the pre-supposition and in-depth understanding of statistics. Sigmaplot, on the other hand, has an interface that is as intuitive and simple to use and the statistical analyses available in Sigmaplot can be accessed through an intuitive and guided interface that makes the adoption of it by scientists and engineers less cumbersome and very time efficient. Sigmaplot is characterized by the richness of its graphs and their almost infinite customizability relative to our competitors’ graphing solutions. We offer multiple pricing models and believe our products are competitively priced.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Employees

As of September 30, 2023, we have a principal executive officer and two employees in Grafiti UK, one of whom is responsible for sales and marketing efforts and the other being responsible for pre and post-sale support. We are currently recruiting a new Sales Manager.

Facilities

As of September 30, 2023, we did not own any facilities or real properties.

Legal Proceedings

As of September 30, 2023, other than being subject to potential routine litigation and other claims that may arise in the normal course of business, we did not have any pending or threatened lawsuits or proceedings that are expected to have a material effect on our financial position, results of operations or liquidity.

Corporate History

On June 19, 2020, Inpixon acquired an exclusive license to use, market, distribute, and develop the SYSTAT and SigmaPlot software suite of products (referred to as “SAVES”) pursuant to an Exclusive Software License and Distribution Agreement, by and among Inpixon, Cranes Software International Ltd. (“Cranes”) and Systat Software, Inc. (“Systat” and, together with Cranes, the “Systat Parties”), as amended on June 30, 2020 and February 22, 2021 (as amended, the “License Agreement”). In connection with the License Agreement, Inpixon received an exclusive, worldwide license to use, modify, develop, market, sublicense and distribute the SAVES software, software source, user documentation and related Systat Intellectual Property (as defined in License Agreement) (the “License”); and an option to acquire the assets underlying the License (the “Purchase Option”).

Grafiti UK was incorporated by Inpixon in May of 2020 to operate as a distributor of the SAVES products in the UK and western European region. Grafiti UK is responsible for maintaining all aspects of the relationship with the end customer. All customer interaction from solicitation, pre-sale activities, sale and invoicing, delivery and customer support is the responsibility of Grafiti UK.

Corporate Information

As of September 30, 2023, we had one operating subsidiary, Inpixon Limited (100% ownership) based in Slough, United Kingdom.

Our principal executive offices are located at 169 Bath Road, Slough, UK. Our Internet website is www.grafiti.com and is currently under development. The information on, or that can be accessed through, our website is not part of this information statement, and you should not rely on any such information in making any investment decision relating to our common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS of grafiti

You should read the following discussion in conjunction with the audited financial statements and the corresponding notes included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Grafiti is a licensee and distributor of data analytics and visualization products known as “SAVES” primarily for scientists and engineers distributed in the UK and certain other European countries. These products can be downloaded to a user’s desktop and are anticipated to be available in the cloud during the first quarter of 2024. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the studying of the efficacy of established drugs and therapies, in epidemic propagation research among other applications. Engineers use our products to conduct surface modelling analysis and curve fitting in order to design new engineering processes, study signal attenuation and propagation in radio engineering among other applications. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti was incorporated in 2023 for the spin-off. Grafiti UK was formed in May 2020 as a distribution arm for the U.K. market and part of the European market.

Critical Accounting Policies and Estimates

Our carve-out financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our carve-out financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our carve-out financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our carve-out financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the audited carve-out financial statements for the years ended June 30, 2023, 2022, and 2021 which are included elsewhere in this filing. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. Our licenses are sold as perpetual or term licenses and the arrangements may include maintenance services which are accounted for as separate performance obligations. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The most critical judgements required in applying ASC 606 Revenue Recognition from Customers, and our revenue recognition policy relate to the determination of distinct performance obligations.

●	We receive fixed consideration for sales of software products. Revenue is recognized at point in time when the customer has title to the product and risks and rewards of ownership have transferred.

●	Revenue related to contracts for the sale of our software is recognized over time using the output method (days of software provided) because we are providing continuous access to its service.

●	We recognize revenue related to Maintenance Services evenly over time using the output method (days of software provided) because we provide continuous service, and the customer simultaneously receives and consumes the benefits provided by our performance as the services are performed.

We also consider whether an arrangement has any discounts, material rights, or specified future upgrades that may represent additional performance obligations. We offer discounts in the form of prompt payment discounts and rebates for a decrease in service level percentages. We have determined that the most likely amount method is most useful for contracts that provides these discounts and rebates as the contracts have two potential outcomes and a significant reversal in the amount of cumulative revenue recognized is not expected to occur. Discounts have not historically been significant, but we continue to monitor and evaluate these estimates based on historical experience, anticipated performance, and our best judgment. Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a particular period.

Long-Lived Assets - Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended June 30, 2023 and 2022, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

Based on its assessments, the Company has not recorded any impairment of long-lived assets during the years ended June 30, 2023, 2022 and 2021.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the years ended June 30, 2023, 2022 and 2021, based upon certain economic conditions and historical losses through June 30, 2023, 2022 and 2021. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for the Company.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax filings that do not meet these recognition and measurement standards. As of June 30, 2023, 2022 and 2021, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended June 30, 2023, 2022 and 2021.

RESULTS OF OPERATIONS

Year Ended June 30, 2023 compared to the Year Ended June 30, 2022 and Year Ended June 30, 2022 compared to the Year Ended June 30, 2021

The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Years Ended June 30,
(in thousands, except percentages)	2023	2022	2021	Variation 2023-2022	% Change 2023-2022	Variation 2022-2021	% Change 2022-2021
Revenues	$391,848	$456,076	$252,129	$(64,228)	(14)%	$203,947	81%
Cost of revenues	$95,220	$95,499	$95,787	$(279)	—%	$(288)	—%
Gross profit	$296,628	$360,577	$156,342	$(63,949)	(18)%	$204,235	131%
Operating expenses	$370,457	$424,444	$425,216	$(53,987)	(13)%	$(772)	—%
Loss from operations	$(73,829)	$(63,867)	$(268,874)	$(9,962)	16%	$205,007	(76)%
Income tax provision	$—	$—	$—	—	—%	$—	—%
Net loss	$(73,829)	$(63,867)	$(268,874)	$(9,962)	16%	$205,007	(76)%

Revenues

Fiscal 2023 compared to Fiscal 2022

Revenues for the year ended June 30, 2023 were $391,848 compared to $456,076 for the comparable period in the prior year for a decrease of approximately $64,228, or approximately 14%. This decrease is primarily attributable to the loss of a sales manager during the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Revenues for the year ended June 30, 2022 were $456,076 compared to $252,129 for the comparable period in the prior year for an increase of approximately $203,947, or approximately 81%. This increase is primarily attributable to the fiscal year ended June 20, 2021 was the first year of operations and there is no historical annual license and maintenance revenue.

Gross Margin

Fiscal 2023 compared to Fiscal 2022

Cost of revenues for the year ended June 30, 2023 were $95,220 compared to $95,499 for the comparable period in the prior year and relatively flat.

The gross profit margin for the year ended June 30, 2023 was 76% compared to 79% for the year ended June 30, 2022. This lower margin is primarily due to the lower revenue during the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Cost of revenues for the year ended June 30, 2022 were $95,499 compared to $95,787 for the comparable period in the prior year and relatively flat.

The gross profit margin for the year ended June 30, 2022 was 79% compared to 62% for the year ended June 30, 2021. This higher margin is primarily due to the lower revenue during the year ended June 30, 2021.

Operating Expenses

Fiscal 2023 compared to Fiscal 2022

Operating expenses for the year ended June 30, 2023 were $370,457 and $424,444 for the comparable period ended June 30, 2022. This decrease of $53,987 is primarily attributable to decreased rent, salaries and advertising in the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Operating expenses for the year ended June 30, 2023 were $424,444 and $425,216 for the comparable period ended June 30, 2022 and remained relatively flat.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization.

EBITDA for the year ended June 30, 2023 was a loss of $72,583 compared to a loss of $62,548 for the year ended June 30, 2022.

EBITDA for the year ended June 30, 2022 was a loss of $62,548 compared to a loss of $267,742 for the year ended June 30, 2021.

The following table presents a reconciliation of net income/loss attributable to stockholders of Inpixon Limited, which is our GAAP operating performance measure, to EBITDA for the years ended June 30, 2023, 2022 and 2021:

	For the Years Ended June 30,
	2023	2022	2021
Net loss attributable to common stockholders	$(73,829)	$(63,867)	$(268,874)
Interest expense/(income), net	—	—	—
Income tax benefit (provision)	—	—	—
Depreciation and amortization	1,246	1,319	1,132
EBITDA	$(72,583)	$(62,548)	$(267,742)

We rely on EBITDA, which is a non-GAAP financial measure for the following:

●	To review and assess the operating performance of our Company as permitted by ASC Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present EBITDA as supplemental disclosure because of the following:

●	We believe EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization.

●	We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of EBITDA is helpful to compare our results to other companies.

Even though we believe EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

●	EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing EBITDA only as supplemental information.

Liquidity and Capital Resources as of June 30, 2023

Our current capital resources and operating results as of and through the year ended June 30, 2023, consist of:

1)	an overall working capital surplus of $201,921;

2)	cash of $264,244;

3)	net cash used by operating activities for the year ended June 30, 2023 of $75,616.

The breakdown of our overall working capital surplus is as follows (in thousands):

Working Capital	Assets	Liabilities	Net
Cash	$264,244	$—	$264,244
Accounts receivable, net / accounts payable	94,838	447	94,391
Accrued liabilities	—	72,068	(72,068)
Deferred revenue	—	86,635	(86,635)
Other	1,989	—	1,989
Total	$361,071	$159,150	$201,921

The Company had approximately $264,244 cash and cash equivalents as of June 30, 2023. Inpixon has agreed to contribute an additional $100,000 in cash at the closing of the Business Combination, and therefore the Company believes it has the ability to mitigate any uncertainty related to cash burn projections.

The Company believes that their current liquidity position has the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered into during our course of business. Our contractual obligations consist of operating lease liabilities that are included in our balance sheet. As of June 30, 2023, the total obligation for operating leases is approximately $2,700, all of which is expected to be paid in the next twelve months.

Financing Obligations and Requirements

Net cash used in operating activities during the year ended June 30, 2023 of $75,616 consists of net loss of $73,829 offset by non-cash adjustments of approximately $1,246 less net cash changes in operating assets and liabilities of approximately $3,033. As part of the Inpixon group of companies, the Company has historically been dependent on Inpixon for its working capital and financing requirements until the closing, as Inpixon uses a centralized approach to cash management and financing its operations. Given our current cash balances and budgeted cash flow requirements, the Company believes such funds are sufficient to satisfy its working capital needs, and other liquidity requirements associated with its existing operations for the next 12 months from the issuance date of the financial statements. However, general economic or other conditions resulting from COVID 19 or other material events may impact the liquidity of our common stock. Our business has been impacted by the COVID-19 pandemic and may continue to be impacted. We have seen some impact in the demand of certain products and delays in certain projects and customer orders either because customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology. The total impact that COVID-19 will have on general economic conditions is continuously evolving and the impact it may continue to have on our results of operations continues to remain uncertain and there are no assurances that we will be able to continue to not be materially adversely effected.

Liquidity and Capital Resources as of June 30, 2023 Compared With June 30, 2022 and June 30, 2021

The Company’s net cash flows used in operating, investing and financing activities for the years ended June 30, 2023, 2022, 2021 and certain balances as of the end of those periods are as follows:

	For the Years Ended June 30,
	2023	2022	2021
Net cash used in operating activities	$(75,616)	$(154,813)	$(103,823)
Net cash used in investing activities	-	-	(4,077)
Net cash provided by financing activities	166,471	177,053	268,446
Effect of foreign exchange rate changes on cash	3,223	(16,541)	3,919
Net increase in cash	$94,078	$5,699	$164,467

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Cash	$264,244	$170,166	$164,467
Working capital surplus	$201,921	$102,886	$(16,233)

Operating Activities for the year ended June 30, 2023

Net cash used in operating activities during the year ended June 30, 2023 was approximately $75,616. The cash flows related to the year ended June 30, 2023 consisted of the following:

Net loss	$(73,829)
Non-cash income and expenses	1,246
Net change in operating assets and liabilities	(3,033)
Net cash used in operating activities	$(75,616)

The non-cash income and expense of approximately $1,246 consisted of depreciation and amortization expenses.

The net cash used in the change in operating assets and liabilities aggregated approximately $3,033 and consisted primarily of the following:

$(22,768)	Increase in accounts receivable and other receivables
3,902	Decrease in other current assets and other assets
(2,625)	Decrease in accounts payable
31,607	Increase in accrued liabilities and other liabilities
(13,149)	Decrease in deferred revenue
$(3,033)	Net cash used in the changes in operating assets and liabilities

Operating Activities for the year ended June 30, 2022

Net cash used in operating activities during the year ended June 30, 2022 was approximately $154,813 million. The cash flows related to the year ended June 30, 2022 consisted of the following:

Net loss	$(63,867)
Non-cash income and expenses	9,495
Net change in operating assets and liabilities	(100,441)
Net cash used in operating activities	$(154,813)

The non-cash income and expense of approximately $9,495 consisted primarily of the following:

$1,319	Depreciation and amortization expenses
8,176	Amortization of right of use asset
$9,495	Total non-cash expenses

The net use of cash in the change in operating assets and liabilities aggregated approximately $100,441 and consisted primarily of the following:

$(21,372)	Increase in accounts receivable and other receivables
4,146	Increase in other current assets and other assets
(2,379)	Decrease in accounts payable
(18,368)	Decrease in accrued liabilities and other liabilities
(8,259)	Decrease in operating lease liabilities
(54,209)	Decrease in deferred revenue
$(100,441)	Net use of cash in the changes in operating assets and liabilities

Operating Activities for the year ended June 30, 2021

Net cash used in operating activities during the year ended June 30, 2021 was $103,823. The cash flows related to the year ended June 30, 2021 consisted of the following:

Net loss	$(268,874)
Non-cash income and expenses	26,088
Net change in operating assets and liabilities	138,963
Net cash used in operating activities	$(103,823)

The non-cash income and expense of $26,088 consisted of the following:

$1,132	Depreciation and amortization expenses
24,956	Amortization of right of use asset
$26,088	Total non-cash expenses

The net cash provided in the change in operating assets and liabilities aggregated of $138,963 and consisted primarily of the following:

$(52,981)	Increase in accounts receivable and other receivables
(10,887)	Increase in other current assets and other assets
5,785	Increase in accounts payable
60,505	Increase in accrued liabilities and other liabilities
(24,871)	Decrease in operating lease liabilities
161,412	Increase in deferred revenue
$138,963	Net cash provided in the changes in operating assets and liabilities

Investing Activities as of June 30, 2023, 2022, and 2021

There were no cash flows from investing activities during the years ended June 30, 2023 and 2022. Net cash flows used in investing activities for the year ended June 30, 2021 was $4,077, which related to the purchase of equipment.

Cash Flows from Financing Activities as of June 30, 2023, 2022, and 2021

Net cash flows provided by financing activities during the year ended June 30, 2023 was $166,471. Net cash flows provided by financing activities during the year ended June 30, 2022 was $177,053. Net cash flows provided by financing activities during the year ended June 30, 2021 was $268,446. During the years ended June 30, 2023, 2022, and 2021 the Company received net incoming cash flows of $166,471, $177,053, and $268,448, respectively, for an investment from Parent.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Recently Issued Accounting Standards

For a discussion of recently issued accounting pronouncements, please see Note 2 to our financial statements, which are included in this report beginning on page F-1.

MANAGEMENT of GRAFITI following the SPIN-OFF

The following table sets forth the name and age of our sole executive officer and director and of those individuals who will serve following the spin-off. Following the distribution, Mr. Ali will continue as the Chief Executive Officer, President and the sole director. Directors are elected annually. The Grafiti Board does not have a fixed maximum number of directors, but the mechanics for the number of board seats can be set by ordinary resolution by the directors, in accordance with its articles. Currently, there is no specific number of directors in the Grafiti Board in accordance with its articles and while the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed.

Officers are appointed by, and serve at the pleasure of, the sole director of Grafiti.

Name	Age	Position
Nadir Ali	55	Chief Executive Officer, President and Director

Nadir Ali

Mr. Ali has served as our sole officer and director since our inception in October of 2023 and as the Chief Executive Officer and Managing Director of Grafiti UK since May 2020. As the Chief Executive Officer of Grafiti, Mr. Ali is responsible for establishing the vision, strategy and the operational aspects of Grafiti. Mr. Ali has over 20 years of experience in the consulting and high-tech industries. Mr. Ali is also the Chief Executive Officer and a director of Inpixon (NASDAQ: INPX) since September 2011. From November 2015 until August 2018, Mr. Ali served as the Chief Executive Officer of Sysorex Inc. (OTCQB: SYSX) and he served as a member of its board of directors until May 14, 2021. Mr. Ali is also the Managing Director of 3AM LLC, a company that advises and invests in certain asset classes including real estate and other asset classes since April 26, 2011. Mr. Ali also serves in the capacities set forth below for each of our following direct and indirect subsidiaries (a) director of Inpixon India Limited since April 1, 2005, (b) Managing Director of Inpixon GmbH since May 8, 2020, (c) Managing Director of Nanotron Technologies GmbH since October 6, 2020 (d) director of Game Your Game, Inc. since April 9, 2021, (e) director of Active Mind Technology Ltd. and (f) Managing Director of IntraNav GmbH.

From 1998 to 2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up, which was acquired by VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems, a computer systems integrator, which was acquired by Vanstar Government Systems in 1997. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, mergers and acquisitions and technology experience together with his in-depth knowledge of the business of Grafiti and Inpixon led us to the conclusion that he should serve as a director of the Grafiti Board.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC. Pursuant to these rules, our sole director is not independent within the meaning of Nasdaq Listing Rule 5605. Other than that, there are no family relationships between the sole director and our executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Our sole officer and director has historically received compensation from Inpixon and has not received any cash or other compensation from Grafiti for his services as the sole officer and director of Grafiti. The information included in the Summary Compensation Table below reflects compensation awarded or paid by Grafiti during fiscal years ended June 30 2023 and 2022 to our sole officer and director. The individuals included in the table are referred to herein as Grafiti’s named executive officers (“NEOs”).

Future compensation levels at Grafiti will be determined based on the compensation policies, programs and procedures to be established by the Grafiti board of directors or, if formed, the Compensation Committee of the board of directors. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that Grafiti’s NEOs will receive following the spin-off.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Nadir Ali,	2023		$	None	$	None	$	None	$	None	$	None
Chief Executive Officer	2022		$	None	$	None	$	None	$	None	$	None

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our Named Executive Officers as of June 30, 2023.

Shares of common stock or other equity grants of Grafiti may be granted to our sole officer and director and certain members of Inpixon’s management team prior to the consummation of the spin-off. Except as otherwise disclosed herein, there are currently no understandings or agreements regarding compensation our management may receive following the spinoff.

Director Compensation

We have not yet paid any compensation to the sole director who will become Grafiti’s sole director in relation to his directorship. We intend to establish a director compensation policy prior to the consummation of the spin-off. It is currently expected that the non-management directors of the board of directors of the combined company will be paid an annual directors’ fee, consisting of both cash and equity or other compensation of similar value. Additional annual cash stipends will be paid to each of the committee chairs and to the lead director. The stipend amounts and form of equity awards are subject to the determination of our board of directors in establishing and approving the final director compensation policy. Fees to independent directors may be made by issuance of common shares, based on the value of such common share at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We expect that any of our executive officers who also serve as directors, however, will not be separately compensated by us for their service as directors. We expect that all members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Committees

The Grafiti Board does not have a fixed maximum number of directors, but the mechanics for the number of board seats can be set by ordinary resolution by the directors, in accordance with its articles. The Company will not have any independent directors at the time of the spin-off and therefore does not intend to have a standing compensation committee, audit committee or corporate governance and nominating committee until such time as independent directors have been appointed. While the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed. It is anticipated that Nadir Ali will serve as the sole director of the Grafiti Board at the effective time of the spin-off.

Related Party Transactions

Grafiti is a primary distributor in the UK and Western European region of Inpixon’s SAVES products. Historically, Grafiti UK has relied on advances from Inpixon, as its parent to satisfy expenses. The expenses incurred that are settled by Inpixon consist of salaries and benefits to certain employees of Inpixon that have provided services for the Company. In addition, Grafiti UK has recorded cost of sales for the purchase of the SAVES software from Inpixon at market value based on the price that Inpixon would charge third parties for the purchase of its software with industry consistent margins.

RELATIONSHIP WITH INPIXON FOLLOWING SEPARATION AND DISTRIBUTION

Following the separation and distribution, Grafiti and Inpixon will operate separately, each as an independent reporting company. Grafiti entered into a Separation and Distribution Agreement with Inpixon, which is referred to in this information statement as the “The Separation Agreement” or the “Separation and Distribution Agreement.” Prior to the separation, Grafiti will also enter various other agreements to effect the separation and provide a framework for its relationship with Inpixon after the separation, including a transition services agreement and an assignment and assumption agreement. The Separation Agreement and form of the transition services agreement and the assignment and assumption agreement have each been filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

Inpixon and Grafiti also expect that Grafiti will continue to serve as the primary distributor of SAVES products in the UK and in certain other European countries. The parties intend to document the terms of the continued relationship prior to the consummation of the spin-off. Prior to the distribution, Grafiti will enter into a definitive written agreement with Inpixon or any successor to its SAVES business which will govern the terms of its relationship as the primary distributor of the SAVES products in the UK and certain European countries which are anticipated to include a minimum licensing and distribution fee of approximately $95,000 a year, subject to adjustment on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Executive Officers and Directors

As of the date of this information statement, all of our outstanding common shares are beneficially owned by Inpixon. After the spin-off, Inpixon will not own any of our common shares, except such shares that may be acquired in connection with the Business Combination. See Bridge Note.. The table below sets forth the expected beneficial ownership of Grafiti common shares immediately after the completion of the distribution and is derived from information relating to the beneficial ownership of Inpixon common stock as of November 10, 2023. The following table provides information with respect to the anticipated beneficial ownership of our common shares by the following:

●	each person known to beneficially own more than 5% of our common shares;

●	each director;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Immediately following the distribution, there will be [___] Grafiti common shares issued and outstanding. Unless otherwise indicated, the address for each individual listed below is c/o Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

Name of Beneficial Owner	Amount and nature of beneficial ownership(1)	Percent of Class
Nadir Ali	[ ]		*
All Directors and Executive Officers as a Group (1 persons)	[ ]		*

(1)	Nadir Ali serves as our sole officer and director.
*	less than 1% of the issued and outstanding shares of common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the distribution of Grafiti common shares to “U.S. holders” (as defined below) of Inpixon common stock. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, published rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. This discussion applies only to U.S. holders of shares of Inpixon common stock who hold such stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their particular circumstances or to U.S. holders subject to special rules under the Code (including, for example, non-U.S. holders, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their shares of Inpixon stock or warrants as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received shares of Inpixon or Grafiti common shares upon the exercise of employee stock options or otherwise as compensation, or holders who are liable for the alternative minimum tax). This discussion also does not address any Medicare contribution tax consequences, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. Inpixon has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes, and there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions are taxable.

This discussion does not address any tax consequences to the holders of participating warrants. Holders of participating warrants should consult with their own tax advisors as to the particular tax consequences of the distribution to them in light of their own circumstances.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Inpixon stock through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Inpixon stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Inpixon stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular tax consequences of the distribution to them in light of their own circumstances.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Inpixon stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or a resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (B) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

Holders of Inpixon stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the distribution to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION to U.S. HOLDERS UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Material U.S. Federal Income Tax Consequences for U.S. Holders

Each U.S. holder who receives Grafiti common shares in the distribution will generally be treated as receiving a taxable distribution equal to the fair market value of the Grafiti common shares received by such U.S. holder in the distribution. The distribution will be treated as a taxable dividend to the extent of such U.S. holder’s allocable share of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and to the extent the distribution exceeds such earnings and profits, the distribution would constitute a return of capital and would first reduce the U.S. holder’s basis in its Inpixon stock, but not below zero, and then would be treated as a capital gain from the sale of the Inpixon stock. Preferential tax rates for long-term capital gains are currently applicable to non-corporate U.S. holders.

Backup Withholding and Information Reporting

The distribution of Grafiti common shares and, if applicable, cash in lieu of fractional shares may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless a U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO U.S. HOLDERS UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of Grafiti’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Grafiti’s articles, which you must read for complete information about Grafiti’s capital stock as of the time of the distribution. The articles are included as an exhibit to this registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Business Corporations Act (British Columbia) (“BCBCA”).

Authorized and Outstanding Capital Stock

Upon the completion of the distribution, our authorized capital stock will consist of [___] common shares, par value $[___] per share. Upon the completion of the distribution and the Business Combination, we expect that there will be [___] common shares issued and outstanding and that no shares of preferred stock will be issued and outstanding.

Common Shares

The holders of Grafiti’s common shares will be entitled to one vote per share. In addition, the holders of our common shares will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that the Grafiti board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common shares will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common shares will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares, which may be designated solely by action of our board of directors and issued in the future.

Sales of Unregistered Securities

There have been no sales of unregistered securities of Grafiti within the last three years.

Anti-takeover Provisions in Grafiti’s Articles and BCBCA

Certain provisions in our Articles, as well as certain provisions of the BCBCA, may make more difficult or discourage a takeover of our business.

Under the BCBCA and our Articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution. A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is not unusual for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

According to our Articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting but are eligible for re-election or re- appointment. Under Section 14.10 of Grafiti’s Articles, shareholders of Grafiti may remove any director before the expiration of his or her term of office by a special resolution of shareholders. This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of our directors.

Under the BCBCA, the holders of not less than 5% of the Grafiti common shares may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of Grafiti that carry the right to vote at general meetings may call the meeting.

Under the BCBCA, shareholder proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of shareholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCBCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

Nominations of persons for election to the Grafiti board of directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors: (a) by or at the direction of the Board, including pursuant to a notice of meeting; (b) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the BCBCA, or a requisition of the shareholders made in accordance with the provisions of the BCBCA; or (c) by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in our Articles.

These provisions may have the effect of deterring unsolicited offers to acquire Grafiti or delaying changes in control of our management. These provisions could also have the effect of delaying until the next shareholder meeting any shareholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Section 21.2 of Grafiti’s Articles requires Grafiti, subject to the BCBCA, to indemnify a director, former director or alternate director and his or her heirs and legal representatives against all eligible penalties to which such person is or may be liable and after the disposition of an eligible proceeding pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Pursuant to Section 21.3 of Grafiti’s Articles, Grafiti may indemnify any person subject to the restrictions of the BCBCA.

Pursuant to Section 162 of the BCBCA, prior to the final disposition, Grafiti may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, if Grafiti first receives from such person a written undertaking that if the indemnification is ultimately determined to be prohibited pursuant to the Grafiti, such person will repay the amounts advanced.

Indemnification under the Grafiti is prohibited if any of the following circumstances apply: (1) if the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made the company was prohibited from doing so under its memorandum or articles; (2) if the indemnity or payment is made otherwise than under an earlier agreement and at the time the indemnity or payment is made, the company is prohibited from doing so under its memorandum or articles; (3) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation; or (4) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, by or on behalf of Grafiti or an associated corporation, Grafiti must not indemnify that person for any penalties such person is or may be liable for and must not pay the expenses of that person in respect of the proceeding.

In addition, on the application of Grafiti or an eligible party, a court may: (a) order Grafiti to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; (b) order Grafiti to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding; (c) order the enforcement of, or any payment under, an agreement of indemnification entered into by Grafiti; (d) order Grafiti to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under the BCBCA; (e) make any other order the court considers appropriate.

Authorized but Unissued Shares

The Grafiti board of directors has the authority, without action by the Grafiti shareholders, to issue all or any portion of the authorized but unissued shares of the Grafiti common shares, which would reduce the percentage ownership of the Grafiti shareholders and which may dilute the book value of the Grafiti common shares. Grafiti shareholders have no pre-emptive rights to acquire additional shares of Grafiti common shares. The Grafiti common shares is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

Listing

In connection with the Business Combination, Grafiti will apply to have its common shares listed on the Nasdaq Capital Market under the symbol “DMN.”

Transfer Agent and Registrar.

After the distribution, the transfer agent and registrar for Grafiti’s common shares will be [ ]. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact them with any questions relating to the distribution. For registered holders, with questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare at:

Toll free, by phone:	[ ]
By regular mail or courier:	[ ]

The business combination agreement

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is filed as Exhibit 2.2 to the registration statement to which this information statement forms a part, and is incorporated by reference into this information statement. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the business combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Inpixon, Grafiti and Amalco Sub, on the one hand, and Damon, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While the parties do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Inpixon, Grafiti, Amalco Sub and Damon, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Inpixon, Grafiti, Amalco Sub and Damon and are modified by the disclosure schedules.

General

Under the Business Combination Agreement, at the effective time of the business combination (the “Effective Time”), Amalco Sub and Damon will amalgamate and continue as one corporate entity pursuant to Section 276 of the Business Corporations Act (British Columbia) (BCBCA) (the “Amalgamation”). The Amalgamation will be in accordance with a plan of arrangement (the “Plan of Arrangement”) made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement, or made at the direction of the Supreme Court of British Columbia or another applicable court (the “Court”) in its final order with the prior written consent of Inpixon and Damon, each acting reasonably (the “Arrangement,” collectively with the Amalgamation and other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Structure and Consideration

In accordance with the Plan of Arrangement, at the Effective Time:

(i)	Each convertible note of Damon (“Damon Notes”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of common shares of Damon (“Damon Common Shares”) such that following the exchange of such Damon Common Shares by applying the Exchange Ratio (as described below) in accordance with the Business Combination Agreement, the holders of the Damon Notes will receive such number of Grafiti common shares that they are entitled to receive upon a Public Company Event (as such term is defined in the Damon Notes).;

(ii)	Each simple agreement for future equity of Damon (“Damon SAFE”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Damon Common Shares such that following the exchange of such Damon Common Shares by applying the Exchange Ratio in accordance with the Business Combination Agreement, the holders of Damon SAFEs will each receive such number of Grafiti common shares that they are entitled to receive in accordance with the terms of the Damon SAFEs;

(iii)	Each share of Class A Series 1 preferred shares, Class A Series 2 preferred shares, Class B preferred shares, seed preferred shares of Damon and any other class or series of Damon preferred shares (collectively, the “Damon Preferred Shares”) issued and outstanding immediately prior to the Effective Time (other than Damon Preferred Shares held by dissenting holders) shall be automatically converted into such number of Damon Common Shares as set out on a schedule to be attached to the Plan of Arrangement;

(iv)	All Damon Common Shares issued and outstanding immediately prior to the Effective Time, inclusive of all Damon Common Shares issued pursuant to the foregoing paragraphs (i), (ii) and (iii) (other than Damon Common Shares and Damon Preferred Shares (collectively, “Damon Shares”) held by dissenting holders) will be transferred and assigned to Grafiti in consideration for a number of Grafiti common shares determined by multiplying such number of Damon Common Shares by the Exchange Ratio.

(v)	Each option (whether vested or unvested) to purchase Damon Shares (“Damon Options”) issued and outstanding immediately prior to the Effective Time will be exchanged for an option (a “Converted Option”) (i) to acquire, subject to substantially the same terms and conditions as were applicable to the Damon Options, a number of Grafiti common shares (rounded down to the nearest whole share) equal to the product of (A) the number of Damon Common Shares underlying such Damon Option, multiplied by the Exchange Ratio, (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of such Damon Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(vi)	Each warrant to purchase Damon Shares (“Damon Warrant”) issued and outstanding immediately prior to the Effective Time, will be exchanged for a warrant (a “Converted Warrant”) (i) to acquire, subject to substantially the same terms and conditions as were applicable under such Damon Warrant, a number of Grafiti common shares (rounded down to the nearest whole share) equal to the product of (A) the number of Damon Common Shares underlying such Damon Warrant, multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Damon Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(vii)	Each share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be exchanged into and become one newly issued, fully paid and nonassessable share of the corporate entity resulting from the amalgamation (“Damon Surviving Company”).

(viii)	As consideration for the issuance by Grafiti of Grafiti common shares described in paragraph (iv), Damon Surviving Company shall issue to Grafiti one common share in its capital for each share of Grafiti common shares issued pursuant to the transactions described in paragraph (iv).

The Exchange Ratio is defined in the Business Combination Agreement as the quotient of (A) the difference of (i) the quotient of the fully diluted shares of Grafiti immediately prior to the Effective Time divided by 18.75% minus (ii) the fully diluted shares of Grafiti immediately prior to the Effective Time; divided by (B) the fully diluted shares of Damon immediately prior to the Effective Time.

All Grafiti common shares and other securities of Grafiti issued and outstanding prior to the Effective Time will remain unaffected by the Amalgamation and Arrangement.

Holders of Grafiti common shares, including participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the consummation of the Business Combination (the “Closing”), are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management.

Directors and Officers of Inpixon Following the Business Combination

Pursuant to the Business Combination Agreement, the parties will take all necessary action so that at the Closing, the board of directors of the combined company will consist of such directors as Damon may determine, subject to the independent requirements under the Nasdaq rules, and provided that at least one director will be nominated by Grafiti. The Chief Executive Officer and Chief Financial Officer of Damon immediately prior to the closing will serve in the same respective offices of the combined company following the closing.

Covenants; Conduct of Business Pending the Business Combination

Except as expressly contemplated by the Business Combination Agreement or any ancillary documents, without the consent of the other party, Damon will, during the period commencing on the date of the Business Combination Agreement and continuing until the earlier to occur of the Closing and the termination of the Business Combination Agreement (the “Interim Period”), conduct its business in the ordinary course of business, comply with all applicable laws, and take all commercially reasonable measures necessary or appropriate to preserve intact its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its assets; and Grafiti will, during the Interim Period, comply with all applicable laws.

In addition to the general covenants above, Damon has agreed that during the Interim Period, it will not, without the consent of Grafiti or otherwise expressed permitted by the Business Combination Agreement or any ancillary documents:

●	amend its organizational documents, expect as required by applicable law;

●	other than equity award grants and financings involving issuance of equity or equity linked securities that will be included in Damon’s fully diluted shares at the Effective Time, as applicable, authorize for issuance or issue any equity securities;

●	other than any permitted financing as described above, incur indebtedness in excess of $500,000 individually or $1,000,000 in the aggregate;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution in respect of its equity interests, or repurchase any of its securities except in accordance with existing employee agreements in connection with termination of service;

●	increase employee compensation other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than 5%;

●	take any action to accelerate the payment or vesting of any compensation or benefits;

●	make or rescind any material election relating to taxes, settle any material action or controversy relating to taxes, file any material amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, except as required by applicable law or in compliance with GAAP ;

●	transfer or license to any person or otherwise materially modify or fail to preserve any intellectual property rights (excluding non-exclusive licenses to customers in the ordinary course of business consistent with past practice), or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

●	terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under any material contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	voluntarily terminate, materially modify, or fail to keep in force any insurance policies maintained for the benefit of the company, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the company’s outside auditors;

●	waive, assign, commence, settle or compromise any action, other than those involving only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate, or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the company’s latest financial statements provided to Grafiti;

●	close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any business organization or any material amount of assets outside the ordinary course of business consistent with past practice;

●	authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

●	voluntarily incur any liability or obligation in excess of $500,000 individually or $1,000,000 in the aggregate, other than pursuant to existing contracts and benefit plans, for transaction expenses under the Business Combination Agreement, or pursuant to the permitted financing;

●	pledge or encumber, or transfer or otherwise dispose of any portion of its properties, assets or rights in each case in excess of $500,000 in the aggregate;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

●	accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice; or

●	enter into, amend, or terminate (other than terminations in accordance with their terms) any transaction with (i) any of the company’s affiliates; (ii) any officer, director, manager, employee, trustee or beneficiary of the company or any of its affiliates; or (iii) any immediate family member of any of the foregoing (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice).

Grafiti has agreed that during the Interim Period, it will not, without the consent of Damon or otherwise expressed permitted by the Business Combination Agreement, the Separation Agreement or any ancillary documents:

●	amend its organizational documents of Inpixon Limited, expect as required by applicable law;

●	other than equity award grants granted to management of Grafiti or its affiliates which will be included in Grafiti’s fully diluted shares at the Effective Time, as applicable, authorize for issuance or issue any equity securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution in respect of its equity interests, or repurchase any of its securities except in accordance with existing employee agreements in connection with termination of service;

●	other than any permitted financing as described above, incur indebtedness in excess of $250,000 individually or $750,000 in the aggregate;

●	solely with respect tax matters or that will otherwise have a material adverse effect on Grafiti, make or rescind any material election relating to taxes, settle any material action or controversy relating to taxes, file any material amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, except as required by applicable law or in compliance with GAAP ;

●	terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under any material contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to keep in force any insurance policies maintained for the benefit of the company, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

●	waive, assign, commence, settle or compromise any action, other than those involving only the payment of monetary damages not in excess of $125,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the company’s latest financial statements provided to Damon;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any business organization or any material amount of assets outside the ordinary course of business consistent with past practice;

●	authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

●	voluntarily incur any liability or obligation in excess of $125,000 individually or $250,000 in the aggregate, other than pursuant to existing contracts or for transaction expenses under the Business Combination Agreement;

●	enter into any agreement, understanding or arrangement with respect to the voting of the Grafiti common shares; or

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement.

Other Covenants and Agreements

Additionally, the parties to the Business Combination Agreement have agreed to be bound by covenants including:

(i) Grafiti shall promptly prepare and file with the SEC a registration statement under the Securities Act or the Exchange Act (the “Registration Statement”) to register the Grafiti common shares to be distributed in the Distribution;

(ii) Within 30 days after the execution date of the Business Combination Agreement, Damon shall obtain executed Support Agreements (as defined below) from a sufficient number of Damon securityholders to approve the Business Combination, and in addition to the Damon Insider Lock-up Agreements obtain executed lock-up agreements (“Lock-up Agreements”) from Damon securityholders holding at least 95% of Damon’s fully diluted shares, excluding holders of Company notes issued in the June 2023 Note Offering (as defined below); (iii) Grafiti shall apply substantially the same lock-up terms to Grafiti common shares issued in the Distribution as those contained in the Lock-up Agreements by incorporating such terms in its organization documents or through another mechanism; (iv) Damon shall hold a meeting of Damon securities holders to vote on the matters necessary for the Business Combination under the Court-supervised Plan of Arrangement, (v) the parties shall work together to, prior to filing the Registration Statement, establish the terms for an equity incentive plan providing for the issuance of equity securities of Grafiti following the Effective Time (the “Incentive Plan”), and (vi) to establish the terms of consulting agreements with certain Grafiti management members who will provide transition services to the combined company (the “Consulting Agreements”).

Regulatory Approvals

The Business Combination Agreement provides that each of the parties to the Business Combination Agreement will use reasonable best efforts to obtain all necessary actions, waivers, consents and approvals from any governmental authority, and to take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action by, any governmental authority. This includes making all necessary filings and defending or contesting all actions or proceedings (subject to certain limitations). The Business Combination between Grafiti and Damon is subject to approval of the Plan of Arrangement (which is included as an exhibit to the Business Combination Agreement) by the Supreme Court of British Columbia, or another applicable court, after a hearing upon the fairness of the terms and conditions of the Business Combination, for purposes of compliance with the exemption from registration provided by Section 3(a)(10) under the Securities Act, in connection with the issuance by Grafiti of the amalgamation consideration to Damon securityholders, and approval by Nasdaq to list the shares of the combined company.

Conditions to the Completion of the Business Combination

Each party’s obligation to complete the Business Combination is subject to the satisfaction or waiver by each of the parties, at or prior to the Closing, of various conditions, which include:

(i)	The approval of the matters required for completing the Business Combination by the Damon securityholders shall have been obtained;

(ii)	No governmental authority has enacted, issued or enforced any law or order that is then in effect and has the effect of making the Business Combination illegal or other prohibits the consummation of the Business Combination, and no law is in effect that makes the consummation of the Business Combination illegal or otherwise prohibits or enjoins Damon or Inpixon or its affiliates from consummating the Business Combination;

(iii)	The Registration Statement shall have become effective and the SEC has indicated that it has completed its review, and no stop or similar order shall be in effect with respect to the Registration Statement;

(iv)	The Grafiti common shares have been approved for listing on the Nasdaq and Grafiti has received all necessary approval for the initial listing and the combined company will be able to satisfy the Nasdaq initial listing requirements upon closing;

(v)	The interim and final orders issued by the Court approving the Business Combination shall have been obtained on terms consistent with the Business Combination Agreement;

(vi)	All applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated, if applicable, and the parties shall have obtained all the consents and approvals as may be necessary or required to consummate the Business Combination pursuant to the Competition Act (Canada) and the Investment Canada Act;

(vii)	Grafiti shall have received a receipt from the British Columbia Securities Commission in respect of the final non-offering prospectus filed with the British Columbia Securities Commission for Grafiti to become a reporting issuer in the Province of British Columbia after the Effective Time;

(viii)	Grafiti shall have adopted the Incentive Plan;

(ix)	Grafiti shall have entered into the Consulting Agreements; and

(xi)	Dissent rights shall not have been exercised with respect to Damon Shares representing more than 5% of votes attached to the issued and outstanding Damon Shares.

In addition, the obligations of Inpixon, Grafiti and Amalco Sub, on the one hand, and Damon, on the other hand, to close is subject to (xii) the other party having performed and complied in all material respects with the covenants required by the Business Combination Agreement to be performed by it as of or before Closing; (xiii) the delivery of customary bring-down conditions related to the accuracy of the other party’s certain specified representations and warranties in the Business Combination Agreement; and (xiv) the absence of any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party.

Damon’s obligation to consummate the Business Combination is also conditioned on the spin-off being completed in accordance with certain terms required in the Business Combination Agreement.

Termination; Reimbursement of Transaction Expenses and Termination Fee

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

(a) by the mutual written consent of Inpixon and Damon;

(b) by either of Inpixon or Damon if (1) the required Damon securityholder approval is not obtained, (2) any law is enacted to make the consummation of the Business Combination illegal, (3) the effective time of the Business Combination has not occurred on or before March 31, 2024, which may be extended by either party for 30 days, and thereafter by both parties for an additional 30 days (the “Outside Date”), unless the failure to effect the Business Combination by the Outside Date is due to the breach of the representation, or failure to perform its obligations set forth in the Business Combination Agreement, of the party seeking to terminate the Business Combination Agreement;

(c) by Damon, (1) if there has been a breach by Inpixon, Grafiti or Amalco Sub of any covenants or agreements contained in the Business Combination Agreement or certain specified representations and warranties, and such breach or inaccuracy has not been cured in time (so long as Damon is not then in material uncured breach of the Business Combination Agreement), or (2) if there has been a Parent Material Adverse Effect or Spinco Material Adverse Effect which is uncured in time (such terms as defined in the Business Combination Agreement); or

(d) Inpixon, (1) if there has been a breach by Damon of any covenants or agreements contained in the Business Combination Agreement or certain specified representations and warranties, and such breach or inaccuracy has not been cured in time (so long as Inpixon, Grafiti or Amalco Sub is not then in material uncured breach of the Business Combination Agreement), or (2) if there has been a Company Material Adverse Effect which is uncured in time (such term as defined in the Business Combination Agreement).

The Business Combination Agreement provides that, upon termination of the Business Combination Agreement,

●	if the Business Combination Agreement is terminated by Damon pursuant to (c) above, Inpixon and Grafiti shall pay Damon all reasonable and documented transaction expenses of the other up to $1 million;

●	if the Business Combination Agreement is terminated by Inpixon pursuant to (d) above, Damon shall pay Inpixon all reasonable and documented transaction expenses of the other up to $1 million; and

●	Damon shall pay Inpixon a termination fee of $2 million if the Business Combination Agreement is terminated pursuant to (b)(1), (b)(3) and (d) above.

Amendment

The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by all the parties.

Certain Other Transaction Documents

Certain additional agreements will be entered into in connection with the transactions contemplated by the Business Combination Agreement, including, among others:

●	Lock-Up Agreements by and between Grafiti, Damon and Damon securityholders who are insiders (each, a “Damon Insider Lock-up Agreement”), under which such Damon securityholders will agree to certain lock-up restrictions with respect to any Grafiti securities they acquire pursuant to the Business Combination Agreement for 180 days following the Closing.

●	Lock-Up Agreements by and between Grafiti, Damon and Damon securityholders who are not insiders (each, a “Damon Lock-up Agreement”), under which such Damon securityholders will agree to certain lock-up restrictions with respect to any Grafiti securities they acquire pursuant to the Business Combination Agreement for 180 days following the Closing, subject to the following release schedule: 20% at the Closing, 40% at 90 days following the Closing, and the remaining 40% at 180 days following the Closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold.

●	Securityholder Support Agreements by and among Inpixon, Grafiti, Damon and certain Damon securityholders (each, a “Support Agreement”), under which such Damon securityholders will agree, among other things, (i) approve the plan of arrangement and other transactions contemplated in the Business Combination Agreement, (ii) attend and ensure the presence of their voting securities at meetings or consent actions to establish a quorum, (iii) vote in favor of the plan of arrangement, adoption of the Business Combination Agreement, and any other matters required for the completion of the transactions, and (iv) vote against any proposals or actions that could impede, delay, or negatively affect the plan of arrangement and other transactions in the Business Combination Agreement, or breach any terms of the Business Combination Agreement.

The foregoing descriptions are not complete and are qualified in their entirety by reference to the Damon Insider Lock-up Agreement, the Damon Lock-up Agreement and the Support Agreement, which are filed as Exhibits 10.5, 10.6 and 10.4, respectively, to the Current Report on Form 8-K filed by Inpixon with the SEC on October 23, 2023 and incorporated herein by reference.

Tax Consequences to Grafiti and Grafiti Shareholders

Subject to the terms of the Business Combination Agreement, the Business Combination will be completed under the laws of British Columbia, Canada, by Canadian business entities. Inpixon stockholders and the Grafiti shareholders immediately prior to the Business Combination will not receive any common shares issued at the closing of the Business Combination. As a result, the Business Combination should not have any U.S. federal income tax consequences for impact on Inpixon, Grafiti, or any Inpixon stockholder or Grafiti shareholder immediately prior to the Business Combination.

Bridge Note Investment

Immediately following the execution of the Business Combination Agreement, Inpixon purchased a convertible note from Damon in an aggregate principal amount of $3 million (the “Bridge Note”) together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3 million. The Bridge Note has a 12% annual interest rate, payable on the maturity date, which is twelve months from June 16, 2023. The full principal balance and interest on the Bridge Note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”). The number of shares issued upon conversion due to a Public Company Event will equal the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on the date of a Public Company Event (or within ten trading days of a direct listing), if any, by (y) the lesser of the then applicable Conversion Price or Public Company Event Conversion Price, each as defined in the Bridge Note. The Bridge Note will contain customary covenants relating to Damon’s financials and operations.

In connection with purchasing the Bridge Note, Inpixon received a five-year warrant to purchase 1,096,321 Damon Common Shares in connection with the Bridge Note (“Bridge Note Warrant”) at an exercise price as defined in the Bridge Note Warrant, in each case subject to adjustments for dividends, splits and subsequent equity sales by Damon. The Bridge Note Warrant contains a cashless exercise option if the warrant shares are not covered by an effective registration statement within 180 days following the consummation of the Public Company Event, and also a full ratchet price protection feature.

If the Business Combination is consummated, the Bridge Note will be converted into Grafiti common shares upon consummation of the Business Combination and the Bridge Note Warrant will become exercisable for Grafiti common shares.

The foregoing descriptions are not complete and are qualified in their entirety by reference to the Securities Purchase Agreement, the Bridge Note and the Bridge Note Warrant, as applicable, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to the Current Report on Form 8-K filed by Inpixon with the SEC on October 23, 2023 and incorporated herein by reference.

BUSINESS of Damon

About Damon Motors

Damon Motors is a motorcycle manufacturing company that aims to transform the motorcycle industry by building a smart and technologically advanced motorcycle. Damon is developing the technology and investing in the capabilities to lead the industry transformation in the high-performance electric motorcycle market. With over 200 years of combined management and engineering experience across the team’s careers, and a commitment to low carbon personal mobility solutions, Damon is introducing existing enthusiasts to high-performance electric products while bringing new riders to the motorcycle community with first of its kind advances in zero emissions motorcycle performance, safety, connectivity and AI.

Founded in 2017, Damon Motors started reimagining the future of motorcycling by means of advanced safety design, electric vehicle powertrain technology and user experience. In 2019, Damon took its first alpha prototype motorcycles and safety systems into the field to test the concept. In 2021, Damon Motors expanded its operations and expertise with an R&D facility in San Rafael, California to accelerate the development and commercialization of its vehicles. Through core technology advancements, Damon’s electric motorcycles that began as prototypes are now in the advanced stages of product validation, on route to production.

Damon Motors was incorporated under the BCBCA on July 22, 2016 as Liive Video Solutions Inc. (“Liive Video Solutions”) On March 9, 2017, Liive Video Solutions changed its corporate name to “Damon Motors Inc.” Damon Motors’ head office is located at 704 Alexander Street, Vancouver, Canada and its registered and records office is located at 550 Burrard Street, Vancouver BC V6C 0A3, Vancouver, BC.

Damon’s Market

EV Growth Worldwide

Global electric car markets are seeing rapid growth as sales exceed 10 million units in 2022. A total of 16% of all new cars sold were electric in 2022, up from around 9% in 2021 and less than 5% in 2020. Three geographic markets dominated global sales. China was the frontrunner, accounting for around 60% of global electric car sales. More than half of the electric cars on roads worldwide are now in China and the country has already exceeded its 2025 target for new energy vehicle sales. In Europe, the second largest market, electric car sales increased by over 15% in 2022, meaning that more than one in every five cars sold was electric. Electric car sales in the United States – the third largest market – increased 55% in 2022, reaching a sales share of 8%. The rest of the world accounts for about 2%.

EV Growth in the North American and European Markets

In North America, the percentage of electric cars hit a new high in early 2022. During the first quarter of 2022, the number of EV registrations increased by a whopping 60%. But what makes this special was the EV segment grew despite the overall market crumbling. During the initial nine months of 2022, a total of 530,577 electric cars were sold in the US. These numbers are only for BEVs. The figures do not include plug-in HEV and Hybrid Electric Vehicles. Almost 65% of these percentage of electric cars were Tesla. As early as 2026, S&P Global Mobility expects the total of new EV models available to break 200 in the US market, as the ICE new model count continues a steady decline. In late 2027/early 2028, the total model count should be at its apex — with the number of options across all propulsion system designs approaching 650. The situation is expected to be similar in Europe. S&P Global Mobility forecasts that the three propulsion system designs — EV, hybrid, and ICE — will each account for between 29% and 36% of the market by the end of this decade. After that, EV share is expected to continue to grow while hybrid plateaus and then joins ICE in a continuous, but slow, decline.

Motorcycle Market Today

The global motorcycle industry is a $144B industry. There are more than 180M motorcycles and scooters produced per year, which exceeds the number of passenger cars and light trucks produced per year on a combined basis.

Damon’s strategy is to provide premium and high-technology electric motorcycle offerings for each highway-capable motorcycle segment, priced competitively with the other available options with the goal of becoming a leading motorcycle manufacturer with electric motorcycles that outperform comparable gas bikes.

The relevant electric vehicle markets for Damon Motors includes:

●	small and large scooters

●	light, medium and heavy motorcycles

●	small and large three-wheelers

Damon Motors’s current core capability lies in the light, medium and heavy motorcycle segments. In 2022, market sales in the light motorcycles totaled $32.1 billion and skewed towards the markets in Asia and Europe, while the sales of medium and heavy motorcycles totaled $11.2 billion, growing at a CAGR of 7.2% and concentrated in North America and Europe, where customers more often choose heavier models.

The North American market accounts for the majority of the market’s profits, whereas the majority of volume is accounted for in Southeast Asia, albeit with significantly lower margins than the North American market. That said, the average priced motorcycle purchased in Southeast Asia has risen above US$2,400, with the fastest growing segment now priced at US$3,000. This increase in price is driven mainly by the increasing middle-class incomes across a younger population age, where 1 out of every 2 people is now under the age of 40.

Competitive Landscape

The motorcycle market is highly competitive, and Damon Motors expects it will become even more so in the future. Currently, Damon Motors’ competition for its vehicles comes principally from manufacturers of motorcycles with internal combustion engines powered by gasoline, including in the premium and other segments of its business. Although Damon Motors intends to strategically enter the market in the premium electric vehicle segment, it similarly expects this segment will become more competitive in the future as additional competitors enter into it, both from established brands and new entrants from various regions of the globe.

Many of Damon Motors’ current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Damon Motors and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Based on publicly available information, a number of Damon Motors’ competitors already have displayed prototype electric motorcycles and have announced target availability and production timelines, while others have launched pilot programs or full commercial offerings in certain markets.

Notably, Damon Motors expects competition in its industry to intensify in the future, considering increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide motorcycle industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, fuel and energy economy, customer service (including breadth of service network) and financing terms. Damon Motors’ ability to successfully compete in the motorcycle industry will be fundamental to its future success in existing and new markets and its market share. There can be no assurance that Damon Motors will be able to compete successfully in the markets in which it operates. If Damon’s competitors introduce new models or services that successfully compete with or surpass the quality, price, performance or availability of Damon’s vehicles or services, it may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow it to generate attractive rates of return on its investment. Increased competition could result in lower vehicle unit sales, price reductions and revenue shortfalls, loss of customers and loss of market share, which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

Damon expects competition from two primary segments:

●	First, from leading traditional ICE-focused companies including BMW, Honda, Ducati and Triumph. These companies have the ability to scale manufacturing and leverage global distribution capabilities but do not currently offer a premium electric motorcycle in market. However, some of these companies are beginning to explore entering the electric motorcycle market, albeit typically they do so first with the lowest cost motorcycles and scooters, lower technological know-how required and reduced cannibalization of their high-margin products necessary to enter the bottom segments of the market.

●	Second, electric vehicle-focused companies including LiveWire, Zero and Energica that have product in market today. Damon’s focus is to provide higher performing motorcycles with enhanced safety features relative to these current products. Unlike LiveWire, which is majority owned by Harley Davidson, Zero and Energica have motorcycles in the market today but lack the global manufacturing and distribution capabilities of the major ICE players.

While Damon expects competition to grow as the market shifts to electric and more players begin to make serious investments, Damon believes it is well-positioned with its combination of commitment, capabilities and advanced technology to lead the growing electric motorcycle market.

Competitive Strengths

Early adopters desire electric motorcycles that deliver a superior riding experience and numerous performance and safety advantages. Data derived from information in connection with customer deposits for a potential purchase of a Damon motorcycle (each a “Reservation”) shows that the superiority of EV performance, Damon’s many novel innovations, its product design and its CoPilot and Shift features have attracted high-performance combustion motorcyclists at 39% of Reservation holders. Interestingly, 24% of Reservation holders are new riders, some without having yet obtained a motorcycle license, supporting that Damon is also filling unmet needs with the much broader base of non-motorcyclists in the western hemisphere. Of Damon’s Reservations, 55% are coming from motorcyclists who own much lower cost motorcycles – indicating that Damon is also drawing customers up from lower cost segments, similar to that of successful electric vehicle auto manufacturers. Damon’s Reservation holders are almost 20 years younger than the average American motorcyclist and earn more than double the average American income, which shows considerable potential to capture more young and diverse riders into the Damon Motors community.

For these and the following reasons, Damon Motors believes that it is well positioned to compete in the global marketplace for electric motorcycles:

●	Highly qualified and knowledgeable management team – Damon Motors has assembled a top team of innovative electric vehicle and ADAS safety system engineers and management team members with backgrounds spanning design, development and manufacturing who have developed a wide array of electric vehicles, from buses, to cars, motorcycles, VTOL’s and transport trucks across world class companies such as Apple, BMW, Daimler, Uber Elevate, and many others.

●	Best-in-class strategic partners and suppliers — Damon Motors’ world class strategic partners and suppliers, such as Continental, Fukuta, Brembo, Ohlins, Pirelli, Auteco Mobility, Indika Energy and many others, are among the leaders in their respective fields, and Damon Motors believes that such relationships will allow Damon Motors to successfully pursue a competitive position in the global electric motorcycle market.

●	Head start in the market – Damon Motors believes it has a significant competitive advantage stemming from the coordinated application of multiple new technologies. With more than $70MM invested to date, Damon’s products have advanced vehicle range and power at a reduced overall mass, and are developed to solve fundamental problems that motorcyclists frequently experience that have long been poorly addressed. These include: noise, emissions, range, safety, comfort and digital connectivity.

●	Patents and trade secrets – Damon Motors’ patent portfolio of 34 national and international parents awarded or filed and collection of trade secrets will further protect this new class of motorcycles. With more than 10 billion media impressions and 1200 original earned articles in 2022, as measured by unique visitors and reach based on BPA audited publications using databases such as Muckrack, Cision and Google Analytics, Damon Motors believes its technological competitive advantage is well infused into its brand, which will continue to provide a market advantage, even as heritage brands look on.

●	Direct to customer distribution - Unlike its competitors, Damon is one of a few motorcycle manufacturers selling direct to consumers. Selling over the internet, shipping direct and owning and eventually operating its own Damon Experience Centers is perhaps the most important sales and distribution advantage the company has over established players, allowing for high margin retention and a vital information feedback loop from its customers that goes straight into manufacturing and vehicle design, while also providing lower customer acquisition costs over time. The ability to sell motorcycles directly to consumers has shown to be viable in the electric car space; however, it is uncommon in motorcycles. Damon has enjoyed significant success with the direct sales model to date.

Products

Electric Motorcycles

Damon’s electric vehicles are developed with a set of proprietary design principles that elevate the brand, deliver differentiated riding experiences and bring emotion to electric propulsion. The initial product portfolio of motorcycle models will be built upon and utilize a single powertrain platform called HyperDrive™. As a patented, monocoque-constructed battery-chassis, HyperDrive houses a proprietary 150 kW, 6-phase liquid cooled IPM motor-gearbox and proprietary electronics. This platform approach establishes a capital-efficient path to grow the product line to meet a wide range of future segments and price points while also supporting a wide range of future motorcycle models and power sizes that share a majority of common parts. By using the frame of the battery as the motorcycle’s chassis, HyperDrive also achieves valuable weight and cost reduction advantages. With a maximum of 150 kW of power at its disposal, HyperDrive has been specifically designed to compete with the performance of market leaders in the high-performance motorcycle market, whether internal combustion or electric. Thanks to the energy modularity designed into it, HyperDrive-based motorcycles can be detuned in power and produced in variants with lower energy to support 500 – 1500cc power equivalent classes of motorcycles in both the North American and European markets, with price points ranging from $20,000 - $80,000.

The HyperDrive platform is contrasted by the smaller, less powerful and lower cost HyperLite platform, currently in its early design phase. HyperLite will be developed using a very similar design architecture as HyperDrive, enabling the production of a’ range of light weight, low to medium cost motorcycles and scooters with milder levels of horsepower that are more common in overseas and developing markets.  With these two platforms paired with Damon’s three patented cornerstone technologies, CoPilot™, Shift™ and its AI-enabled cloud, Damon’s long-term objective is to build a premium, high-tech, electric motorcycle company that rivals the largest incumbents in both profit and annual volume, by providing a technologically-enhanced riding experience that is not currently available from any other manufacturer.

CoPilot provides a novel rider assistance and warning system integrated into the motorcycle.  Shift allows the handlebars and foot pegs to mechatronically adjust on the fly, addressing issues of ergonomic comfort and allowing users to select different riding positions for changing conditions such as a lower, more aerodynamic position for highway use or a more upright position for urban use. Damon’s developing AI-enabled cloud collects environmental and situational data that, paired with over-the-air software updates, is intended to drives a continual loop of collision warning improvements, with an aim to further reduce accident probability over time.

The commercial production of Damon motorcycles is expected to commence after passing various internal and external tests and undergoing a self-certification process required for US-bound vehicle homologation. These tests include: the completion of Damon’s ride quality and long-term durability testing, completion of the Federal Communications Commision (FCC) Title 47 certification for the onboard charger, completion of UN 38.3 battery testing, completion of Damon’s internal battery testing, extreme temperature operation verification, brake testing per Federal Motor Vehicle Safety Standards (FMVSS), and an internal and external review of FMVSS compliance with Damon engineering subcontractor TUV of Germany who has been reviewing status and materials periodically throughout the development process. Regulatory compliance testing is scheduled to begin in early 2024. In addition to testing some components such as braking system parts, wheels, and lighting are required to be tested separately. In these cases, Damon has requested certificates of conformity or in some cases such as that of custom lighting has requested the manufacturing partner to separately test and provide certificates of conformity.

Damon is starting the product portfolio with the HyperSport, a halo product that sets the premium and high technology nature of the brand, which currently makes up 61% of Damon’s Reservations.  Damon plans to launch additional models made possible by reusing the same HyperDrive core vehicle chassis and powertrain system to address various market segmentation opportunities while reducing new product and platform development investments. Over time, Damon intends to launch additional, lower cost commuter motorcycles, offered with Damon’s advanced features such as CoPilot, Shift, and connectivity to further expand global appeal.

Damon’s strategy is to commercialize and refine costly new technology with a premium family of products in the ‘Hyper’ family of motorcycles for the western market first. This market allows Damon to establish the brand and command the highest margins while ramping up volume. For the large markets in India, Southeast Asia, Asia, Africa and South America, some of the key challenges include: price sensitivity, brand appeal, customer credit and financing options, import tax levies, trade tariffs and challenges relating to manufacturing as a foreign entity.

Building a successful western brand is the first step to addressing the brand awareness and reputation gap in emerging markets.

To address price sensitivities, a scaled down, smaller powertrain platform called HyperLite is planned to be introduced following the initial HyperDrive motorcycles. Using similar battery technology and a smaller multi-variant battery design as the HyperDrive platform, it will support several models that meet the needs of the 125cc to 400cc market segments in emerging markets such as India, SE Asia, Latin America and Africa. These vehicles are planned to be final assembled, distributed and sold by partners in market, such as Damon’s partnership with Auteco and Indika.

Damon’s Hyperlite-based vehicles intend to compete by offering enhanced safety features, technology, or performance. Coupled with cost competitive subscription plans proven in western markets, Damon intends to capture considerable market share by offering a low friction price model with exceptional safety, noise and emissions benefits.

One way to determine the size of an emerging market is by conducting early market validation and testing through online pre-sales campaigns, similar to how Damon has built its order book to date. This will be achieved by conducting early web-based marketing to establish appetite for the HyperLite platform.  This web-based marketing will be achieved with local language websites that link to sections of the main Damon website.  In addition, Damon will look for strategic business-to-business opportunities, such as sales to other motorcycle manufacturers, last mile and other delivery applications that would allow Damon to establish a beachhead in new regions.

Software and Connectivity

As software-defined vehicles, all of Damon’s cloud backend and control for Damon’s vehicle electronic control unit is an internal development. This approach helps Damon to ensure high compatibility and functionality, integrating critical electric vehicle systems and vehicle functions into one vehicle-cloud-to-vehicle proprietary system. This allows Damon to be responsive to changing consumer needs, to remotely update software and prioritize feature development identified through analysis of Damon’s data sets. This approach will apply to both its HyperLite and HyperDrive line of vehicles.

Damon’s cloud vision is to revolutionize the transportation landscape through its connected vehicle strategy, empowering end users with unrivaled vehicle optimization and supervision capabilities, supporting increasingly better efficiency, safety, and performance.

Damon’s CoPilot system interfaces with the rider via vibrating handlebars for forward collision warning, and via a proprietary 7” touchscreen display. The display includes integrated GPS, 4G-LTE, Bluetooth, high-speed video processing and 500 GB of onboard data storage. With its 1080P resolution, the display enables the following novel features to enhance rider awareness:

●	LED forward collision warning to complement the handlebar vibration-based warning;

●	LED blind spot warning;

●	a digital rearview of traffic behind the motorcyclist;

●	charging status via the ‘Dragon’ logo on the back side of the display; and

●	full system control of the motorcycle’s features and functions.

The Damon app is being developed to allow riders to interact with the electric motorcycle, providing location-based services, charging stations and vehicle control functions via an integrated user profile. Damon’s app remotely bridges the rider to the bike using built-in cellular connectivity and GPS, providing status, notifications, and alerts. In combination with the cloud system, the mobile app is planned to enable an ecosystem of services provided to Damon Motors riders.

Operations

Sources and Availability of Raw Materials

As a vehicle designer and manufacturer, Damon designs, develops and tests functional vehicle components such as the motor-gearbox, inverter, electronic control unit, rider display interface, battery pack, cooling system and more. It has also designed and developed the bodywork, and chassis system. These components are manufactured by world class suppliers such as Fukuta, Sinbon, Inventec and Wistron. Other specialized components such as brakes, suspension, ABS systems and tires are supplied by major brand names such as Brembo, Ohlins, Continental and Dunlop. All final components and subassemblies and shipped for hand assembly by Damon Motors staff. Damon does not procure any raw materials.

Distribution Methods

Damon Motors is positioned to modernize the way electric motorcycles are brought to market, combining online and in-person touchpoints to yield a superior customer experience with greater cost efficiency. With a meaningful gap between the pace at which vehicle retailing has evolved over the past two decades relative to other sectors, Damon believes there is tremendous upside potential for a model that incorporates direct-to-consumer online practices with pull-based vehicle assembly. This significantly lowers on-hand inventory costs, creates a continuous customer order backlog that generates ongoing demand and eliminates the ability for end customers to negotiate on price.

Most Damon customers begin their journey online, with many utilizing a mobile device interfacing via its mobile website or through the Damon Motors app. Damon is investing in digital development to bring those customers to a single front end to address the early stages of their journey and to continue through to purchase.

In North America and Europe, Damon Motors intends to offer interested customers the opportunity for a test ride before making a purchase. In addition, Damon Motors plans to open pop-up locations and brand installations to provide customers to interact with Damon products in key locations.

Beyond North America and Europe, Damon has agreed to a partnership with Auteco Mobility (“Auteco”), for the final assembly, distribution, and sales of Damon’s HyperLite, its lower-cost global electric motorcycle platform.

Damon’s agreement with Auteco is for the development of the Latin American Market, which also includes a provision for technology licensing. Damon intends to make a depopulated variant of its CoPilot technology to provide safety on lower cost vehicles. In its discussion with Auteco, they proposed installing CoPilot on all their bikes and providing the customers with the ability to unlock the safety features for an additional $10/month. The details of these and other licensing opportunities are still to be finalized, but there appears to be strong demand for Damon’s safety technology. For manufacturing, Damon Motors intends to work with Auteco on the assembly, distribution, and sales of Damon branded motorcycles into the LATAM countries that Auteco sells to.

In addition to Auteco, Damon has received a $5 million investment from, and established a strategic partnership with, Indika Energy for final assembly and distribution in Indonesia, with the ability to expand that partnership to all of Southeast Asia.

Intellectual Property

Damon’s intellectual property is a core asset and an important tool to drive value and differentiation in its products and services. Damon protects, uses and defends its intellectual property in support of its business objectives to increase return on investment, enhance competitive position, and create stockholder value. Through strategic and business assessments of its intellectual property, Damon relies on a combination of patents, trade secrets, copyrights, service marks, trademarks, domains, contractual terms and enforcement mechanisms across various international jurisdictions to establish and protect intellectual property related to its current and future business and operations.

As of June 30, 2023, Damon held 13 utility patents and 0 design patents, and had filed an additional 7 utility patent applications and 1 design patent applications in the U.S. Damon also held 7 patents and 6 patent applications that are foreign counterparts of some of its U.S. patents and patent applications with foreign patent offices. Damon does not view any individual patent as being material to its business. Subject to required payments of annuities or maintenance fees, U.S. design patents have a term of 15 years from the date of issuance, and U.S. utility patents have a term of 20 years from the priority application date. Accordingly, Damon’s U.S. patents that have already been issued will expire between 2037 and 2043. Damon’s foreign patents generally have similar expiration dates, but may vary from country to country, the duration being set according to the laws of the jurisdiction that issued the patent.

Damon’s trademarks, logos, domain names, and service marks are used to establish and maintain its reputation with its customers, and the goodwill associated with its business. As of June 30, 2023, Damon had 15 registered trademarks and had an additional 2 pending trademark applications with U.S. and foreign trademark offices. The duration of trademark registrations varies from country to country, but it is typically for ten years with unlimited ten-year renewal terms, subject to the payment of maintenance and renewal fees and the laws of the jurisdiction in which the trademark is registered.

Facilities

On September 1, 2021 Damon commenced its lease of its 15,707 square foot headquarters in Vancouver, British Columbia, Canada accommodating Damon’s sales and marketing, administrative, and some of the research and development teams. This facility provides office space, design studios, and numerous research and development labs and equipment.

The Company entered into a two year and four-month lease on September 12, 2022 for a facility in San Rafael, California, USA. The 18,110 square foot office, manufacturing and warehouse space houses part of Damon’s research and development group, including battery and powertrain development. The majority of this space is for research and development labs, prototype manufacturing, vehicle test and validation, and material storage. Damon’s intent is to ramp up and produce the initial volumes of motorcycles out of this location.

Employees

The Damon team consists of a total of 52 employees and contractors. Of the 52 employees, 44 are full-time employees, one part-time and one co-op employee, 4 contractors, and 2 on leave of absence. By location, 39 team members are based in Canada, 9 in the USA, and 4 are based in France, Germany, and Columbia. None of its employees are members of any unions.

United States Regulatory Overview

NHTSA Safety and Self-Certification Obligations

As a manufacturer of electric vehicles, Damon’s electric vehicles are subject to, and must comply with, numerous regulatory requirements established by National Highway Traffic Safety Administration (“NHTSA”), including all applicable United States Federal Motor Vehicle Safety Standards (“Safety Standards”). As set forth by the National Traffic and Motor Vehicle Safety Act, Damon must certify that its electric vehicles meet all applicable Safety Standards. At the time of production, Damon intends for its motorcycles to be fully compliant with all such Safety Standards without the need for any exemptions.

Damon is also required to comply with, or demonstrate exemptions from, other requirements of federal laws administered by NHTSA, including the consumer information labeling and owner’s manual requirements and various reporting requirements, such as “early warning” reports regarding warranty claims and field incidents, death and injury reports, foreign recall reports and safety defects reports. In addition, Damon’s products are also subject to certain laws and regulations that have been enacted or proposed, e.g., “Right to Repair,” laws, that could require Damon to provide third-party access to its network and/or vehicle systems.

EPA Certificate of Conformity

The Clean Air Act requires that Damon obtain an Environmental Protection Agency-issued Certificate of Conformity with respect to emissions from its electric vehicles and include labeling providing consumer information such as miles per gallon of gas-equivalent ratings and maximum range on a single charge. The Certificate of Conformity is required each model year for electric vehicles sold in states covered by the Clean Air Act’s standards and is also required each model year for vehicles sold in states that have sought and received a waiver from the Environmental Protection Agency to utilize California standards.

Battery Safety and Testing

Damon’s battery packs are tested in accordance with industry safety standards, including selected tests specified in the SAE J2464 and J2929 standards as well as tests defined by other standards and regulatory bodies and Damon’s own internal safety and quality tests. These tests evaluate battery function and performance as well as resilience to conditions including immersion, humidity, fire and other potential hazards. Damon is still in the process of testing the vehicle battery pack. Testing has taken place at a battery cell and submodule level with the next phase planned for battery module and full pack abuse testing.

United States Environmental, Health and Safety Regulations

Hazardous Substances.

Damon is subject to regulations governing the proper handling, storage, transportation and disposal of products containing hazardous substances. Transportation of its battery packs (and of equipment containing them) is governed by regulations that address risks posed during different modes of transport (e.g.¸ air, rail, ground, ocean). Governing transportation regulations in the U.S., issued by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), are based on the United Nations (“UN”) Recommendations and Model Regulations on the Transport of Dangerous Goods as well as related UN Manual Tests and Criteria. Damon plans to test our battery pack against the applicable UN Manual tests for its production battery packs, and the test results demonstrate Damon’s compliance with the PHMSA regulations in the following phases of industrialization.

Damon currently uses transition metal oxide cells in its high-voltage battery packs. Damon battery packs include certain packaging materials that contain trace amounts of hazardous chemicals whose use, storage and disposal is regulated under U.S. federal law. As a result, Damon’s battery packs are subject to federal and state environmental laws and regulations that govern the handling and disposal of waste, including, in some instances, the remanufacture, recycling and disposal of hazardous waste.

The laws governing hazardous substances and hazardous waste also may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. In the course of ordinary operations, Damon, directly and through third parties and contractors, may handle hazardous substances within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act and similar U.S. federal and state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites at which any such hazardous substances have been released into the environment.

United States Manufacturer and Dealer Regulation

State laws regulate the manufacture, distribution, sale, and service (including delivery) of motorcycles, and generally require vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to customers in the state. Some states, however, do not permit motorcycle manufacturers to be licensed as dealers or to act in the capacity of a dealer. To sell vehicles directly to residents of these states, Damon must conduct the sale out of state over the internet or telephonically.

In addition, certain states and territories require service facilities to be available for vehicles sold in the state or territory, which may be interpreted to require service facilities to be available for vehicles sold over the internet or telephonically to residents of the state or territory. Puerto Rico, for example, is one such jurisdiction. Such laws could limit Damon’s ability to sell vehicles in states where Damon either does not maintain service facilities or where Damon does not have retail partners licensed to act as dealers who maintain service facilities within these states.

Damon believes that, as a matter of interstate commerce, it may sell an electric vehicle to any consumer in any state in the United States from a Damon retail partner that is duly licensed as a dealer by a state in the United States. That customer may contact a licensed Damon retail partner through the internet, by telephone or visiting the location directly. However, states that prohibit direct sales also restrict traditional sales activities. Accordingly, in order to test drive an electric vehicle or have an in-person discussion with a Damon salesperson regarding issues such as price, financing, trade-ins, options or similar purchase-related topics, a consumer residing in a direct sales-prohibited state would be required to either contact Damon through electronic means (e.g., Internet or telephone) or by traveling out of their home state to visit a licensed Damon retail partner in another state. With respect to service, vehicle manufacturers are prohibited from providing warranty service from an established location within several states. Service for customers residing in those states may in the future be provided by a mobile unit dispatched from a licensed service location in a nearby state where warranty service is allowed or by that customer driving their Damon Motors vehicle (or having it towed) to a state which allows Damon or a licensed Damon retail partner to have a physical service location and perform warranty service activities.

Data Privacy and Cybersecurity Laws and Regulations

Damon’s business collects, uses, handles, stores, receives, transmits and otherwise processes different types of information about a range of individuals, including its customers, riders of its electric vehicles, website visitors, users of its mobile application, its employees and job applicants, and employees of companies it does business with (such as vendors and suppliers). As a result, Damon is and may become subject to existing and emerging federal, state, local and international laws and regulations related to the privacy, security and protection of such information.

The following is an overview of the legal and regulatory framework by jurisdiction that the Company may be subject to.

United States

Within the United States there are numerous data privacy and cybersecurity laws and regulations that the Company may be subject to. Example of these laws and regulations include the Federal Trade Commission (FTC) Act, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the CAN-SPAM Act, California Consumer Privacy Act (CCPA), the California Privacy Rights Act (CPRA), the Virginia Consumer Data Protection Act (VCDPA), the Colorado Privacy Act (CPA), the Connecticut Data Privacy Rights Act (CTDPA) and the Utah Consumer Privacy Act (UCPA).

In the United States, while there is not a single generally applicable federal law governing the processing of personal information, there are federal laws that apply to the processing of certain types of information, or the processing of personal information by certain types of entities, and the Federal Trade Commission and state attorneys general may bring enforcement actions against companies that engage in processing of personal information in a manner that constitutes an “unfair” or “deceptive” trade practice.

In addition, certain states have enacted laws relating to data privacy and the processing of information about residents in those states. The CCPA, which went into effect on January 1, 2020 and applies to Damon’s business, imposes obligations and restrictions on businesses that handle personal information of California residents and provides new and enhanced data privacy rights to California residents, including the right to know, the right to delete and the right to opt out of the sale of personal information as well as additional protections for minors. Certain requirements in the CCPA remain uncertain due to ambiguities in the drafting of or incomplete guidance. Adding to the uncertainty, in November 2020, California voters also passed the CPRA, which amends and expands upon the CCPA, imposes additional obligations and sets forth additional privacy rights for California residents. Additional states, Virginia, Colorado, Connecticut and Utah, also recently enacted comprehensive data privacy laws. Virginia passed the VCDPA, Colorado passed the CPA, Connecticut passed the CTDPA and Utah passed the UCPA. The CPRA and VCDPA become effective on January 1, 2023, the CPA and CTDPA become effective on July 1, 2023 and the UCPA becomes effective on December 31, 2023. There are currently draft CPRA regulations and draft CPA rules that, when passed, will supplement the CPRA and CPA. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the Internet, may be applicable to Damon’s business, such as the TCPA, the CAN-SPAM Act and similar state and federal consumer protection laws. Damon is also subject to certain laws and regulations that have been enacted or proposed, such as “Right to Repair” laws, that could require it to provide third-party access to its network and/or vehicle systems.

European Union and the United Kingdom

By expanding into Europe and the United Kingdom, Damon will also become subject to laws, regulations and standards covering data protection and marketing and advertising, including the EU General Data Protection Regulation (GDPR) and the United Kingdom data protection regime, consisting primarily of the UK General Data Protection Regulation and the UK Data Protection Act (together referred to as the UK GDPR). The GDPR and UK GDPR regulate the processing of data relating to an identifiable individual (personal data) and impose stringent data protection requirements on organizations with significant penalties for noncompliance. The European Data Protection Board has also released data guidelines for connected vehicles, and the upcoming ePrivacy Regulation is in its final stages.

Damon prioritizes the trust of its customers and employees and places great emphasis on systems and product security, cybersecurity, and privacy. To earn this trust and comply with the above legal and regulatory framework, Damon is adopting and appls a variety of technical and organizational security measures, procedures, and protocols designed to protect its systems, products and data, in accordance with the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework.

Utilizing the NIST Cybersecurity Framework, Damon has instituted a cybersecurity program designed to address the evolving cyber-threat landscape. This includes a company-wide risk management structure with capabilities to assess direct and indirect vendors and an enterprise Secure Software Development Lifecycle to ensure that Damon reduces its attack surface by remediating vulnerabilities in the development process itself. Additionally, Damon’s identity and access management procedures and controls are consistent with the NIST Cybersecurity Framework, including measures to validate and authenticate the identity of its corporate users.

Damon maintains a vulnerability management program that includes periodic scans designed to identify security vulnerabilities and implement remediations for potential customer-impacting issues that are found. In addition, Damon conducts penetration tests, receives threat intelligence, follows incident response procedures, and remediates vulnerabilities according to severity and risk. Further, seeking to implement effective management, control, and protection, Damon has established a centralized, organization-wide view of information assets.

Damon’s cloud security program seeks to enable secure cloud architecture deployments and extend security capabilities to the edge of Damon’s network where it interacts with customers. Damon works to increase cybersecurity awareness throughout its organization through education. Damon’s cloud-hosted website and mobile application software services are developed using industry-standard SecDevOps practices and are rigorously tested before deployment. Damon’s product software plan to utilize a zero-trust approach that employs signed certificates, encryption keys, authentication schemes, and cryptography algorithms, and Damon has deployed these measures as appropriate as part of its efforts to secure products’ communications and data transfers, vehicles and their components, including firmware over-the-air (“FOTA”) updates. Additionally, Damon utilizes pre-condition checks, sequence and dependency execution, failure detection, and rollback and recovery when performing updates during the FOTA process.

Damon has also commenced a corporate-wide data privacy program with dedicated cross-functional resources. The objective of Damon’s data privacy program is to facilitate beneficial uses of data to improve its products and services while preserving its customers’ privacy expectations and complying with applicable law. Global data privacy laws and practices are continually evolving, and will continue to guide the operational design, controls, procedures, and policies for Damon’s program. Damon’s strategy accounts for increased risk as its business scales by addressing appropriate security and access controls for customer and employee information. A core tenet of Damon’s privacy program is to implement privacy-by-design principles in both software and hardware development throughout the organization. Damon’s privacy program will continue to evolve and adapt, utilizing industry practices and tailored risk management frameworks, to allow for close collaboration across the organization, particularly between Damon’s information technology and legal functions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to our common stock being distributed as contemplated hereby. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, we refer you to the registration statement including the exhibits and schedules filed therewith. Statements contained in this information statement as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

In connection with the spin-off, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Upon completion of the spin-off, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this information statement as an inactive textual reference only. The information found on our website is not part of this information statement or any report filed with or furnished to the SEC.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Grafiti has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Inpixon

Opinion on the Financial Statements

We have audited the accompanying carve-out balance sheets of Inpixon Limited (the “Company”) as of June 30, 2023, 2022 and 2021, the related carve-out statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows for each of the three years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2012.

New York NY

November 13, 2023

INPIXON LIMITED

CARVE-OUT BALANCE SHEETS

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Assets
Current Assets
Cash	$264,244	$170,166	$164,467
Accounts receivable, net	94,838	68,437	54,204
Prepaid expenses and other current assets	1,989	1,385	6,784
Total Current Assets	361,071	239,988	225,455

Property and equipment, net	216	1,447	3,013
Operating lease right-of-use asset, net	—	—	8,620
Other assets	251	4,650	4,354
Total Assets	$361,538	$246,085	$241,442

Liabilities and Stockholder’s Equity

Liabilities
Accounts payable	$447	$3,041	$5,918
Accrued liabilities	72,068	37,758	61,925
Operating lease obligation, current	—	—	8,707
Deferred revenue	86,635	96,303	165,138
Total Liabilities	159,150	137,102	241,688

Commitments and Contingencies

Stockholder’s Equity
Common Stock - £1.00 per share par value, 2 shares authorized, issued and outstanding as of June 30, 2023, June 30, 2022 and June 30, 2021	2	2	2
Additional paid-in capital	611,970	445,499	268,446
Accumulated other comprehensive (loss) gain	(3,015)	(3,777)	180
Accumulated deficit	(406,569)	(332,741)	(268,874)

Total Stockholder’s Equity (Deficit)	202,388	108,983	(246)

Total Liabilities and Stockholder’s Equity	$361,538	$246,085	$241,442

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2023	2022	2021
Revenues	$391,848	$456,076	$252,129

Cost of Revenues	95,220	95,499	95,787

Gross Profit	296,628	360,577	156,342

Operating Expenses
Sales and marketing	196,907	229,450	224,949
General and administrative	173,550	194,994	200,267

Total Operating Expenses	370,457	424,444	425,216

Net Loss, before benefit (provision) for income taxes	(73,829)	(63,867)	(268,874)
Income tax benefit (provision)	—	—	—
Net Loss	$(73,829)	$(63,867)	$(268,874)

Net Loss Per Share - Basic and Diluted	$(36,915)	$(31,934)	$(134,437)

Weighted Average Shares Outstanding
Basic and Diluted	2	2	2

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF COMPREHENSIVE LOSS

	For the Years Ended June 30,
	2023	2022	2021
Net Loss	$(73,829)	$(63,867)	$(268,874)
Unrealized foreign exchange gain (loss) from cumulative translation adjustments	762	(3,957)	180

Comprehensive Loss	$(73,067)	$(67,824)	$(268,694)

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholder’s (Deficit)
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity
Balance - July 1, 2020	—	$—	$—	$—	$—	$—
Common shares issued to parent	2	2	—	—	—	2
Net investments from Parent	—	—	268,446	—	—	268,446
Cumulative translation adjustment	—	—	—	180	—	180
Net loss	—	—	—	—	(268,874)	(268,874)
Balance - June 30, 2021	2	$2	$268,446	$180	$(268,874)	$(246)
Net investments from Parent	—	—	177,053	—	—	177,053
Cumulative translation adjustment	—	—	—	(3,957)	—	(3,957)
Net loss	—	—	—		(63,867)	(63,867)
Balance - June 30, 2022	2	2	445,499	(3,777)	(332,741)	108,983
Net investments from Parent	—	—	166,471	—	—	166,471
Cumulative translation adjustment	—	—	—	762	—	762
Net loss	—	—	—	—	(73,829)	(73,829)
Balance - June 30, 2023	2	$2	$611,970	$(3,015)	$(406,570)	$202,387

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended June 30,
	2023	2022	2021
Cash Flows Used in Operating Activities
Net loss	$(73,829)	$(63,867)	$(268,874)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,246	1,319	1,132
Amortization of right-of-use asset	—	8,176	24,956

Changes in operating assets and liabilities:
Accounts receivable	(22,768)	(21,372)	(52,981)
Prepaid expenses and other current assets	(528)	4,962	(6,631)
Other assets	4,430	(816)	(4,256)
Accounts payable	(2,625)	(2,379)	5,785
Accrued liabilities	31,607	(18,368)	60,505
Deferred revenue	(13,149)	(54,209)	161,412
Operating lease obligation	—	(8,259)	(24,871)

Net Cash Used in Operating Activities	(75,616)	(154,813)	(103,823)

Cash Flows Used in Investing Activities
Purchase of property and equipment	—	—	(4,077)

Net Cash Used in Investing Activities	—	—	(4,077)

Cash From Financing Activities
Common shares issued to parent	—	—	2
Net investments from parent	166,471	177,053	268,446

Net Cash Provided By Financing Activities	166,471	177,053	268,448

Effect of Foreign Exchange Rate on Changes on Cash	3,223	(16,541)	3,919

Net Increase in Cash	94,078	5,699	164,467

Cash - Beginning of year	170,166	164,467	—

Cash - End of year	$264,244	$170,166	$164,467

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

Non-cash investing and financing activities
Right-of-use asset obtained in exchange for lease liability	$—	$—	$34,152

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 1 - Organization and Nature of Business

Inpixon Limited (collectively the “Company,” “we,” “us” or “our”) was incorporated in England and Wales on May 13, 2020. The Company provides specialized scientific software products and services for the environmental sciences, life sciences, behavioral sciences, medical research and engineering domains. The Company provides effective solutions to the scientific and engineering community to compress the time intensive process of data analysis and presentation, thus enhancing productivity. Users of the Company’s products include government organizations, academic institutions and leading corporations. The Company’s headquarters are located in Slough, United Kingdom, and operations for the Company are primarily performed in the United Kingdom. The Company is a wholly-owned subsidiary of Inpixon, (the “Parent”). Inpixon is a United States based entity that trades on the NASDAQ Stock Market under the ticker symbol INPX. The Company began operations on July 1, 2020.

The accompanying carve-out financial statements of Inpixon Limited, show the historical carve-out financial position, results of operations, changes in net investment and cash flows of the Company. These carve-out financial statements have been derived from the accounting records of Inpixon Limited on a carveout basis and should be read in conjunction with the accompanying notes thereto. These carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in our financial statements include an allocation for certain corporate and shared service functions. See Note 8 for further additional information regarding related party transactions.

Management believes the assumptions underlying our carve-out financial statements are reasonable. Nevertheless, our carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 2 - Summary of Significant Accounting Policies

Liquidity

As of June 30, 2023, the Company has working capital of approximately $201,921 and cash of approximately $264,244. For the year ended June 30, 2023, the Company incurred a net loss attributable to common stockholders of approximately $73,829 and net cash used in operating activities during the year ended June 30, 2023 was $75,616. As part of Inpixon (“Parent”) group of companies, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through Additional Paid-in Capital account within Stockholder’s Equity Accordingly, none of the Parent’s cash, cash equivalents, or debt at the corporate level have been assigned to the Company in the carve-out financial statements. Stockholder’s equity represents the Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying carve-out financial statements. The income statement of the Company includes revenues and expenses that are specifically identifiable to the Company plus certain allocated corporate overhead or other shared costs based on methodologies that management deems appropriate for the nature of the cost.

Risks and Uncertainties

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, the Company supplemented the revenues earned with funding from our Parent. The business has been impacted by COVID in the past and may continue to be impacted in the future. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern however with the Company’s current liquidity position the company has taken steps to reduce operating expenses and extend its runway. This along with the support of Parent, the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date these carve-out financials statements were made issued.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets;

Cash

Cash consist of savings and checking accounts.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. After reviewing the collectability of the receivables the Company’s allowance for credit losses was not material as of June 30, 2023, 2022 or 2021.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which is 3 years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Leases and Right-of-Use Assets

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year. The Company had a lease from July 2020 to October 2021 where it recognized lease assets and liabilities. The Company notes that all long-term operating leases were fully amortized as of June 30, 2023 and 2022. All leases as of June 30, 2023 and 2022 were considered short-term in nature.

Income Taxes

The Company accounts for income taxes using the separate return method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is enacted. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Foreign Currency Translation

Assets and liabilities related to the Company’s foreign operations are calculated using the British Pound, the Company’s functional currency, and are translated to the U.S. Dollar, the Company’s reporting currency, at end-of-period exchange rates. The Company’s related revenues and expenses are translated from the British Pound to U.S. Dollar at average exchange rates prevailing during the period. Translation adjustments are recorded as a separate component of stockholder’s equity, totaling a gain/(loss) of approximately $762, $(3,957), and $180 for the years ended June 30, 2023, 2022, and 2021 respectively. Gains or losses resulting from transactions denominated in foreign currencies are included in general and administrative expenses in the statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the British Pound. Aggregate foreign currency net transaction losses were not material for the years ended June 30, 2023, 2022 and 2021.

Comprehensive Loss

The Company reports comprehensive loss and its components in its financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments affecting parent’s net investment that, under GAAP, are excluded from net loss.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from the sale of software as a service.

License Revenue Recognition

The Company enters into contracts with its customers whereby it grants a non-exclusive license for the use of its proprietary software. The contracts provide for either (i) a one year stated term with a one year renewal option, (ii) a perpetual term or (iii) a two year term for students with the option to upgrade to a perpetual license at the end of the term. The contracts may also provide for yearly on-going maintenance services for a specified price, which includes maintenance services, designated support, and enhancements, upgrades and improvements to the software (the “Maintenance Services”), depending on the contract. Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a good or service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. A software arrangement that is provided through an access code or key represents the transfer of a good. Licenses for on-premises software represents a good and provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized upfront at the point in time when the software is made available to the customer.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. Therefore, the Company recognizes revenue resulting from renewal of licensed software at a point in time, specifically, at the beginning of the license renewal period.

The Company recognizes revenue related to Maintenance Services evenly over the service period using a time-based measure because the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $86,635, $96,303 and $165,138 as of June 30, 2023, 2022, and 2021, respectively, related to cash received in advance for product license and maintenance services to be performed in future periods. The fair value of the deferred revenue approximates the services to be rendered. The Company expects to satisfy its remaining performance obligations for these license and maintenance services, and recognize the deferred revenue and related contract costs over the next twelve months.

Costs to Obtain a Contract

The Company does not have a history of incurring incremental costs to obtain a contract with a customer, but if the Company incurs these costs in the future, the Company will recognize these costs as an asset that will be amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained, but before transferring goods or services to the customer. The Company has determined that these costs are immaterial. Therefore, the Company expenses the costs as they are incurred.

Multiple Performance Obligations

The Company does not have any contracts with multiple performance obligations.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Segments

The Company and its Chief Executive Officer (“CEO”), acting as the Chief Operating Decision Maker (“CODM”) determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred advertising costs, which are included in selling, general and administrative expenses of approximately $8,237, $18,510 and $1,277 during the years ended June 30, 2023, 2022, and 2021 respectively.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same.

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company has not recorded any impairment on long-lived assets during the years ended June 30, 2023, 2022, and 2021 respectively.

Recently Issued Accounting Standards Not Yet Adopted

The Company reviewed recently issued accounting pronouncements and concluded that they were not applicable to the carve-out financial statements.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 3 - Disaggregation of Revenue

Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software sales. The Company’s revenue from contracts with customers are mainly sourced from the United Kingdom, Switzerland, France, and Italy.

Revenues consisted of the following (in thousands):

	For the Years Ended June 30,
	2023	2022	2021
Recurring revenue	$179,775	$268,121	$150,741
Non-recurring revenue	212,073	187,955	101,388
Total Revenue	391,848	456,076	252,129

	For the Years Ended June 30,
	2023	2022	2021
Revenue recognized at a point in time (1)	$212,073	$187,955	$101,388
Revenue recognized over time (2)	179,775	268,121	150,741
Total	$391,848	$456,076	$252,129

(1)	Software’s performance obligation is satisfied at a point in time where when they are shipped to the customer.

(2)	Performance obligation from software sales is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.

Note 4 - Property and Equipment, net

Property and equipment as of June 30, 2023, 2022 and 2021 consisted of the following (in thousands):

	As of June 30,
	2023	2022	2021
Computer and office equipment	$3,873	$3,720	4171
Less: accumulated depreciation and amortization	(3,657)	(2,273)	(1,158)
Total Property and Equipment, Net	$216	$1,447	$3,013

Depreciation and amortization expense were approximately $1,246, $1,319 and $1,132 for the years ended June 30, 2023, 2022 and 2021 respectively.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 5 - Accrued Liabilities

Accrued liabilities as of June 30, 2023, 2022 and 2021 consisted of the following (in thousands):

	As of June 30,
	2023	2022	2021
Accrued compensation and benefits	$20,112	$19,155	42,168
Accrued bonus and commissions	3,345	3,633	—
Accrued professional fees	31,585	—	—
Accrued rent	—	—	5,081
Accrued sales and other indirect taxes payable	17,026	14,971	14,676
	$72,068	$37,759	$61,925

Note 6 - Income Taxes

The domestic and foreign components of loss before income taxes for the years ended June 30, 2023, 2022 and 2021 are as follows:

	For the Years Ended June 30,
	2023	2022	2021
Domestic	$—	$—	$—
Foreign	(73,829)	(63,867)	(268,874)

Net Loss, before tax	$(73,829)	$(63,867)	$(268,874)

The income tax provision (benefit) for the years ended June 30, 2023, 2022 and 2021 consists of the following:

	For the Years Ended June 30,
	2023	2022	2021
Foreign
Deferred	$(13,195)	$(10,359)	$(51,086)
	(13,195)	(10,359)	(51,086)
Change in valuation allowance	13,195	10,359	51,086

Income Tax Benefit	$—	$—	$—

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended June 30, 2023, 2022 and 2021 is as follows:

	For the Years Ended June 30,
	2023	2022	2021
U.S. federal statutory rate	21.0%	21.0%	21.0%
US-Foreign income tax rate difference	(2.0)%	(2.0)%	(2.0)%
Other permanent items	(1.1)%	(2.8)%	—%
Change in valuation allowance	(17.9)%	(16.2)%	(19.0)%
Effective Rate	—%	—%	—%

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

As of June 30, 2023, 2022 and 2021, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	As of June 30,
	2023	2022	2021
Deferred Tax Asset
Net operating loss carryovers	$72,339	$56,353	$52,266

Total Deferred Tax Asset	72,339	56,353	52,266
Less: valuation allowance	(72,339)	(56,353)	(52,266)

Deferred Tax Asset, Net of Valuation Allowance	$—	$—	$—

As of June 30,
Deferred Tax Liabilities	2023	2022	2021
Other	—	—	—
Total deferred tax liabilities	—	—	—

Net Deferred Tax Asset (Liability)	$—	$—	$—

As of June 30, 2023, 2022 and 2021, Inpixon Limited, had approximately $380,733, $296,593 and $268,874 of UK NOL carryovers available to offset future taxable income, respectively. These NOLs do not expire. In the UK, there are limitations to the usage of prior losses after a change in ownership if either:

“(1)	the scale of activities was small before the change of ownership and a considerable revival of the trade follows the change or

(2)	within any five-year period beginning no more than three years before the change in ownership there is a major change in the nature or conduct of the trade.”

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets with respect to Inpixon UK Ltd., therefore, established a full valuation allowance as of June 30, 2023, 2022 and 2021. As of June 30, 2023, 2022 and 2021, the change in valuation allowance was $15,986, $4,087 and $52,266, respectively.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United Kingdom. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the years ended June 30, 2023, 2022 and 2021.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of income tax expense. There were no amounts accrued for interest or penalties for the years ended June 30, 2023, 2022 and 2021. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in the UK and, in the normal course of business, its tax returns are subject to examination by taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by UK tax authorities beginning May 13, 2020. In general, the UK Revenue & Customs Authority may reassess taxes four years from the date of filing. The tax years that remain open and subject to UK reassessment are 2020 – 2022.

Note 7 - Credit Risk, Concentrations, and Segment Reporting

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions in the UK. Cash in UK financial institutions as of June 30, 2023, 2022 and 2021 was $264,244, $170,166, and $164,467 respectively. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

During the year ended June 30, 2023 the Company had one customer that accounted for 16% of revenues. During the years ended June 30, 2022 and 2021, the Company did not have any customers that accounted for over 10% of revenues.

As of June 30, 2023, one customer represented approximately 63% of total accounts receivable. As of June 30, 2022, one customer represented approximately 28% of total accounts receivable and another customer represented approximately 26% of total accounts receivable. As of June 30, 2021, one customer represented approximately 39% of total accounts receivable and another customer represented approximately 11% of total accounts receivable.

As of June 30, 2023, 2022 and 2021, the majority of cost of goods sold was related to related party expenses as discussed in Note 8. Therefore, there are no significant concentrations of purchases or accounts payable.

Note 8 - Related Party Transactions

The Company regularly incurs expenses that are paid for by the Parent. The expenses incurred that are settled by the Parent consist of salaries and benefits to certain employees of the Parent that provide services for the Company. The Parent allocates expenses to the Company based on the estimated time spent by each Parent employee. In addition, the Company records cost of sales for the purchase of the Parent’s software. The Company recorded adjustments to these carve-out financial statements to record cost of sales at market value based on the price the Parent would charge third parties for the purchase of the Parent’s software with industry consistent margins. The Company determined that these amounts owed to the Parent will not be settled in cash or other assets, but instead will be settled through equity. The Company has recorded these amounts as a change in stockholder’s equity of $166,471, $177,053, and $268,446 for the year ended June 30, 2023, 2022 and 2021, respectively. The Company notes that the entire cost of sales amount in the carve-out statement of operations are expenses incurred that are paid for by the Parent.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 9 - Leases

The Company has an operating lease for administrative offices in the United Kingdom. The Company notes that the Slough, United Kingdom office lease’s term ended during the year ended June 30, 2022.

Right-of-use assets is summarized below (in thousands):

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Slough, United Kingdom Office	$—	$—	$34,152
Less accumulated amortization	—	—	(25,532)
Right-of-use asset, net	$—	$—	$8,620

Lease expense for operating leases recorded in the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in the statements of operations for the years ended June 30, 2023, 2022 and 2021 were $6,295, $26,789, and $27,717, respectively.

During the years ended June 30, 2022 and 2021, the Company recorded $8,508 and $26,303 each year as rent expense to the right-of-use assets.

The Company recognized $6,295, $18,281, and $1,414 in short-term rent and variable lease expense in the statements of operations for the years ended June 30, 2023, 2022 and 2021, respectively.

Lease liability is summarized below (in thousands):

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Total lease liability	$—	$—	$8,707
Less: short term portion	—	—	(8,707)
Long term portion	$—	$—	$—

Note 10 - Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. However, the performance of our Company’s business, financial position, and results of operations or cash flows may be affected by unfavorable resolution of any particular matter.

Note 11 - Subsequent Events

On October 23, 2023, Inpixon entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Grafiti Holding Inc., a British Columbia corporation and newly formed wholly-owned subsidiary of Inpixon (“Grafiti”), pursuant to which Inpixon plans to transfer to Grafiti all of the outstanding shares of the Company, such that the Company will become a wholly-owned subsidiary of Grafiti (the “Reorganization”). Following the Reorganization and subject to conditions in the Separation Agreement, Inpixon will spin off Grafiti (the “Spin-off”) by distributing to Inpixon stockholders and certain securities holders as of a record date to be determined (the “Participating Securityholders”) on a pro rata basis all of the outstanding common shares of Grafiti (the “Grafiti Common Shares”) owned by Inpixon (the “Distribution”), subject to certain lock-up restrictions and subject to registration of the Grafiti Common Shares pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), as further described below.

On October 23, 2023, Inpixon entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Inpixon, Damon Motors Inc., a British Columbia corporation (“Damon”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Business Combination”). The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti Common Shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti Common Shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Business Combination. Upon the consummation of the Business Combination (the “Closing”), both the Company and the Damon Surviving Corporation will be wholly-owned subsidiaries of Grafiti, which will adopt a new name as determined by Damon. Grafiti, after the Closing, is referred to herein as the “combined company.”

Holders of Grafiti Common Shares, including Participating Securityholders and management that hold Grafiti Common Shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon management.